                                                                       EXHIBIT B

                                                                   JUNE 27, 1994

[Alexander & Alexander Logo]

Dear Fellow Stockholder:

        At a special meeting called for July 15, 1994, stockholders will be asked to consider a proposed investment of $200 million in your Company by American International Group, Inc. ("AIG"), one of the largest and most successful insurance groups in the world.

        The proposed AIG investment is described in the attached proxy statement, which I invite you to review carefully. Stockholders are being asked to authorize the sale of convertible preferred stock to the AIG group, as well as the issuance of the underlying common stock. Stockholders are also being asked to amend the Company's charter to authorize the shares to be issued, including a related increase in the Company's authorized stock.


        YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE AIG INVESTMENT, AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSALS RELATING TO THAT INVESTMENT.



        The AIG investment, in my view, is an essential ingredient in restoring Alexander & Alexander to its leadership role in the industry, and is a key part of our plan to enhance long-term stock values. The investment helps your Company to achieve three key objectives:


                1. Increased capital. The $200 million to be invested by AIG provides your Company the capital it needs to invest in its core businesses, as well as to deal effectively with its contingent liabilities relating to discontinued or sold insurance underwriting operations. Significantly, the capital infusion does not involve a transfer of control. AIG is buying non-voting preferred stock, convertible into non-voting common stock, with certain exchange and conversion features that would limit AIG's ultimate holding of voting securities to no more than 9.9% of the Company's voting securities.

                2. Reduced insurance exposure. Your Company, over the past several years, has been adversely affected by its ongoing exposure to risks relating to discontinued insurance underwriting operations. Part of the proceeds from the AIG investment will be used to fund an insurance or reinsurance arrangement with respect to such discontinued operations, as described in the proxy statement.

                3. Resources for leadership. The additional capital and the reinsurance program will provide resources that we believe should enable our new Chairman, Chief Executive Officer and President, Mr. Frank G. Zarb, and our skilled, dedicated employees to succeed. Mr. Zarb is superbly qualified to lead in the task of building on Alexander & Alexander's strong franchise and enhancing earnings and value to stockholders.

        I urge you to vote FOR the proposals relating to the AIG investment.

        It is important that your shares be represented and voted at the meeting. Even if you plan to attend the meeting, please sign, date and mail promptly the enclosed proxy card in the enclosed postage-paid envelope. Please note that a failure to vote in effect constitutes a vote against the proposals related to the AIG investment. Accordingly, we urge you to take a moment now to sign, date and mail your proxy.

        On behalf of the Board of Directors, thank you for your cooperation and continued support.

                                      Sincerely,
                                      /s/ Robert E. Boni
                                      Dr. Robert E. Boni
                                      Chairman of the Executive Committee

                      ALEXANDER & ALEXANDER SERVICES INC.
                          1211 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10036

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                                 JULY 15, 1994
                               NEW YORK, NEW YORK


To the Stockholders of
  ALEXANDER & ALEXANDER SERVICES INC.:

        A Special Meeting of Stockholders of Alexander & Alexander Services Inc. (the "Company") has been called for Friday, July 15, 1994 at 11:00 a.m., local time, at The Equitable Center Auditorium, 787 Seventh Avenue (between 51st and 52nd Streets), New York, New York, to consider and act on two proposals (the "Investment Proposals") related to the Stock Purchase and Sale Agreement, dated as of June 6, 1994, between the Company and American International Group, Inc. ("AIG"), as it may be amended from time to time (the "Purchase Agreement"), a copy of which as presently in effect is attached as Appendix I to the enclosed Proxy Statement. The two Investment Proposals are summarized as follows:

            1. To approve the Purchase Agreement and the performance by the
               Company of all transactions and acts on the part of the Company contemplated pursuant to the Purchase Agreement, including the issuance and sale to AIG of shares of Series B Cumulative Convertible Preferred Stock, par value $1.00 per share ("Series B Preferred Stock"), of the Company and the issuance of shares of non-voting Class D Common Stock, par value $1.00 per share ("Class D Stock"), of the Company upon the conversion of shares of Series B Preferred Stock in accordance with their terms, and the issuance of shares of Common Stock in exchange for shares of Class D Stock or, in certain circumstances, conversion of Series B Preferred Stock (Proposal 1);

            2. To approve certain amendments (together, the "Charter
               Amendment") to the Company's charter to (i) increase the number of authorized shares of stock of the Company, (ii) establish the terms of the Class D Stock and (iii) effect other minor amendments as set forth in the proposed Articles of Amendment, a copy of which is attached as Appendix II to the enclosed Proxy Statement (Proposal 2).

        THE APPROVAL OF EACH INVESTMENT PROPOSAL IS CONTINGENT ON THE APPROVAL OF BOTH INVESTMENT PROPOSALS. UNLESS BOTH INVESTMENT PROPOSALS ARE APPROVED BY THE STOCKHOLDERS AT THE MEETING, NEITHER PROPOSAL WILL BE EFFECTED BY THE COMPANY. Under the rules of the New York Stock Exchange, approval of Proposal 1 requires the affirmative vote of a majority of the votes cast on the proposal provided that the total vote cast on the proposal represents more than 50 percent in interest of all securities entitled to vote on the matter. Under Maryland law, approval of Proposal 2 requires the affirmative vote of a majority of all the votes entitled to be cast on the proposal by the stockholders of the Company.

        Holders of record of shares of Common Stock, Class A Common Stock and Class C Common Stock of the Company at the close of business on June 27, 1994 are entitled to notice of and to vote at the meeting and any adjournments thereof.

                                          By order of the Board of Directors,
                                          Frank R. Wieczynski
                                          Secretary

June 27, 1994

        IF YOU DO NOT EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                              TABLE OF CONTENTS

PROXY STATEMENT..............................................................................................          1
INTRODUCTION.................................................................................................          1
VOTING SECURITIES AND PRINCIPAL HOLDERS......................................................................          1
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS..............................................................          2
SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS.......................................................          3
INVESTMENT PROPOSALS.........................................................................................          4
  Background of and Reasons for the Investment Proposals.....................................................          4
  Board of Directors' Recommendations........................................................................          7
  Opinion of Financial Advisor...............................................................................          8
  Use of Proceeds............................................................................................         10
  Source of Funds; Information Concerning AIG................................................................         11
  Certain Considerations.....................................................................................         11
PROPOSAL 1--THE PURCHASE AGREEMENT...........................................................................         13
  Purchase and Sale of Series B Preferred Stock..............................................................         13
  Terms of Series B Preferred Stock..........................................................................         13
  Terms of Class D Stock.....................................................................................         17
  AIG Standstill Provisions..................................................................................         18
  Registration Rights........................................................................................         19
  Non-Solicitation...........................................................................................         19
  Covenants..................................................................................................         19
  Conditions to Closing......................................................................................         21
  Termination................................................................................................         22
  Rights Agreement Amendment.................................................................................         22
  Required Vote..............................................................................................         22
PROPOSAL 2--CHARTER AMENDMENT................................................................................         23
  Increase of Authorized Stock...............................................................................         23
  Existing Anti-Takeover Provisions..........................................................................         24
  Terms of Series B Preferred Stock and Class D Common Stock.................................................         27
  Required Vote..............................................................................................         27
MISCELLANEOUS................................................................................................         27
STOCKHOLDER PROPOSALS FOR 1995 MEETING.......................................................................         27
OTHER MATTERS................................................................................................         28

APPENDIX I     --        Stock Purchase and Sale Agreement, dated as of June 6, 1994, between the Company and
                         American International Group, Inc.
APPENDIX II    --        Form of Articles of Amendment of the Charter of the Company
APPENDIX III   --        Form of Articles Supplementary Classifying 6,200,000 Shares of Preferred Stock as 8%
                         Series B Cumulative Convertible Preferred Stock of the Company
APPENDIX IV    --        Opinion of CS First Boston Corporation

                      ALEXANDER & ALEXANDER SERVICES INC.
                          1211 AVENUE OF THE AMERICAS
                           NEW YORK, NEW YORK 10036
                           ------------------------

                                PROXY STATEMENT
                        SPECIAL MEETING OF STOCKHOLDERS
                                 JULY 15, 1994

                           ------------------------

                                 INTRODUCTION

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Alexander & Alexander Services Inc. (the "Company") to be voted at a Special Meeting of Stockholders which will be held at The Equitable Center Auditorium, 787 Seventh Avenue, New York, New York at 11:00 a.m., local time, on Friday, July 15, 1994, and at any adjournments thereof (the "Special Meeting") for the purpose of submitting to a vote of the stockholders the proposals described in the attached Notice of Special Meeting (the "Investment Proposals").

        Shares represented by properly executed proxies received prior to or at the meeting, unless such proxies have been revoked, will be voted in accordance with the instructions indicated in the proxies. If no instructions are indicated on a properly executed proxy of the Company, the proxy will be voted in accordance with the recommendations of the Board of Directors.

        A stockholder may revoke a proxy at any time before it is exercised by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by voting in person at the Special Meeting. Any written notice revoking a proxy should be sent to the attention of Frank R. Wieczynski, Secretary, Alexander & Alexander Services Inc., 10461 Mill Run Circle, Owings Mills, Maryland 21117.

        This Proxy Statement and the accompanying form of proxy are being mailed to stockholders on or about June 27, 1994.

        If a stockholder is the beneficial owner of the Company's Class A Common Stock, a direction and proxy will be delivered to Montreal Trust Company, as trustee, in connection with the shares beneficially owned by said stockholder and held by the trustee. The trustee will vote the Class A Common Stock in accordance with the directions received from the beneficial owners.

        The cost of soliciting proxies will be borne by the Company. In addition to the solicitation by mail, proxies may be solicited by officers, directors and regular employees of the Company in person or by telephone, telegraph or facsimile. The Company has retained D.F. King & Co., Inc. to assist in the solicitation for a fee estimated at $20,000 plus reasonable expenses. The Company may also reimburse brokers, custodians, nominees and other fiduciaries for their reasonable expenses in forwarding proxy materials to principals.

                    VOTING SECURITIES AND PRINCIPAL HOLDERS
        Only holders of record of the Company's Common Stock, par value $1.00 ("Common Stock"), Class A Common Stock, par value $.00001 ("Class A Stock"), and Class C Common Stock, par value $1.00 ("Class C Stock"), at the close of business on June 27, 1994 (the "Record Date") are entitled to vote at the Special Meeting. As of the close of business on June 21, 1994, there were outstanding 41,037,453 shares of Common Stock, 2,409,600 shares of Class A Stock and 382,130 shares of Class C Stock. Such shares are each entitled to one vote.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        The following sets forth information as of June 2, 1994, regarding persons who, to the best of the Company's knowledge, beneficially own more than five percent of the outstanding shares of the Common Stock, Class A Stock or Class C Stock.

                                                                      PERCENTAGE                          PERCENT
                                                                      AND CLASS          NUMBER          OF TOTAL
              NAME AND ADDRESS OF STOCKHOLDER                          OF STOCK         OF SHARES      VOTING SHARES
- --------------------------------------------------------------   ------------------    -----------    ---------------
The Prudential Insurance Company of America(1)................          9.91%           4,039,500          9.27%
  Prudential Plaza                                                      Common
  Newark, NJ 07102-3777                                                 Stock
                                                                        13.79%            317,252             0%
                                                                       Series A
                                                                      Convertible
                                                                   Preferred Stock
Southeastern Asset Management, Inc.(1)........................          9.53%           3,886,470          8.92%
  Suite 301                                                             Common
  860 Ridgelake Boulevard                                               Stock
  Memphis, TN 38120
Delaware Management Company, Inc.(1)..........................          8.19%           3,337,700          7.66%
  1818 Market Street                                                    Common
  Philadelphia, PA 19103                                                Stock
Norwest Corporation(1)(2).....................................          7.25%           2,955,950          6.79%
  Norwest Center                                                        Common
  Sixth and Marquette                                                   Stock
  Minneapolis, MN 55479
Ontario Municipal Employees Retirement
  System(1)...................................................         55.89%           1,346,823          3.1%
  One University Avenue                                                Class A
  Suite 1100 Toronto, Canada M5J 2P1                                    Stock
Trustees of the Alexander & Alexander
  U.K. Voluntary Equity Scheme(1).............................         65.28%             249,980           .57%
  145 St. Vincent Street                                               Class C
  Glasgow, Scotland G2 5NX                                              Stock

                                                                         .32%             130,130           .30%
                                                                        Common
                                                                        Stock

- ---------------

(1) As reported on the Schedule 13G most recently filed by the stockholder with the Securities and Exchange Commission.

(2) Together with subsidiaries: Norwest Colorado, Inc. and Norwest Bank Colorado, National Association.

            SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

        The following table sets forth information as of June 2, 1994 regarding the beneficial ownership of outstanding shares of Common Stock and Class A Stock by directors and certain officers and all directors and executive officers as a group.



                                                                            COMMON
                                                                             STOCK          COMMON STOCK     CLASS A STOCK
                                                                          BENEFICIALLY       SUBJECT TO       BENEFICIALLY
        NAME                                                                 OWNED(1)         OPTIONS(2)          OWNED
- --------------------------------------------------------------------   ------------------    -----------    ---------------
Tinsley H. Irvin(3).................................................         39,991            211,946                --
Kenneth Black, Jr...................................................            500                 --                --
John A. Bogardus, Jr................................................         91,700                 --                --
Robert E. Boni......................................................          1,000                 --                --
Lawrence E. Burk....................................................         28,618             25,750                --
Ronald W. Forrest(3)................................................          8,595             42,440                --
Peter C. Godsoe.....................................................            500                 --                --
Angus M.M. Grossart.................................................             --                 --                --
Ronald A. Iles(4)...................................................         32,195             50,601                --
Vincent R. McLean...................................................            200                 --                --
Michael K. White(5).................................................         38,688             98,425                --
William M. Wilson...................................................          2,346             83,925            26,975
All directors and executive officers as a group
  (18 persons)(4)(5)(6)(7)(8).......................................        288,710            435,686            26,975


- ---------------

(1) Includes the number of shares: (i) that are held directly or indirectly for the benefit of the individuals listed or directly for the benefit of members of an individual's family as to which beneficial ownership is disclaimed;
    (ii) that represent such individuals' interests in shares vested as of March 31, 1994 in the stock fund under the Company's Thrift Plan or similar plans; and (iii) that represent restricted stock that may vest in the future.

(2) Represents shares which are subject to options exercisable within 60 days from June 2, 1994.

(3) Mr. Irvin retired from the Company effective April 1, 1994. Mr. Forrest retired from the Company effective January 1, 1994. The information as to beneficial ownership by Messrs. Irvin and Forrest reflects information available to the Company as of their respective retirement dates.

(4) Does not include 83 shares of Common Stock and 159 shares of Class C Stock held under the U.K. Voluntary Equity Scheme attributed to Mr. Iles, who does not have any present voting or dispositive power.

(5) As of June 16, 1994, Mr. White stepped down as President of the Company and Dr. Boni stepped down as Chairman of the Board of Directors. Dr. Boni continues as a director and as Chairman of the Executive Committee of the Board of Directors.

(6) Mr. Wilson beneficially owns 1.1 percent of the Class A Stock. No other individual director or executive officer beneficially owns more than 1 percent of any class of the Company's voting shares. All officers and directors as a group own approximately 1.8 percent of the Common Stock, approximately 1.1 percent of the Class A Stock, none of the Class C Stock and approximately 1.7 percent of the total outstanding voting shares.

(7) Does not include Common Stock shares beneficially owned or subject to options that are held by Messrs. Irvin and Forrest.

(8) As of June 17, 1994, Mr. Frank G. Zarb, whose appointment as Chairman, Chief Executive Officer and President of the Company became effective on June 16, 1994, received a restricted stock grant for 271,307 shares of Common Stock, which will generally vest on June 16, 1996 and is subject to reduction based on the amount of the bonus that is paid to Mr. Zarb by his former employer with respect to 1994.

                             INVESTMENT PROPOSALS

        CERTAIN ASPECTS OF THE INVESTMENT PROPOSALS ARE SUMMARIZED BELOW. THIS SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PURCHASE AGREEMENT, ATTACHED AS APPENDIX I, THE CHARTER AMENDMENT, SUBSTANTIALLY IN THE FORM ATTACHED AS APPENDIX II, AND THE ARTICLES SUPPLEMENTARY, SUBSTANTIALLY IN THE FORM ATTACHED AS APPENDIX III, EACH OF WHICH IS HEREBY INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS ARE URGED TO READ THE APPENDICES TO THIS PROXY STATEMENT IN THEIR ENTIRETY.

        THE APPROVAL OF EACH INVESTMENT PROPOSAL IS CONTINGENT ON THE APPROVAL OF BOTH INVESTMENT PROPOSALS. UNLESS BOTH INVESTMENT PROPOSALS ARE APPROVED BY THE STOCKHOLDERS AT THE MEETING, BOTH INVESTMENT PROPOSALS WILL BE DEEMED TO HAVE BEEN REJECTED BY THE STOCKHOLDERS.

BACKGROUND OF AND REASONS FOR THE INVESTMENT PROPOSALS

        On January 14, 1994, the Board of Directors of the Company effected the following significant changes in the management of the Company: (i) the Executive Committee of the Board of Directors assumed added responsibilities for oversight of policy and management controls of the Company; (ii) the functions of chairman of the Board of Directors and chief executive officer of the Company were separated; (iii) T.H. Irvin resigned as chairman of the Board of Directors and chairman of its Executive Committee and agreed to continue to serve as chief executive officer of the Company through March 1994 and complete his term on the Board of Directors; (iv) Dr. Robert E. Boni, a non-employee member of the Company's Board of Directors for the past five years, was elected as non-executive Chairman of the Board of Directors and Chairman of its Executive Committee; and (v) the Board of Directors authorized the Executive Committee to establish a committee to conduct an international search for a new chief executive officer.

        On April 25, 1994, the Company announced a net loss of $0.15 per share for the first quarter of 1994. As reported in the Company's Form 10-Q for the first quarter of 1994, at March 31, 1994, the Company was not in compliance with one of the financial covenants in its long-term credit agreement, under which no borrowings were outstanding. The Company's bank group granted a waiver of this covenant requirement for the first quarter of 1994. Effective as of March 31, 1994, the long-term credit agreement was amended to reduce the amount available from $150 million to $75 million and to require the Company, before making any committed borrowings under the agreement, to be in compliance with all of the agreement's financial covenants, without giving effect to any waivers of compliance, for two consecutive quarters. While the Company believed it had adequate cash resources to meet operating needs through the first quarter of 1995, the Company, based on its financial projections, would not be able to borrow under its long-term credit agreement until the first quarter of 1995, at the earliest.

        Following the Company's January announcement and the announcement of its first quarter 1994 results, the Company from time to time received preliminary unsolicited expressions from third parties as to possible business combinations, including a possible acquisition by the Company of another business in exchange for shares of the Company, and possible acquisitions of the Company. The Company expressed no interest in pursuing these approaches.

        A number of the candidates for the chief executive officer position who were interviewed by the Company's search committee (including Mr. Frank G. Zarb) indicated their views that the Company needed additional capital to enable it to build its core businesses. Mr. Zarb indicated that a satisfactory arrangement for the obtaining of additional capital was a pre-condition to his willingness to accept an offer to become chief executive officer of the Company.

        On April 20, Maurice R. Greenberg, Chairman and Chief Executive Officer of American International Group, Inc. ("AIG"), and Dr. Robert E. Boni, who had been appointed non-executive Chairman of the Board of the Company on January 14, 1994, discussed the Company's strategic opportunities and its need for additional capital to realize those opportunities. On May 4, Mr. Greenberg and Dr. Boni met again, with other representatives of the two companies. At that meeting Mr. Greenberg expressed interest in the making by AIG or an AIG subsidiary of a significant minority investment in the Company, by means of a purchase of convertible preferred stock of the Company. Mr. Greenberg said that AIG was not interested in acquiring control of the Company, was not looking for representation on the Company's Board of Directors and was instead interested in acquiring equity in the Company. Dr. Boni said that the Company was interested in an arrangement to assist it with respect to its contingent exposures relating to its discontinued operations, including the Company's indemnification obligations to purchasers of Sphere Drake Insurance Group (an insurance business the Company had acquired in 1982 as part of its acquisition of Alexander Howden). Mr. Greenberg indicated that AIG, as a company whose insurance subsidiaries sell insurance through the Company's insurance brokerage operations, was interested in seeing the Company remain an independent insurance broker.


        Dr. Boni indicated to Mr. Greenberg that the Company might be interested in exploring an investment in the Company by AIG, but only if it was clear that the investment did not involve a change of control of the Company (since the investment was for only a minority of the Company's equity).

        In mid-May, the Company retained CS First Boston Corporation ("CS First Boston") to act as its financial advisor in connection with the Company's review of strategic and financial planning matters, including the possible sale of equity or equity-linked securities of the Company to an investor and also retained J.P. Morgan Securities Inc. ("JP Morgan") as its advisor on strategic issues.

        On May 16, the Board of Directors of the Company considered the Company's cash needs and sources of capital, and discussed AIG's expression of interest in a minority investment in the Company. On May 19, the Board of Directors of the Company considered these matters further, and also reviewed the discussions with the Company's lenders and the Company's prospects as an independent company. In addition, the Board, with the assistance of its financial advisors CS First Boston and JP Morgan, considered whether and on what terms and timetable alternative sources of capital might be available, including a sale of a minority interest to a financial investor or to a strategic investor other than AIG, a public offering or underwritten private placement of convertible or debt securities, a rights offering to existing shareholders, and a sale of assets. After considering these alternatives the Board authorized the Chairman, the Treasurer and the Chief Financial Officer of the Company to conduct discussions with AIG and to negotiate preliminary terms for such an investment, with the final terms of the investment to be subject to the Board's approval.

        In the weeks that followed, the terms of the proposed Series B Preferred Stock were intensively negotiated between representatives of the Company and of AIG. The Company had explored the possibility of a simultaneous rights offering to stockholders, with AIG acting as standby underwriter. However, AIG declined to act as standby underwriter, and the $200 million investment by AIG was perceived as adequate for the Company's capital needs. Negotiations regarding the structure and terms of the Series B Preferred Stock included discussions for the inclusion of standstill provisions in the Purchase Agreement; anti-dilution protection included in the conversion feature; the existence of a class vote for the Series B Preferred Stock upon the occurrence of certain specified corporate actions; the terms of certain conditions precedent to the redemption of the Series B Preferred Stock at the option of the Company; and the events giving rise to a special redemption right at the option of the holders of Series B Preferred Stock. After review of various proposals by each of the parties, it was agreed that the purchase agreement would include standstill provisions; that anti-dilution protection of the conversion feature would apply if the Company issued shares below the conversion price then in effect; that the holders of the Series B Preferred Stock would not have a separate class vote for certain specified corporate actions; that the Series B Preferred Stock would be redeemable at the option of the Company only after the Common Stock of the Company had traded at a price in excess of 150% of the conversion price then in effect for a period of 30 consecutive trading days; that the initial conversion price would be set at $17 per share (or approximately 120% of the opening price of $14 1/4 per share of Common Stock on May 13, the date the conversion price was set); and that the special redemption at the option of the holders would be triggered, among other things, if: dividends and other equity payments on any class or series of stock of the Company, Reed Stenhouse Companies Limited ("RSC") or Alexander & Alexander Services UK plc ("AAE") or any of their respective subsidiaries (other than dividends on $3.625 Series A Convertible Preferred Stock ("Series A Preferred Stock") and Series B Preferred Stock and certain intercompany dividends) were in excess of $0.075 per share of Common Stock, RSC Class A Shares and AAE Dividend Shares in the aggregate in the last seven months of 1994, cumulatively 25% of the Company's earnings in 1995 and 1996, and thereafter cumulatively 50% of earnings in subsequent years; 35% of the Company's assets were sold; or 35% (or in certain circumstances, 10%) of the total voting power of the Company's voting stock were purchased by third parties. For a description of the rights and privileges of the Series B Preferred Stock, see "THE PURCHASE AGREEMENT--Terms of Series B Preferred Stock."


        During the period prior to the finalization of the Stock Purchase and Sale Agreement, dated as of June 6, 1994 (as it may be amended from time to time, the "Purchase Agreement"), between the Company and AIG, the Company also concluded negotiations with Mr. Frank G. Zarb concerning his appointment as Chairman, Chief Executive Officer and President of the Company. Dr. Boni informed Mr. Greenberg of the proposed appointment of Mr. Zarb, and informed Mr. Zarb of AIG's proposed investment in the Company.


        The Company intends to enter into an insurance or reinsurance arrangement to further protect its financial position with respect to certain of its discontinued underwriting exposures. An insurance or reinsurance arrangement reasonably acceptable to AIG with an insurer or reinsurer reasonably acceptable to AIG is a condition precedent to AIG's obligation to make its investment under the Purchase Agreement. See "THE PURCHASE AGREEMENT--Conditions to Closing."

        On June 6 and 7, the Board of Directors held a special meeting to consider the Investment Proposals. On June 7, the Board of Directors unanimously approved the Investment Proposals and the election of Mr. Zarb (effective as of the commencement of his employment with the Company which began on June 16) as Chairman, Chief Executive Officer and President of the Company. On June 7, the Board of Directors reduced the Company's regular quarterly dividend on its Common Stock from $0.25 to $0.025.

        On June 1, Standard & Poor's Ratings Group ("S&P") placed its BB-rating of the Company's $60 million 11% convertible subordinated debentures due 2007 on CreditWatch with negative implications, reflecting the ongoing difficult conditions for the Company's U.S. retail brokerage operations, reduced financial flexibility relating to the reduction of its long term credit agreement and uncertainty toward reserves for insurance operations of sold businesses. On June 8, subsequent to the announcement of the proposed AIG investment and the appointment of Mr. Zarb, S&P announced that the Company's 11% convertible subordinated debentures due 2007 remained on CreditWatch with negative implications. S&P also indicated its intent to discuss with the management of the Company its plans for the business before making a final rating determination.


        On June 7, 1994, Fitch Investors Services Inc. placed the Company's F-2 commercial paper rating on FitchAlert with negative implications. The rating agency said the action is a result of the Company's continuing poor performance in its core retail insurance brokerage operations, uncertainty regarding eventual liabilities stemming from its previously owned Shand Morahan and Sphere Drake operations and its being out of compliance with one of the financial covenants in its long-term credit agreement. The Company has no commercial paper outstanding. On June 14, the Company sent a written request to Fitch Investor Services Inc. requesting that it withdraw its rating on the Company's commercial paper.

        After the announcement of the AIG Investment, Mr. Zarb's appointment as Chairman of the Board of Directors, Chief Executive Officer and President of the Company and the dividend reduction, on June 9, Moody's Investors Service Inc. ("Moody's") placed the ba3 rating on the Series A Preferred Stock of the Company under review for possible upgrade. The rating agency said that the review will focus on the possible changes in the Company's strategic direction and on its long-term financial profile. Moody's also stated that the direct effects of the proposed preferred stock investment by AIG will also be reviewed.

BOARD OF DIRECTORS' RECOMMENDATIONS

        The Board of Directors has reviewed and considered the terms and conditions of the Investment Proposals and believes that the Investment Proposals are fair to, and are advisable and in the best interests of, the Company and its stockholders and has unanimously approved the Investment Proposals and unanimously recommends that stockholders vote for approval of the Investment Proposals. The Company's directors and executive officers (who currently hold Common Stock and Class A Stock representing in the aggregate less than 1% of the total voting power of the Common Stock, the Class A Stock and the Class C Stock) have indicated that they intend to vote all shares of voting stock over which they exercise voting power as of the close of business on the Record Date in favor of approval of the Investment Proposals.

        The Board of Directors, in recommending that the stockholders of the Company approve the Investment Proposals, considered a number of factors, including (a) the current business, properties and prospects of the Company and its subsidiaries, the financial and operational condition of the Company and its subsidiaries and the long-term strategy of the Company; (b) the substantial increase in the Company's available cash and access to capital that will occur as a result of AIG's investment and the resulting increased ability of the Company to take advantage of strategic opportunities which may be available from time to time and to generally strengthen its competitive position in the insurance industry; (c) the terms of the Purchase Agreement, the Charter Amendment and other documents relating to the Investment Proposals; (d) the extent of independence that the Company will retain following the consummation of the transactions contemplated by the Purchase Agreement; (e) the alternatives to AIG's investment (the "Investment") in the Company, including alternative public or private financing and seeking an alternative investor; (f) the written opinion of CS First Boston to the effect that the consideration to be received by the Company in the Investment is fair to the Company from a financial point of view (see "--Opinion of Financial Advisor" below); (g) certain consequences that could result from the transactions contemplated by the Investment Proposals that are described below under "Certain Considerations"; (h) that the closing of the transactions contemplated by the Purchase Agreement is conditioned upon approval by the Company's stockholders of the Investment Proposals; and (i) certain possible implications of a single large minority shareholding in the Company, including the conflicts of interest that might arise and the potential discouraging effect on other transactions that might result from such shareholding. See "--Certain Considerations--Diminished Ability to Sell the Company".

        THE BOARD OF DIRECTORS BELIEVES THAT THE INVESTMENT PROPOSALS ARE FAIR TO, AND ARE ADVISABLE AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED THE INVESTMENT PROPOSALS AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE "FOR" APPROVAL OF THE INVESTMENT PROPOSALS.

        The Board of Directors reserves its right, pursuant to the Purchase Agreement, to amend or waive the provisions of the Purchase Agreement and the other documents related thereto in all respects before or after approval of the Investment Proposals by the Company's stockholders. In addition, the Board of Directors reserves the right to terminate the Purchase Agreement in accordance with its terms notwithstanding stockholder approval.

OPINION OF FINANCIAL ADVISOR

        As described under "Background of and Reasons for the Investment Proposals" above, the Company engaged CS First Boston to act as its financial advisor in connection with the Company's review of strategic and financial planning matters, including the possible sale of equity or equity-linked securities of the Company. CS First Boston assisted the Company in the negotiation of AIG's proposed investment in the Company, through the issuance, pursuant to the Purchase Agreement, of 4,000,000 shares of Series B Preferred Stock at a cash purchase price of $50.00 per share. In connection with the engagement, the Company requested that CS First Boston evaluate the fairness to the Company of the consideration to be received by the Company in connection with the Investment. On June 7, 1994, CS First Boston delivered to the Board of Directors its oral opinion to the effect that, as of such date and based upon and subject to certain matters described to the Board of Directors, the consideration to be received by the Company in exchange for the Series B Preferred Stock is fair to the Company from a financial point of view. No limitations were imposed by the Board of Directors upon CS First Boston with respect to the investigations made or procedures followed by CS First Boston in rendering its opinion, except that CS First Boston was not authorized to seek any other potential investors in the Company or acquirors for all or any portion of the Company's business or assets.

        On June 10, 1994, CS First Boston delivered a written opinion to the Board of Directors confirming the oral opinion rendered on June 7, 1994. A copy of CS First Boston's written opinion, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached to this Proxy Statement as Appendix IV and should be read by stockholders carefully in its entirety.

        In connection with its opinion, CS First Boston reviewed, among other things, the Purchase Agreement, the Registration Rights Agreement, the Articles Supplementary, the Charter of the Company and the Charter Amendment; the Annual Reports on Form 10-K of the Company for the three years ended December 31, 1993; certain interim reports to stockholders and Quarterly Reports on Form 10-Q; certain other communications from the Company to its stockholders; and certain internal financial analyses for the Company prepared by its management, including analyses giving effect to the Investment. CS First Boston also had discussions with members of the senior management of the Company regarding its past and current business operations, financial condition and future prospects. CS First Boston considered the view of senior management of the Company that the Investment represents a significant business opportunity for the Company and that certain strategic and operational benefits will be derived from the transactions contemplated by the Purchase Agreement. In addition, CS First Boston reviewed the reported price and trading activity for the Common Stock; compared certain financial and stock market information for the Company with similar information for certain other companies engaged in businesses similar to the Company's and the securities of which are publicly traded; reviewed the financial terms of certain recent strategic investment transactions and performed such other studies and analyses as CS First Boston considered appropriate. CS First Boston, in rendering its opinion, took into account the extent to which certain provisions contained in the Purchase Agreement, the Company's Charter, the Articles Supplementary and the Charter Amendment could impede a change of control of the Company. CS First Boston relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by it for purposes of its opinion. CS First Boston assumed that the financial analyses for the Company, both with and without giving effect to the Investment, have been reasonably prepared on a basis reflecting the best currently available judgments and estimates of the management of the Company. In addition, CS First Boston made no independent evaluation or appraisal of the assets and liabilities of the Company or any of its subsidiaries, and CS First Boston was not furnished with any such evaluation or appraisal.

        The following is a summary of the material financial analyses performed by CS First Boston in arriving at its oral opinion delivered June 7, 1994 and its written opinion dated June 10, 1994, but does not purport to be a complete description of the analyses performed by CS First Boston for such purposes.

        Comparable Public Company Analysis. CS First Boston reviewed and compared certain actual and estimated financial, operating and stock market information for the Company with similar information for the following publicly traded insurance brokerage companies: Acordia, Inc.; Aon Corporation; Arthur J. Gallagher & Co.; E.W. Blanch Holdings, Inc.; Hilb, Rogal and Hamilton Company; Marsh & McLennan Companies, Inc. and Poe & Brown, Inc. (the "U.S. Comparable Companies"); C.E. Health plc; Hogg Group plc; JIB Group plc; Lowndes Lambert Group Holdings plc; Sedgwick Group plc; Steel Burrill Jones Group plc; and Willis Corroon Group plc (the "U.K. Comparable Companies") (collectively, the "Comparable Companies"). The Comparable Companies were selected because they are publicly traded companies that derive a significant portion of their revenues from insurance brokerage and risk management services. CS First Boston reviewed the Comparable Companies in terms of various historical financial measures and in terms of various multiples that certain of this information represents in comparison to certain other information. In particular, such analysis indicated that, as of June 3, 1994, the market price of shares of common stock of such companies (a) as a multiple of latest twelve month ("LTM") earnings, equity research analysts' consensus 1994 estimated earnings and equity research analysts' consensus 1995 estimated earnings, ranged from 12.3x to 19.4x, 11.3x to 17.0x and 10.2x to 14.8x, respectively, for the U.S. Comparable Companies, and from 14.2x to 18.2x, 10.4x to 17.8x, and 9.2x to 14.0x, respectively, for the U.K. Comparable Companies, versus multiples of 181.9x, 26.0x and 15.0x, respectively, for the Company; and (b) as a multiple of stated book value, ranged from 2.0x to 4.8x for the U.S. Comparable Companies and from 1.5x to 15.6x for the U.K. Comparable Companies, versus a multiple of 4.9x for the Company. The analysis further indicated that the adjusted market value (defined as equity market capitalization plus the principal amount of outstanding debt plus the book value of preferred stock, if any) of the Comparable Companies as a multiple of revenues and as a multiple of EBITDA (earnings before interest, taxes, depreciation and amortization), in each case based on the LTM financial results, ranged from 1.2x to 4.3x and 6.3x to 10.7x for the U.S. Comparable Companies and 0.8x to 1.6x and 5.6x to 14.8x for the U.K. Comparable Companies, respectively, as compared to 0.7x and 11.5x for the Company.

        Comparison With Other Transactions. CS First Boston examined transactions involving the purchase of a minority interest in various companies in a variety of industries that had occurred since 1984, or were pending as of June 3, 1994. CS First Boston then analyzed the proposed terms of the Investment as compared to the corresponding terms of such prior transactions, including, without limitation, the size of the investment, voting power and board representation, if any, acquired by the investor, dividend or interest rates applicable to the investment, the relationship between conversion price and market price of the underlying common stock (in the case of investments in convertible preferred stock or convertible debentures), and the relationship between purchase price and market price (in the case of direct common stock investments).

        Pro Forma Analysis. CS First Boston analyzed the pro forma effects of the Investment on the Company's balance sheet at March 31, 1994 and anticipated operating results for 1994 and 1995, based on management's then current expectations for 1994 results and certain other assumptions supplied by the Company and CS First Boston.

        Public Offering Analysis. CS First Boston analyzed a hypothetical public offering by the Company of convertible preferred stock as an alternative financing method for the Company to raise equity capital. CS First Boston compared the terms of a hypothetical public offering, including, but not limited to, dividend rates and payment options, optional redemption provisions, and conversion features, with those of the AIG Investment. In addition, CS First Boston analyzed the likelihood of completing a public offering of various sizes for the Company based on then current market conditions.

        Historical Relative Trading and Valuation Comparisons. CS First Boston examined the history of the trading prices for the Company's common stock, and the relationship between the movements in the prices of such shares and movements in certain stock indices. CS First Boston also compared the consideration to be received by the Company pursuant to the Investment to the historical public trading prices of the Common Stock.

        Other Analysis. CS First Boston reviewed and analyzed selected investment research reports on the Company and the insurance brokerage industry and analyzed certain publicly available information regarding the foregoing.

        The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. In arriving at its opinion, CS First Boston considered each of the analyses described above, among other things, and did not assign any particular weight to the results of any particular analysis. The analyses were prepared for the purpose of enabling CS First Boston to evaluate whether the consideration to be received by the Company in exchange for the Series B Preferred Stock is fair to the Company from a financial point of view, and do not purport to be appraisals or to necessarily reflect the prices at which businesses or securities of the Company actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. The foregoing summary is qualified by reference to the written opinion of CS First Boston which is attached to this Proxy Statement as Appendix IV.

        CS First Boston has advised the Company that, in the ordinary course of business, it may actively trade the securities of the Company and AIG for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

        CS First Boston was selected by the Company as its financial advisor based on its reputation, experience and expertise. CS First Boston is an internationally recognized investment banking firm that is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. CS First Boston is familiar with the Company, having provided financial advisory and other investment banking services to the Company over a period of years, including acting as lead placement agent in the offering of the Company's Series A Preferred Stock in March 1993.

        The Company retained CS First Boston as its financial advisor in connection with the AIG Investment pursuant to a letter agreement dated May 19, 1994. As compensation for its services, the Company has paid CS First Boston a financial advisory fee of $250,000 and CS First Boston will be entitled to receive an additional $750,000 upon the mailing of this proxy statement to the Company's stockholders. The Company has also agreed to reimburse CS First Boston for its out-of-pocket expenses incurred in performing its services, including reasonable attorney's fees and expenses, and to indemnify CS First Boston and related persons against certain liabilities, including liabilities under Federal securities laws, arising out of CS First Boston's engagement.

USE OF PROCEEDS


        On the date of the initial purchase of shares of Series B Preferred Stock under the Purchase Agreement (the "Closing"), the Company will receive approximately $200 million in cash (the "Transaction Proceeds") from the AIG Group in consideration for the issuance to AIG of shares of Series B Preferred Stock. Expenses of the transaction to be borne by the Company, together with the cost of an option for an insurance arrangement (see "THE PURCHASE AGREEMENT--Conditions to Closing"), are estimated to be $3,800,000. The Company anticipates that, pending the application of the Transaction Proceeds as described below, the Transaction Proceeds will be invested in interest bearing securities.


        The Transaction Proceeds will be available to the Company for general corporate purposes. The Company anticipates that it will principally utilize the Transaction Proceeds (i) to invest in its continuing businesses and (ii) to fund an insurance or reinsurance arrangement with respect to discontinued operations. Except as described above, the Company does not currently have any commitments or understandings regarding the use of the Transaction Proceeds.

        There can be no assurance that the Company will be successful in its efforts to utilize the Transaction Proceeds in a manner that contributes to the profitable growth of the Company's business or that the Transaction Proceeds will not be used in such a way as to dilute the per share earnings or equity of the Company after giving effect to the purchase of shares of Series B Preferred Stock by AIG. See "THE PURCHASE AGREEMENT--Terms of Series B Preferred Stock--Repurchase at Holder's Option."

SOURCE OF FUNDS; INFORMATION CONCERNING AIG

        AIG has informed the Company that the $200 million to be used to purchase the Series B Preferred Stock will come from working capital generated in the ordinary course of its operations.

        AIG is the leading U.S.-based international insurance organization and the largest underwriter of commercial and industrial insurance in the United States. Its member companies write property, casualty, marine, life and financial services insurance in approximately 130 countries and jurisdictions, and are engaged in a range of financial services businesses. AIG's common stock is listed on the New York Stock Exchange, as well as the stock exchanges in London, Paris, Switzerland and Tokyo.

CERTAIN CONSIDERATIONS

        While the Board of Directors is of the opinion that the Investment Proposals are fair to, and their approval is advisable and in the best interests of, the Company and its stockholders, stockholders should consider the following possible effects in evaluating the Investment Proposals.

        Dilution. The Investment Proposals involve the issuance by the Company of substantial amounts of additional securities. These issuances could have the effect of diluting the rights of the existing holders of Common Stock. Series B Preferred Stock will be entitled to cumulative quarterly dividends at the rate of 8% per annum per share, in preference to payment of dividends on all series of Preferred Stock of the Company other than the Series A Preferred Stock as to which it shall rank pari passu. Until December 15, 1996, dividends shall be payable in kind on the Series B Preferred Stock and thereafter, at the election of the Board of Directors, in cash or in kind until December 15, 1999, provided that if the Company at any time pays dividends in cash on or after December 15, 1996, the Company may not thereafter declare or pay dividends in kind. Series B Preferred Stock is initially convertible into Class D Stock at a conversion price of $17 per share (the "Conversion Price"). Class D Stock is exchangeable for Common Stock on a share-for-share basis.

        Repurchase at Option of the Holder. The holders of the Series B Preferred Stock will have the right to require the Company to repurchase their shares at a specified premium if a "Special Event" occurs. This right may tend to deter the Company from engaging in a Special Event, which includes, for example, the declaration or payment of dividends aggregating in excess of $0.075 per share of Common Stock during the last seven months of 1994, cumulatively 25% of earnings in 1995 and 1996, and cumulatively 50% of earnings thereafter; the disposition by the Company of assets representing 35% or more of the Company's book value or gross revenues; and certain mergers of the Company or any of its principal subsidiaries with or into any other firm or entity. Other Special Events include the acquisition by a third party, with the consent or approval of the Company, of beneficial ownership of securities representing 35% or more of the Company's total outstanding voting power. The repurchase price, in the event of a Special Event, is at a specified premium plus accrued and unpaid dividends on the Series B Preferred Stock. See "THE PURCHASE AGREEMENT--Terms of Series B Preferred Stock--Repurchase at the Holder's Option."

        Diminished Ability to Sell the Company. As a result of AIG's substantial ownership interest in the Company's securities, it may be more difficult for a third party to acquire the Company without the consent of AIG, even though the Series B Preferred Stock is non-voting and is convertible into Class D Stock, which also is non-voting, and AIG has agreed to limit to less than 10% the percentage of the

Company's voting stock it may acquire, absent certain events described below under "THE PURCHASE AGREEMENT--AIG Standstill Provisions". In addition, as noted in the previous paragraph, holders of the Series B Preferred Stock would be able to require the Company to repurchase their shares in the event of a merger or the acquisition, with the consent or approval of the Company, by a third party of beneficial ownership of securities representing 35% or more of the Company's total outstanding voting power. Accordingly, approval of the Investment Proposals may hinder a change in control of the Company should the Board of Directors ever choose to seek a buyer, or may tend to require a stated amount of the proceeds of a sale of the Company to be paid to holders of the Series B Preferred Stock. It should also be noted, however, that AIG has agreed, with specified exceptions, to refrain from attempting to increase its interest in or influence over the Company by tender offer or proxy solicitation for a period of eight years following the Closing, subject to the occurrence of certain events that would terminate AIG's standstill covenants. See "THE PURCHASE AGREEMENT--AIG Standstill Provisions" below. In addition, the Board of Directors believes consummation of the Investment Proposals will enhance the long-term value of Common Stock, although there can be no assurance that they will have this result. In addition to the possible effects of the Investment Proposals in the context of a sale of the Company, certain existing features of the Company's Charter and the Rights Agreement, dated as of June 11, 1987, between the Company and First Chicago Trust Company of New York, as amended and restated as of March 22, 1990 and as further amended as of April 21, 1992 (as amended, the "Rights Agreement"), in conjunction with Maryland law, may already have the effect of deterring a sale of the Company, but these other provisions are generally subject to administration by the Board of Directors. See "CHARTER AMENDMENT--Existing Anti-Takeover Provisions".

        Company Payments in Certain Events. Under the Purchase Agreement, the Company has agreed to make certain payments to AIG if tax payments and reserves relating to periods before March 31, 1994 exceed the Company's tax reserves as of March 31, 1994, or if the Company determines that certain liabilities (as defined in the Purchase Agreement) as of March 31, 1994 were greater than, or that certain assets (as defined in the Purchase Agreement) as of March 31, 1994 had an ultimate realizable value less than, the related amounts shown on the Company's balance sheet as of March 31, 1994. The making of any such payments by the Company would, in effect, reduce the consideration received by the Company for the Series B Preferred Stock. See "THE PURCHASE AGREEMENT-- Covenants--Company Payments in Certain Events."

        Employment of New Chief Executive Officer. Under the terms of Mr. Zarb's employment agreement with the Company, in the event that the investment by AIG, or a substantially comparable equity investment by one or more third party investors, does not take place on or before October 31, 1994, Mr. Zarb will have the right voluntarily to terminate his employment with the Company. In such event, the Company will be obligated to pay Mr. Zarb a cash severance payment in the amount of $12,000,000, and Mr. Zarb's rights in certain restricted stock awards and stock options granted to him by the Company will vest, provided that in no event may the cash severance payment and the value of the portion of the options and awards vesting as a result of such termination exceed $20,000,000. There can be no assurance that, if the Investment Proposals are not approved by the stockholders, the Company will be able to obtain a substantially comparable equity investment by one or more third party investors prior to October 31, 1994. Accordingly, the failure by the stockholders to approve the Investment Proposals could result in the termination of Mr. Zarb's employment as President and Chief Executive Officer of the Company and give rise to a severance payment obligation of $12,000,000 as well as to the vesting of award rights and stock options referred to above.


        Effect on Capital and on Earnings Available for Common Stockholders. After giving effect to estimated transaction expenses and the cost of an option for an insurance arrangement (see "THE PURCHASE AGREEMENT--Conditions to Closing"), the sale of the Series B Preferred Stock to AIG would increase the Company's capital by approximately $196 million. However, dividends on the Series B Preferred Stock would reduce the amount of earnings otherwise available for common stockholders by approximately $16 million in the first year after issuance, and by approximately $23 million in the fifth year after issuance, assuming dividends on the Series B Preferred Stock were to be paid in kind throughout the first five years after issuance.

                      PROPOSAL 1--THE PURCHASE AGREEMENT

        On June 7, 1994, the Company and AIG executed the Purchase Agreement. Certain provisions of the Purchase Agreement are discussed in more detail below; however, stockholders are urged to read the Purchase Agreement, which is attached as Appendix I, in its entirety.

PURCHASE AND SALE OF SERIES B PREFERRED STOCK

        Pursuant to the terms of the Purchase Agreement, the Company has agreed, subject to the terms and conditions set forth therein, to issue to AIG or any of its wholly owned subsidiaries at the closing of the transactions contemplated by the Purchase Agreement (the "Closing") 4,000,000 shares of Series B Preferred Stock, at a purchase price of $50 per share. Each share of Series B Preferred Stock will initially be convertible into the number of shares of Class D Common Stock obtained by dividing $50 by the then current conversion price. The initial conversion price is $17 per share (the "Conversion Price"). Each share of Class D Stock will be exchangeable on a share-for-share basis with Common Stock. The approximately 11,765,000 shares of Common Stock initially issuable upon such exchange represent approximately 21% of the aggregate number of shares of Common Stock, Class A Stock and Class C Stock outstanding after giving effect to such issuance based on shares of Common Stock, Class A Stock and Class C Stock outstanding as of June 2, 1994. If dividends on the Series B Preferred Stock are paid in kind for the full five year period permitted, 17,950,245 shares of Common Stock will be issuable upon such exchange, representing approximately 29.2% of the total number of shares of Common Stock, Class A Stock and Class C Stock outstanding after giving effect to such issuance, based on shares outstanding as of June 2, 1994.

TERMS OF SERIES B PREFERRED STOCK

        Rank. With respect to dividend rights and rights on liquidation, dissolution and winding up, Series B Preferred Stock ranks senior to Common Stock, Class A Stock, Class C Stock, Class D Stock and Series A Junior Participating Preferred Stock (when and if issued) and pari passu with Series A Preferred Stock.

        Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Company, holders of Series B Preferred Stock will be entitled to receive in preference to holders of any stock ranking junior to Series B Preferred Stock in the event of a liquidation, dissolution or winding up ("Junior Stock") $50 per share plus an amount equal to all accrued but unpaid dividends thereon on the date of final distribution to such holders.

        Dividends. Holders of Series B Preferred Stock are entitled to receive, when and as declared by the Board of Directors, cumulative dividends at the rate of 8% per annum per share, payable in equal quarterly payments on the 15th day of March, June, September and December (each, a "Dividend Payment Date"). Dividends shall be payable in kind in shares of Series B Preferred Stock ("Additional Shares") until December 15, 1996 and, thereafter, at the Board of Directors' election, in cash, or in kind, until December 15, 1999; provided that if the Company shall at any time pay dividends in cash, the Company shall not thereafter be entitled to elect to declare or pay dividends in kind in shares of Series B Preferred Stock. Beginning December 16, 1999, dividends on Series B Preferred Stock shall be payable in cash. Quarterly dividends which have not been paid in full in Additional Shares will cumulate, as if quarterly dividends had been paid on the relevant Dividend Payment Date in Additional Shares. Each fractional share of Series B Preferred Stock outstanding shall be entitled to a ratably proportionate amount of all dividends accruing with respect to each outstanding share of Series B Preferred Stock, and all such dividends with respect to such outstanding fractional shares shall be cumulative and shall accrue (whether or not declared), and shall be payable in the same manner and at such times as dividends on each outstanding share of Series B Preferred Stock.

        Voting Rights. The Series B Preferred Stock shall be non-voting stock, except that (i) if dividends on the Series B Preferred Stock or any other class or series of stock ranking pari passu as to dividends with the Series B Preferred Stock shall be in arrears in an aggregate amount equal to at least six quarterly dividends, then the holders of Series B Preferred Stock (voting separately as a class with all other affected classes or series of stock ranking pari passu as to dividends with the Series B Preferred Stock) will have the right to vote to elect two additional members of the Board of Directors, (ii) without the approval of the holders of two-thirds of the shares of Series B Preferred Stock then outstanding, (x) the Company's Charter cannot be amended or modified so as to adversely affect the holders of the Series B Preferred Stock, the Class D Stock or the Common Stock, or (y) the Company cannot create any class or series of stock that ranks senior to Series B Preferred Stock with respect to dividend or liquidation rights, and (iii) following the occurrence of a Specified Corporate Action (as hereinafter defined) of the Company, the holders of shares of Series B Preferred Stock shall have the right to vote as a class with the holders of Common Stock and Class D Stock on all matters as to which the holders of Common Stock are entitled to vote.

        Conversion. Each share of Series B Preferred Stock shall be convertible (subject to the anti-dilution provisions thereof) at any time at the option of the holder thereof, unless previously redeemed, into a number of shares of Class D Stock of the Company obtained by dividing $50 by a conversion price of $17 per share, subject to adjustment (as it may be adjusted, the "Conversion Price"). The Series B Preferred Stock shall have antidilution provisions similar to the Series A Preferred Stock, except that in addition (w) adjustments shall be made for Extraordinary Equity Payments (as defined below), (x) adjustments shall be made for any issuance of Common Stock, Class A Stock or Class C Stock of the Company at a price per share below the then effective Conversion Price and (y) adjustments shall be made, at the option of the holder in the event of spin-offs or other similar circumstances so that the Series B Preferred Stock (and related conversion rights) shall be fully protected against dilution and the Series B Preferred Stock shall be the obligation of the spun-off entities as well as the Company. The Series B Preferred Stock, like the Series A Preferred Stock, provides for adjustments upon the occurrence of certain events including, but not limited to, stock dividends, stock subdivisions or reclassification or combinations, issuance of rights or warrants to holders of Common Stock generally entitling them to purchase Common Stock at a price less than the current market price thereof or distributions to holders of Common Stock generally of evidences of indebtedness or assets (other than dividends paid exclusively in cash other than Extraordinary Equity Payments) or rights or warrants to subscribe to securities of the Company (other than those described in the preceding clause). In addition, upon the occurrence of any merger or combination or similar transaction, the Series B Preferred Stock is convertible into the consideration received by the holders of the Common Stock in such merger, combination or similar transaction.

        Redemption Provisions. The Series B Preferred Stock is not redeemable prior to December 15, 1999 ("Redemption Starting Date"). On and after such date, so long as the shares of Common Stock of the Company have traded on the New York Stock Exchange after such date for each business day during a consecutive 30 trading day period at a price in excess of 150% of the then effective Conversion Price, the Series B Preferred Stock shall be redeemable in cash, at the option of the Company, in whole at any time or in part from time to time upon no less than 45 days and no more than 60 days prior written notice to the holders thereof, unless previously converted (conversions shall be permitted until the close of business on the business day immediately preceding the redemption date), at a redemption price of $54.00 per share, plus an amount equal to all accrued and unpaid dividends thereon to the date fixed for redemption if redeemed on or prior to December 14, 2000, and at the following redemption prices per share, plus accrued and unpaid dividends, if redeemed during the 12-month period beginning December 15 of the years set forth below:


          YEAR                              REDEMPTION PRICE
          --------------------------------  ----------------
          2000                                  $   53.50
          2001                                      53.00
          2002                                      52.50
          2003                                      52.00
          2004                                      51.50
          2005                                      51.00
          2006                                      50.50


and thereafter at $50 per share, plus an amount equal to all accrued and unpaid dividends thereon to the date fixed for redemption.

        All redemptions shall be made pro rata. The Company shall not redeem less than all of the shares of Series B Preferred Stock at any time outstanding until all dividends accrued and in arrears upon all shares of Series B Preferred Stock then outstanding shall have been paid for all past dividend periods.

        Repurchase at Holder's Option. If a Special Event (as defined below) shall occur, holders of the Series B Preferred Stock shall have the right, at their individual option exercisable at any time within 120 days after such occurrence, to require the Company to purchase all or any part of the shares of Series B Preferred Stock then held by them as such holders may elect at a redemption price equal (i) in the event a Special Event occurs on or before six months after the initial date on which the shares of Series B Preferred Stock are issued (the "Original Issue Date"), $58.82 per share plus accrued and unpaid dividends thereon to the date of redemption, (ii) in the event a Special Event occurs more than six months after the Original Issue Date and on or before twelve months after the Original Issue Date, $66.18 per share plus accrued and unpaid dividends thereon to the date of redemption, or (iii) in the event a Special Event occurs more than twelve months after the Original Issue Date, $72.06 per share plus accrued and unpaid dividends thereon to the date of redemption.

        As set forth in the Articles Supplementary:

        "Special Event" shall mean (a) the declaration or payment on or after the original issue date for the Series B Preferred Stock by the Company, Reed Stenhouse Companies Limited ("RSC") or Alexander & Alexander Services U.K. plc ("AAE") of an "Extraordinary Equity Payment" (defined below), (b) the sale or other disposition, directly or indirectly, by the Company or any of its subsidiaries in one or a series of related transactions of assets representing 35% or more of the then book value of the Company's assets on a consolidated basis or 35% or more of the Company's gross revenues on a consolidated basis in either of the two most recently ended fiscal years, (c) the merger or consolidation of the Company or any of its principal subsidiaries with or into any other firm, corporation or other legal entity other than (i) a merger or consolidation of one subsidiary of the Company into another or the Company and
(ii) a merger or consolidation involving the issuance by the Company of equity securities having a market value of less than 20% of the total market value of the Company's equity securities outstanding prior to such issuance, or (d) the occurrence of a "Specified Corporate Action" on or after the original date of issuance of the Series B Preferred Stock.

        "Extraordinary Equity Payment" shall mean (a) the declaration or payment on or after June 1, 1994 by the Company, RSC or AAE, or any of their respective subsidiaries of any dividend or distribution (except for any dividend or distribution from one subsidiary of the Company to another subsidiary of the Company or from a subsidiary of the Company to the Company, RSC or AAE or any of their respective wholly owned subsidiaries; provided that all of such dividend paid or distribution made, net of applicable withholding taxes, is received by the Company, RSC or AAE or such recipient subsidiary) on any class or series of its stock (other than regularly scheduled quarterly cash dividends on the Series A Preferred Stock and Series B Preferred Stock in accordance with the terms thereof as in effect on the date of the Closing) other than the declaration and payment by the Company, RSC and AAE of dividends on the Common Stock, the RSC Class A Shares and the AAE Dividend Shares, respectively, which do not exceed (i) on and after June 1, 1994 and on and prior to December 31, 1994, more than $0.075 per share, (ii) on and after January 1, 1995 and on and prior to December 31, 1996, in the aggregate more than 25% of the Company's net income available for distribution to common shareholders (after preferred dividends) through the end of the last fiscal quarter prior to the date of declaration of such dividend and (iii) on and after January 1, 1997, in the aggregate more than the sum of (A) 50% of the Company's net income available for distribution to common shareholders (after preferred dividends) on and after such date and through the end of the last fiscal quarter prior to the date of declaration of such dividend and (B) the excess, if any, of (1) 25% of the Company's net income available for distribution to common shareholders (after preferred dividends) during the period ending on and after January 1, 1995 through December 31, 1996 over (2) the aggregate amount of dividends declared during the period from January 1, 1995 through December 31, 1996 and (b) any repurchases, redemptions, retirements or other acquisitions directly or indirectly by the Company or any of its subsidiaries on or after June 1, 1994 of any stock of the Company or any of its subsidiaries (other than a wholly-owned subsidiary) (other than redemptions or repurchases of the Series B Preferred Stock in accordance with the Charter at the option of the Company or AIG) in excess of net proceeds on or after June 1, 1994 to the Company from sales of stock of the Company (less amounts expended on redemptions or repurchases of Series A Preferred Stock and Series B Preferred Stock on or after June 1, 1994).

        "Specified Corporate Action" shall mean such time as (i) the Company shall consent or agree to the acquisition of, or the commencement of a tender offer for, or the Board of Directors of the Company shall recommend or, within ten business days after the commencement of the tender offer, not recommend that shareholders reject, a tender offer for, "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act) by any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (other than AIG or its affiliates or any transferee thereof) of, voting securities of the Company or securities convertible into voting securities (collectively, "Restricted Securities"), representing, when added to the Restricted Securities already owned by such person or groups, thirty-five percent (35%) or more of such Restricted Securities; (ii) the Company shall amend, modify or supplement, or waive the benefit of, the Rights Agreement, so as to permit any acquisition of beneficial ownership of thirty-five percent (35%) or more of the Restricted Securities without causing such person or group (other than AIG or its affiliates or any transferee thereof) to become an Acquiring Person (as defined in the Rights Agreement) or without causing the Distribution Date or the Shares Acquisition Date (each as defined in the Rights Agreement) to occur or without giving rise to a Section 11(a)(ii) Event (as defined in the Rights Agreement); (iii) the Company shall take any action under Section 3-603(c) of the Maryland General Corporation Law to exempt any transaction between the Company and any of its subsidiaries, on the one hand, and any person or group (other than AIG or its affiliates or any transferee thereof), or any affiliates of any such person or group, on the other hand, who (A) acquire, own or hold beneficial ownership of Restricted Securities representing thirty-five percent (35%) or more of such Restricted Securities, on the other hand, from the provisions of Title 3, Subtitle 6 of the Maryland General Corporation Law or (B) acquire, own or hold beneficial ownership of Restricted Securities representing ten percent (10%) or more of such Restricted Securities unless such other person or group, or any affiliate of such person or group, enters into a standstill agreement with the Company limiting the acquisition of Restricted Securities by such other person or group, or any affiliates of such person or group, to less than thirty-five percent (35%) of the Restricted Securities and such stand-still agreement remains in full force and effect; (iv) the Company shall issue, sell or transfer, in one or a series of related transactions, Restricted Securities to any person or group (other than AIG or its affiliates or any transferee thereof) if after giving effect thereto said person or group shall have, or shall have the then contractual right to acquire through conversion, exercise of warrants or otherwise, more than thirty-five percent (35%) of the combined voting power to vote generally in the election of directors of the Company; or (v) the Company shall agree to merge or consolidate with or into any person, firm, corporation or other legal entity or shall agree to sell all or substantially all its assets to any person, firm, company or other legal entity other than (a) a merger or consolidation of one subsidiary of the Company into another or the Company, or (b) a merger or consolidation in which the securities of the Company outstanding before the merger or consolidation are not affected and in which the Company issues equity securities having an aggregate market value of less than 20% of the total market value of the Company's equity securities outstanding prior to such merger or consolidation. For a general description of the Rights Agreement and the defined terms used above, see "CHARTER AMENDMENT--Existing Anti-Takeover Provisions--Rights Agreement."

        Transfer Restrictions. The Series B Preferred Stock will be subject to the same transfer restrictions applicable to the Class D Stock described below. There are no other limitations on the transferability of the Series B Preferred Stock except as provided under the Securities Act of 1933, as amended (the "Securities Act"). See "--Terms of Class D Stock."

        Permissible Distributions. In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares or otherwise, is permitted under the Maryland General Corporation Law, amounts that would be needed, if the Company were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of Series B Preferred Stock whose preferential rights upon dissolution are superior to those receiving the distribution shall not be added to the Company's total liabilities.

TERMS OF CLASS D STOCK

        Class D Stock shall have a par value of $1.00 per share. The payment of dividends to holders of the Common Stock will be subject to the right of the holders of the Class D Stock to have the Company declare a dividend on the Class D Stock in an amount per share equal to the per share amount of the dividend paid on the Common Stock. In the event of the voluntary or involuntary liquidation, dissolution or winding-up of the Company, the holders of Class D Stock and Common Stock will participate ratably in proportion to the number of shares held by each such holder in any distribution of assets of the Company to such stockholders.

        In addition, in the event the Company effects a subdivision or combination or consolidation of the outstanding shares of Class D Stock into a greater or lesser number of shares of Class D Stock, then in each such case the Company will effect an equivalent subdivision or combination or consolidation of the outstanding shares of Common Stock into a greater or lesser number of shares of Common Stock.

        The holders of the Class D Stock shall not be entitled to any vote, provided that the Charter of the Company cannot be amended or modified so as to adversely affect the holders of the Class D Stock without the approval of the holders of two-thirds of such shares then outstanding, for purposes of which vote the holders of Series B Preferred Stock shall be deemed to be holders of that number of shares of Class D Stock into which such Series B Preferred stock would then be convertible. The holders of the Class D Stock shall have the right to exchange Class D Stock for Common Stock, at any time or from time to time, on a share-for-share basis, provided, however, that no person shall be entitled to acquire Common Stock upon such exchange if after giving effect thereto such person shall have, or shall have the then contractual right to acquire through conversion, exercise of warrants, or otherwise, more than 9.9% of the combined voting power of the Common Stock, Class A Stock and Class C Stock then outstanding.

        The Company shall not be required to register any transfer of Class D Stock, except as follows: (a) to any person which acquired shares of Class D Stock on the original issuance of Class D Stock by the Company (a "Purchaser");
(b) to the ultimate parent corporation of any Purchaser (an "Approved Parent") or any wholly-owned direct or indirect subsidiary of any Approved Parent (a "Controlled Subsidiary"); (c) in a transfer (otherwise than to a Purchaser, an Approved Parent or a Controlled

Subsidiary) pursuant to Rule 144 under the Securities Act; and (d) in a private sale (otherwise than to a Purchaser, an Approved Parent or a Controlled Subsidiary), provided that the transferor shall not sell to any single person or group of persons acting in concert a number of shares of Class D Stock which, if exchanged for Common Stock, when added to other securities owned by the person or group and to securities that the person or group has the right to acquire by conversion, exercise of warrants, or otherwise, would cause the person or group to own or to have the right to acquire more than 9.9% of the combined voting power of the shares of Common Stock, Class A Stock and Class C Stock then outstanding.

        In connection with any sale or transfer of Class D Stock in accordance with clauses (c) or (d) above, the Company shall issue Common Stock in exchange for the Class D Stock to be so sold or transferred, provided that in no event shall the number of shares of Common Stock issued to such purchaser or transferee cause the combined voting power of the shares of Common Stock, Class A Stock and Class C Stock held by such purchaser or transferee to exceed 9.9% of the combined voting power of all such shares then outstanding.

        In addition to the foregoing, in the event that shares of Series B Preferred Stock and/or Common Stock underlying Class D Stock are to be offered in any bona fide public offering of shares that is registered under the Securities Act, the Company shall provide: (i) in the event that Series B Preferred Stock is offered publicly, for the conversion of such Series B Preferred Stock into Common Stock and (ii) in the event that such Common Stock is offered publicly, for the exchange of the Class D Stock for Common Stock, in each case so that such offerings can be made without restriction.

AIG STANDSTILL PROVISIONS

        For a period of time not to exceed eight years after the Closing (the "Standstill Period"), neither AIG nor any of its affiliates will, subject to certain exceptions, (i) acquire, offer to acquire or agree to acquire by purchase or by joining a "group" (hereinafter, a "13D Group"), within the meaning of Section 13(d)(3) of the Exchange Act, any Restricted Securities, (ii) participate in or encourage the formation of a 13D Group which owns or seeks to own Restricted Securities, (iii) make or participate in any "solicitation" of "proxies," within the meaning of Regulation 14A under the Exchange Act, or become a "participant" in any "election contest," within the meaning of Rule 14a-11 of the Exchange Act, or initiate, propose or solicit the approval of a stockholder proposal with respect to the Company, (iv) call or seek to have called a meeting of the Company's stockholders, (v) seek to control the management, Board of Directors, policies or affairs of the Company, (vi) solicit, propose or negotiate with respect to any form of business combination, restructuring, recapitalization or similar transaction involving the Company or any affiliate of the Company, (vii) solicit, make, propose, negotiate or announce any tender offer or exchange offer for any Restricted Securities, or
(viii) disclose an intent with respect to the Company or any Restricted Securities that would require the Company to waive or amend any restrictions relating to standstill provisions contemplated by the Purchase Agreement.

        There shall be an early termination of the Standstill Period upon the occurrence of certain events, including (i) certain bankruptcy or insolvency events relating to the Company or any of its subsidiaries, which in the case of a subsidiary of the Company has had or would have a material adverse effect on the business of the Company, (ii) the material breach by the Company of any of its obligations under the Registration Rights Agreement, (iii) the acquisition of, the commencement of a tender offer for, or the public announcement of an intention to acquire beneficial ownership of 35% or more of the total voting power of Restricted Securities by a person or 13D Group with the consent (whether tacit or explicit) of the Company, (iv) the designation of any date as the termination of the Standstill Period by the Company's Board of Directors,
(v) default in the payment of principal or interest after the expiration of any grace periods with respect to indebtedness of the Company and its subsidiaries for money borrowed in the aggregate amount of $15,000,000 or (vi) the termination of the Purchase Agreement prior to the Closing.

REGISTRATION RIGHTS

        On up to three occasions on or after the first anniversary of the Closing, AIG will have the right to require the Company to use its best efforts to register under the Securities Act, at the Company's expense, all or any portion of the Series B Preferred Stock or the Common Stock into which the Series B Preferred Stock, directly or indirectly, is convertible ("Registrable Securities") for sale in an underwritten public offering. The Company will not be entitled to sell its securities in any such registration for its own account without the consent of AIG.

        In addition, if the Company at any time before the third anniversary of the Closing seeks to register under the Securities Act for sale to the public any of its securities, the Company must include, at AIG's request, AIG's Registrable Securities in the registration statement, subject to underwriter cutbacks and except, at any time prior to the first anniversary of the Closing, with respect to a registered secondary offering pursuant to registration rights granted by the Company prior to the signing of the Purchase Agreement.

NON-SOLICITATION

        The Company has agreed in the Purchase Agreement that prior to the Closing neither the Company nor any of its subsidiaries nor any of the respective officers and directors of the Company or any of its subsidiaries will, and the Company will direct and use its best efforts to cause its employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer with respect to a merger, consolidation or similar transaction involving, or any sale of all or any substantial portion of the assets or any equity securities of, the Company and any of its subsidiaries, taken as a whole (an "Acquisition Proposal") or engage in negotiations, provide information or discuss an Acquisition Proposal with any person, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal.

        Nothing contained in the Purchase Agreement, however, prohibits the Company and its directors from making to the stockholders any recommendation and related filing with the SEC, as required by Rules 14e-2 and 14d-9 under the Exchange Act, with respect to any tender offer, or from informing the stockholders of the Company in the proxy materials with respect to the meeting of stockholders called to consider the transactions contemplated by the Purchase Agreement of information that is material to the vote with respect to such transactions, or from changing or withdrawing the recommendation of the directors with respect to such transactions if the directors conclude that such change or withdrawal is required by their fiduciary duties (as determined in good faith by the Board of Directors of the Company upon the advice of counsel).

COVENANTS

        The Purchase Agreement contains certain covenants including the following:

        Hart-Scott-Rodino. To the extent applicable, the Company and AIG shall make all filings and furnish all information required with respect to the transactions contemplated by the Purchase Agreement by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and shall use their best efforts to obtain the early termination of the waiting period thereunder, provided that neither the Company nor AIG shall be required to agree to dispose of or hold separate any portion of its business or assets.

        Access. Upon reasonable notice, the Company shall, and shall cause its subsidiaries to, offer AIG's officers, employees, counsel, accountants and other authorized representatives reasonable access during normal business hours before the Closing to its properties, books, contracts and records and personnel and advisors and the Company shall, and shall cause its subsidiaries to furnish promptly to AIG all information concerning its business, properties and personnel as AIG or its representatives may reasonably request.

        Publicity. The Company and AIG will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by the Purchase Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or by obligations pursuant to any listing agreement with any securities exchange.

        Pre-Closing Activities. From and after the date of the Purchase Agreement until the Closing, each of the Company and AIG shall act with good faith towards, and shall use its best efforts to consummate, the transactions contemplated by the Purchase Agreement, and neither the Company nor AIG will take any action that would prohibit or impair its ability to consummate the transactions contemplated by the Purchase Agreement.

        Restriction on Amendments to By-Laws. The Company shall not amend its by-laws so as to affect the exemption contained therein from Subtitle 7 of Title 3 of the Maryland General Corporation Law (the "Maryland Control Share Act"). The Maryland Control Share Act provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror, by officers or by directors who are employees of the corporation. "Control Shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:
(i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions. On January 31, 1991 the Board of Directors of the Company amended the by-laws by adding a new Section 4 to Article IX, opting out of the Maryland Control Share Act. The Board of Directors concluded that the Maryland Business Combination Moratorium Act is more effective than the Control Share Act in enabling the Company to protect the interests of stockholders against the abuses of hostile takeover strategies and in encouraging a prospective acquiror to negotiate with the Board of Directors. See "CHARTER AMENDMENT-- Existing Anti-Takeover Provisions."

        Company Payments in Certain Events. In the Purchase Agreement, the Company has agreed to make certain payments to AIG relating to changes in the Company's assets and liabilities as at March 31, 1994 as summarized below.

        If, at any time or from time to time, the amount of (x) all reserves, accruals or payments by or on behalf of the Company or any of its Subsidiaries (without duplication) on account of liabilities, expenses, penalties, fines or interest with respect to any income or other tax (foreign, federal, state or local) with respect to any period ending on or prior to March 31, 1994 exceeds
(y) the stated amount of the Company's tax reserve included in its consolidated balance sheet at March 31, 1994 set forth in its Quarterly Report on Form 10-Q for the three months ended March 31, 1994 (the "March 31, 1994 Balance Sheet") (such amount, a "Tax Amount"), the Company shall pay to AIG , as an adjustment to the purchase price, its pro rata share (based on AIG's fully diluted ownership percentage of the Common Stock as of the date of determination) of the Tax Amount.

        In addition, the Company has agreed to furnish, within 90 days after the end of its fiscal year December 31, 1994, to AIG a certification (the "AIG Certification") signed by each of its chief executive officer, chief financial officer and principal accounting officer certifying (A) whether there were any liabilities as of March 31, 1994 (1) which were not set forth on the March 31, 1994 Balance Sheet or, (2) which are in an amount in excess of the amount stated therefor on the March 31, 1994

Balance Sheet or (3) as to which the full amount of such liability is not then determinable (specifying, in each case, as to type, determinability and amount); and (B) whether there were any assets set forth on the March 31, 1994 Balance Sheet the ultimate realizable value of which is less than that of the carrying value of such assets at such date (specifying, in each case, as to type and amount.)

        For purposes of this covenant, a liability shall be deemed to be in an amount in excess of the amount set forth in the March 31, 1994 Balance Sheet or an asset shall be deemed to have a carrying value below the amount set forth in such Balance Sheet based upon all facts or circumstances in existence on or prior to March 31, 1994, whether or not then known by the Company or any of its subsidiaries and whether or not, under generally accepted accounting principles, such liabilities or assets were, as of March 31, 1994 or as of the date of such AIG Certification, correctly stated or a reserve would not have been required. Assets shall be carried at the lower of stated book value or realizable value, and liabilities shall be stated without discount.

        If an adjustment is made to any balance sheet subsequent to the March 31, 1994 Balance Sheet based upon any of the matters referred to in the AIG Certification or if a liability set forth in the AIG Certification is paid ("Other Adjustments"), then the Company shall promptly pay to AIG, as an adjustment to the purchase price, an amount in cash in immediately available funds equal to AIG's pro rata share of each such Other Adjustment. The Company will not, however, be required to make payments under this covenant in respect of (i) liabilities relating to the indemnities contained in the Shand Morahan & Company, Inc. Sale Agreement, dated October 7, 1987; (ii) assets or liabilities relating to operations discontinued prior to the date of the Purchase Agreement;
(iii) any reserve for restructuring that is approved by the new Chief Executive Officer of the Company and that is taken in the year ended December 31, 1994; and (iv) liabilities that do not individually exceed $2,000,000 or in the aggregate exceed $10,000,000.

CONDITIONS TO CLOSING

        AIG's obligation to effect the Closing is subject to various conditions which include the following:

                (a) Approval of the issuance and sale of the Series B Preferred Stock as required by the rules of any securities exchange on which securities of the Company are listed.

                (b) Approval and effectiveness of the Charter Amendment.

                (c) Compliance by the Company in all material respects with the terms, covenants and conditions of the Purchase Agreement.

                (d) Amendment of the Rights Agreement, in form and substance reasonably satisfactory to AIG.

                (e) AIG shall be satisfied in its sole discretion as to the non-applicability of insurance holding company and broker controlled insurer statutes of each of the States of the United States of America and each other material jurisdiction with respect to its purchase and holding of the Series B Preferred Stock and related matters (including, as AIG shall determine, such approvals or advice from such regulatory authorities in respect thereof). AIG shall be satisfied as to the applicability of foreign investment and other similar laws or regulations of each jurisdiction outside the United States of America where AIG or its subsidiaries or the Company and its subsidiaries conduct business with respect to the purchase and holding by AIG or its affiliates of the Series B Preferred Stock, the Class D Stock and the Common Stock issued in exchange for Class D Stock such that the application of such laws or regulations would not in its reasonable discretion have, individually or in the aggregate, a material adverse effect on AIG and its subsidiaries taken as a whole or the Company and its subsidiaries taken as a whole.

                (f) Entry by the Company on or before July 5, 1994 into an insurance or reinsurance arrangement with respect to discontinued operations that is reasonably satisfactory to AIG.

                (g) The Company shall have furnished to AIG legal opinions as described in the Purchase Agreement, in form reasonably satisfactory to AIG.

                (h) Other customary conditions precedent for a transaction similar to the issuance and sale of the Series B Preferred Stock to AIG.


        The Company's obligation to effect the Closing is subject to conditions reciprocal to the conditions contained in (a), (b), (c) and (e) above. The Company is in advanced stages of negotiation for an arrangement that the Company believes would satisfy the condition referred to in paragraph (f) above. At the time the Company entered into the Purchase Agreement with AIG, the Company had entered into an option to purchase insurance from an affiliate of AIG that would satisfy the condition, and had paid an affiliate of AIG a non-refundable fee of $1,000,000 for the option. This fee is in addition to the estimated $2,800,000 of transaction expenses to be borne by the Company.


        There can be no assurance that each of the conditions to the Closing will be satisfied prior to October 31, 1994. If the Closing does not occur on or prior to October 31, 1994, the Purchase Agreement will terminate without any action by AIG or the Company. See "Termination" below.

TERMINATION

        At any time prior to the Closing, the Purchase Agreement and the transactions contemplated thereby may be terminated, (i) by a written instrument executed and delivered by the Company and AIG, (ii) by AIG upon any material breach or default by the Company under the Purchase Agreement, or (iii) by the Company upon any material breach or default by AIG under the Purchase Agreement. If the Closing shall not have occurred on or before October 31, 1994, the Purchase Agreement will terminate without any action by AIG or the Company.

RIGHTS AGREEMENT AMENDMENT

        The Board of Directors has approved an amendment to the Company's Rights Agreement, pursuant to which the acquisition of Series B Preferred Stock upon closing of the Purchase Agreement, the acquisition of Class D Stock upon conversion of Series B Preferred Stock, the acquisition of Common Stock upon exchange for Class D Stock or the acquisition by AIG or its affiliates or any transferee thereof of any securities of the Company (if such acquisition is permitted by the Purchase Agreement) will not (i) cause any person to become an Acquiring Person, (ii) cause the Distribution Date or the Shares Acquisition Date to occur, or (iii) give rise to a Section 11(a)(ii) Event (as such capitalized terms are defined in the Rights Agreement). See "CHARTER AMENDMENT--Existing Anti-Takeover Provisions."

REQUIRED VOTE

        Approval of Proposal 1 requires the affirmative vote of a majority of the votes cast on the proposal, provided that the total vote cast on the proposal represents over 50% in interest of all Common Stock, Class A Stock and Class C Stock entitled to vote on the proposal. For this purpose, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the vote on Proposal 1.

        Approval of Proposal 1 is conditioned on the approval of the related Charter Amendment.

        The Board of Directors unanimously recommends that stockholders approve Proposal 1.

                         PROPOSAL 2--CHARTER AMENDMENT

        The Closing is conditioned upon the approval of the Charter Amendment by the stockholders of the Company and the filing of the Charter Amendment with the State Department of Assessments and Taxation of Maryland. The following is a summary of certain provisions of the Charter Amendment, which is attached as Appendix II to this Proxy Statement and is incorporated herein by reference. Such summary is qualified in its entirety by reference to the Charter Amendment.

        Approval of the Charter Amendment by the stockholders shall be deemed also to constitute approval of a resolution authorizing the Board of Directors, at any time prior to the filing of the Charter Amendment with the State Department of Assessments and Taxation of Maryland, to abandon such proposed amendment without further action by the stockholders, in connection with the termination of the Purchase Agreement or otherwise, notwithstanding approval of the Charter Amendment by the stockholders of the Company. Furthermore, the Company does not intend to file the Charter Amendment with the State Department of Assessments and Taxation of Maryland until the time of the Closing under the Purchase Agreement.

INCREASE OF AUTHORIZED STOCK


        General. The Restated Articles currently authorize the Company to issue eighty-eight million five hundred thousand (88,500,000) shares of four classes of stock, consisting of sixty million (60,000,000) shares of Common Stock, par value $1.00; thirteen million (13,000,000) shares of Class A Common Stock, par value $.00001; five million five hundred thousand (5,500,000) shares of Class C Common Stock, par value $1.00; and ten million (10,000,000) shares of Preferred Stock, par value $1.00. The aggregate par value of all shares of all classes of stock which the Company has authority to issue is $75,500,130. The Charter Amendment would increase the number of authorized and unissued shares of capital stock of the Company to two hundred ninety-two million (292,000,000) shares of five classes consisting of two hundred million (200,000,000) shares of Common Stock, par value $1.00; twenty-six million (26,000,000) shares of Class A Common Stock, par value $.00001; eleven million (11,000,000) shares of Class C Common Stock, par value $1.00; forty million (40,000,000) shares of Class D Common Stock, par value $1.00; and fifteen million (15,000,000) shares of Preferred Stock, par value $1.00. The aggregate par value of all shares of all classes of stock which the Company will, pursuant to the Charter Amendment, have authority to issue is $266,000,260.



        Reasons for and Effects of the Increase of Authorized Capital Stock. In addition to authorizing the Series B Preferred Stock and the Class D Stock, the Charter Amendment would increase the number of authorized shares of Common Stock and Preferred Stock. Of the 88,500,000 shares currently authorized, as of June 21, 1994 41,037,453 shares of Common Stock, 2,409,600 shares of Class A Common Stock, 382,130 shares of Class C Common Stock and 2,300,000 shares of Preferred Stock were outstanding. Furthermore, following the Closing, for each share of Class D Stock issued or reserved for issuance the Company will be required to reserve one share of Common Stock for issuance upon exchange of the Class D Stock. The Company does not have sufficient authorized, unissued and unreserved shares of Common Stock to permit the issuance of the number of shares of Common Stock that would be required to be issued upon exchange of the Class D stock into which the Series B Preferred Stock is convertible.


        The Board of Directors believes that it is in the best interests of the Company and its stockholders to increase the number of authorized shares of Common Stock and Preferred Stock so that a sufficient number of additional shares of Common Stock and Preferred Stock will be available to effect the transactions contemplated by the Purchase Agreement and for issuance from time to time in connection with possible future financing programs, stock dividends, acquisitions, stock option and other employee benefit plans and other general corporate purposes. Having such additional authorized shares of Common Stock and Preferred Stock available for issuance in the future will give the Company greater flexibility and allow additional shares of Common Stock and Preferred Stock, in excess of the number of such shares presently authorized, to be issued without the expense and delay of a special meeting of stockholders unless such meeting is required for the particular transaction by applicable law or regulations or the rules of any stock exchange on which the shares of Common Stock may then be listed or quoted.

        Stockholders will have no preemptive rights with respect to any issuance of the newly authorized shares of Common Stock or Preferred Stock. The issuance of additional shares of Common Stock or Preferred Stock could have the effect of diluting the economic and voting rights of the existing holders of Common Stock. Finally, although generally the newly authorized Common Stock and Preferred Stock could be issued at the discretion of the Board of Directors, in certain circumstances (involving certain issuances of stock (i) to related parties or under employee benefit plans, (ii) equal to or more than 20% of the shares of Common Stock then outstanding or (iii) resulting in a change of control of the Company), the rules of the New York Stock Exchange may require specific stockholder authorization of a proposed issuance of the newly authorized Common Stock and Preferred Stock.

        In addition, although the Company does not have any present intention to issue the additional shares of Common Stock and Preferred Stock to oppose a takeover bid, and the Company does not view the proposed amendment as an anti-takeover measure, the authorization of additional shares of Common Stock and Preferred Stock could possibly deter, or the issuance of such shares could be utilized to frustrate, a takeover attempt which is not approved by incumbent management, but which stockholders may deem to be in their best interests or in which stockholders might receive a premium for their shares over the present market value of such shares. To the extent that it impedes any such attempts, the proposal may serve to perpetuate management. The proposal is not the result of any knowledge of the Company of any specific effort to accumulate the Company's securities or to obtain control of the Company by means of a merger, tender offer, proxy solicitation or otherwise. The Company has no plans at the present time to submit to the stockholders for approval, or take any other action with respect to, any other proposal that might be deemed to have an anti-takeover effect. Cumulative voting in the election of directors is not provided for under the Restated Articles of the Company. See "Existing Anti-Takeover Provisions" below.

EXISTING ANTI-TAKEOVER PROVISIONS

        The consummation of the Investment may diminish the ability of current stockholders to sell the Company without the concurrence of AIG. See "Certain Considerations--Diminished Ability to Sell the Company". The Charter of the Company and the Maryland General Corporation Law contain certain other provisions that could have the effect of delaying, deferring or preventing a change in control of the Company.

        Maryland Business Combination Law. The Maryland Business Combination Law prohibits any "Business Combination" (as defined generally to include a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation (such as the Company) and any "Interested Stockholder" (defined generally as any person that, directly or indirectly, beneficially owns 10 percent or more of the outstanding voting stock of the corporation) for a period of five years after the date the person becomes an Interested Stockholder. After such five year period, a Business Combination between a Maryland corporation and such Interested Stockholder is prohibited unless either certain "fair price" provisions are complied with or the Business Combination is approved by certain supermajority stockholder votes. The Maryland Business Combination Law restrictions do not apply to a Business Combination with an Interested Stockholder if such Business Combination is approved by a resolution of the board of directors of the corporation adopted prior to the date on which the Interested Stockholder became such.

        In connection with the execution of the Purchase Agreement, the Board of Directors of the Company adopted a resolution to exempt further transactions between the Company and its subsidiaries and AIG and its subsidiaries from the provisions of the Maryland Business Combination Law but only if

AIG or its subsidiaries shall have become an Interested Stockholder as a result of the acquisition of securities of the Company in a manner and to the extent permitted under the Purchase Agreement.

        Rights Agreement. On June 11, 1987, at the time of the execution of the Company's Rights Agreement, the Company's Board of Directors declared a dividend of one Right, as defined in the Rights Agreement (a "Right"), for each outstanding share of Common Stock, Class A Stock and Class C Stock. The Common Stock, Class C Stock and Class A Stock are collectively referred to herein as the "Voting Stock." The Rights Agreement was amended and restated as of March 22, 1990 and further amended as of April 21, 1992. The following description summarizes the Rights Agreement, as amended.

        The Rights are currently traded with the Voting Stock and detach and become exercisable only upon the earlier to occur of (i) ten (10) days following a public announcement by the Company that a person or group of affiliated or associated persons (a "Person") has acquired, or obtained the right to acquire, "beneficial ownership" (as defined in the Rights Agreement) of 10% or more of the outstanding Voting Stock (such Person, an "Acquiring Person") (the date of such announcement, the "Shares Acquisition Date") or (ii) ten (10) business days (or such later date as may be determined by action of the Board of Directors prior to such time as any Person becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in any Person becoming an Acquiring Person (the earlier of such dates being called the "Distribution Date").

        Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock, $1.00 par value per share (the "Preferred Shares"), of the Company, at a price of $85 per one one-hundredth of a Preferred Share.

        Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $10.00 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of Common Stock. In the event of liquidation, the holders of the Preferred Shares will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made per share of Common Stock. Each Preferred Share will have 100 votes, voting together with the Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each Preferred Share will be entitled to receive 100 times the amount received per share of Common Stock. These rights are protected by customary antidilution provisions.

        Because of the nature of the Preferred Shares' dividend, liquidation and voting rights, the value of the one one-hundredth interest in a Preferred Share purchasable upon exercise of each right should approximate the value of one share of Common Stock.

        In the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets, earning power, or cash flow are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then-current exercise price of the Right, that number of shares of common stock of the acquiring company (or the Company, as the case may be) which at the time of such transaction will have a market value of two times the exercise price of the Right.

        In the event that any Person becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of one-hundredths of a Preferred Share (or, under certain circumstances, other equity securities, debt securities, cash, a reduction in the exercise price of the Right, and/or other property, or a combination of the foregoing) having a value of two times the exercise price of the Right.

        At any time after any Person becomes an Acquiring Person and prior to the acquisition by such Person of 50% or more of the outstanding Voting Stock, the Board of Directors of the Company may exchange the Rights (other than Rights beneficially owned by such Person which have become void), in whole or in part, at an exchange ratio of one one-hundredth of a Preferred Share per Right (subject to adjustment).

        The Rights will expire on July 6, 1997 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed by the Company. At any time prior to any Person becoming an Acquiring Person, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). Immediately upon the action of the Board of Directors ordering redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

        The terms of the Rights may be amended by the Board of Directors of the Company in any respect without the consent of the holders of the Rights prior to there being an Acquiring Person. Thereafter, the Board of Directors of the Company may amend the terms of the Rights without the consent of the holders of the Rights, including an amendment to extend the Final Expiration Date, except that no such amendment may adversely affect the interests of the holders of the Rights.

        In connection with the sale of the Series B Preferred Stock, the Company has agreed to amend the Rights Agreement to the extent necessary to ensure that the transactions contemplated by the Purchase Agreement do not cause any person to become an Acquiring Person, cause the Distribution Date or the Shares Acquisition Date to occur or give rise to a "Section 11(a) Event" (that is, an event giving holders of Rights, other than the Acquiring Person, the right to buy shares of Common Stock at half-price). See "THE PURCHASE AGREEMENT--Rights Agreement Amendment."

        The Rights Agreement was not intended to deter all takeover bids for the Company and will not do so. For example, the Rights Agreement does not foreclose an attractive offer to acquire all the Voting Stock at the same price or a transaction approved by the Board of Directors. To the extent an acquiror is discouraged by the Rights Agreement from acquiring an equity position in the Company, stockholders may be deprived of receiving a premium for their shares. The issuance of additional shares of Common Stock prior to the Distribution Date will result in an increase in the number of Rights outstanding.

        Other Maryland Law Provisions. Under the Maryland General Corporation Law, an action required to be taken at a meeting of stockholders may be taken without a meeting only if a written consent is signed by each stockholder entitled to vote on the matter. The written request of one or more stockholders entitled to cast at least 25% of all votes entitled to be cast at a meeting of stockholders is required to initiate a call of a special meeting by the stockholders.

        Other By-Law Provisions. Article I, Section 12, of the Company's by-laws provides that for any proposal (other than election of directors) to be properly brought by a stockholder before an annual meeting, written notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the meeting. If less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, to be timely, notice from a stockholder proposing business must be received by the Company by the 10th day following the date notice of the meeting date was mailed or public disclosure of the meeting date was made, whichever occurs first. The stockholder's written notice must contain a brief description of the proposal and reasons for conducting such business at the annual meeting, the stockholder's name and address (as they appear on the Company's books), the class and number of shares beneficially owned by the stockholder, and any material interest of the stockholder in such business.

        The Company's by-laws further provide that (i) in the event the presiding officer of the meeting determines that the timely written notice requirements have not been complied with, such presiding officer shall disregard the defective business proposal or disregard the defective nomination, and (ii) notwithstanding the provisions of the by-laws with respect to the matters set forth in Article I,

Section 12, a stockholder shall also comply with all applicable requirements of the Securities and Exchange Act of 1934 and the rules and regulations thereunder.

        The provisions of the by-laws of the Company described above do not affect the rights and obligations of stockholders under the Securities and Exchange Commission Rule 14a-8, which relates to the inclusion of stockholder proposals in proxy materials.

TERMS OF SERIES B PREFERRED STOCK AND CLASS D COMMON STOCK

        The terms of the proposed Series B Preferred Stock and Class D Stock are summarized above under "THE PURCHASE AGREEMENT--Terms of Series B Preferred Stock" and "--Terms of Class D Stock."

REQUIRED VOTE

        Approval of Proposal 2 requires the concurrence of a majority of the aggregate of the votes entitled to be cast on the proposal by stockholders of the Company. For this purpose, abstentions and broker non-votes will have the effect of votes against Proposal 2.

        Approval of Proposal 2 is conditioned on approval of Proposal 1.

        The Board of Directors unanimously recommends that stockholders approve Proposal 2.

                                 MISCELLANEOUS

        In the event that sufficient votes in favor of the Investment Proposals are not received by July 15, the persons named in the enclosed proxy card may propose one or more adjournments of the meeting to permit further solicitation of proxies. Any such adjournment will require the affirmative vote of a majority of the votes cast on the matter at the meeting. The persons named in the enclosed proxy card will vote in favor of such adjournment those proxies which they are entitled to vote in favor of the Investment Proposal for which further solicitation of proxies is to be made. They will vote against any such adjournment those proxies required to be voted against such Investment Proposal. The costs of any such additional solicitation and of any adjourned session will be borne by the Company.

                    STOCKHOLDER PROPOSALS FOR 1995 MEETING

        Stockholders are advised that any proposals of stockholders intended to be presented at the 1995 Annual Meeting of Stockholders must be received by the Company on or before December 15, 1994 for inclusion in the Company's proxy statement and form of proxy relating to that meeting. In addition, the by-laws of the Company establish an advance notice requirement for any proposal of business to be considered at an annual meeting of stockholders that is not made by or at the recommendation of a majority of the directors then in office. In general, written notice must be delivered to the Secretary of the Company at its principal executive office, 1211 Avenue of the Americas, New York, New York 10036, within certain time periods in advance of the meeting and must contain specified information concerning the matter to be brought before the meeting and the stockholder proposing the matter. Any stockholder desiring a copy of the by-laws of the Company will be furnished one without charge upon written request to the Secretary of the Company.

                                 OTHER MATTERS

        Under Maryland law and the by-laws of the Company, no other business may be transacted at the Special Meeting.

                                          By order of the Board of Directors,

                                          Frank R. Wieczynski
                                          Secretary

                                                                      APPENDIX I

- --------------------------------------------------------------------------------
                       STOCK PURCHASE AND SALE AGREEMENT
- --------------------------------------------------------------------------------

                                    BETWEEN
                      ALEXANDER & ALEXANDER SERVICES INC.
                                      AND
                      AMERICAN INTERNATIONAL GROUP, INC.

                           ------------------------

                           Dated as of June 6, 1994

                               TABLE OF CONTENTS

SECTION                                                     HEADING                                                      PAGE
- -------    ------------------------------------------------------------------------------------------------------      ---------
1.         Definitions; Certain References.......................................................................           1
           a.         Definitions................................................................................           1
2.         Closing...............................................................................................           3
           a.         Time and Place of the Closing..............................................................           3
           b.         Transactions at the Closing................................................................           3
3.         Conditions to the Closing.............................................................................           3
           a.         Conditions Precedent to the Obligations of the Purchasers..................................           3
                      1.  Compliance by A&A......................................................................           3
                      2.  No Legal Action........................................................................           4
                      3.  Amendment of Charter...................................................................           4
                      4.  Shareholder Approval...................................................................           4
                      5.  Stock Exchange Listing.................................................................           4
                      6.  Rights Agreement.......................................................................           4
                      7.  Regulatory Matters.....................................................................           4
                      8.  Insurance Arrangement..................................................................           4
                      9.  Legal Opinions.........................................................................           4
                     10.  Registration Rights Agreement..........................................................           9
                     11.  Other..................................................................................           9
                     12.  Hart-Scott-Rodino......................................................................           9
                     13.  Articles Supplementary; Articles of Amendment..........................................           9
                     14.  Exemption from Special Voting Requirements.............................................           9
                     15.  Special Events.........................................................................           9
           b.         Conditions Precedent to Obligations of A&A.................................................           9
                      1.  Compliance by AIG......................................................................           9
                      2.  No Legal Action........................................................................           9
                      3.  Amendment of Charter...................................................................          10
                      4.  Shareholder Approval...................................................................          10
                      5.  Regulatory Matters.....................................................................          10
4.         Representations and Warranties of A&A.................................................................          10
           a.         Organization, Good Standing, Power, Authority, Etc.........................................          10
           b.         Capitalization of A&A......................................................................          10
           c.         Registration Rights........................................................................          11
           d.         SEC Documents..............................................................................          11
           e.         Proxy Statement............................................................................          11
           f.         Authority and Qualification of A&A.........................................................          11
           g.         Subsidiaries...............................................................................          11
           h.         Outstanding Securities.....................................................................          12
           i.         No Contravention, Conflict, Breach, Etc....................................................          12
           j.         Consents...................................................................................          12
           k.         No Existing Violation, Default, Etc........................................................          12
           l.         Licenses and Permits.......................................................................          13
           m.         Title to Properties........................................................................          13
           n.         Environmental Matters......................................................................          13
           o.         Taxes......................................................................................          13
           p.         Litigation.................................................................................          14
           q.         Labor Matters..............................................................................          14
           r.         Contracts..................................................................................          14
           s.         Finder's Fees..............................................................................          14

           t.         Financial Statements.......................................................................          14
           u.         ERISA......................................................................................          14
           v.         Contingent Liabilities.....................................................................          15
           w.         No Material Adverse Change.................................................................          15
           x.         Investment Company.........................................................................          15
           y.         Exemption from Registration; Restrictions on Offer and
                      Sale of Same or Similar Securities.........................................................          16
           z.         Use of Proceeds............................................................................          16
5.         Representations and Warranties of the Purchasers......................................................          16
           a.         Organization, Good Standing, Power, Authority, Etc.........................................          16
           b.         No Conflicts; No Consents..................................................................          16
           c.         Investment Intent, Etc.....................................................................          16
6.         Covenants of the Parties..............................................................................          17
           a.         Restrictive Legends........................................................................          17
           b.         Certificates for Shares and Conversion Shares To Bear Legends..............................          17
           c.         Removal of Legends.........................................................................          18
           d.         Pre-Closing Activities.....................................................................          18
           e.         Information................................................................................          18
           f.         Restriction on Issuance of Stock...........................................................          19
           g.         Restriction on Amendments to By-Laws.......................................................          19
           h.         Stockholders Meeting.......................................................................          19
           i.         Hart-Scott-Rodino..........................................................................          19
           j.         Acquisition Proposals......................................................................          19
           k.         Access.....................................................................................          20
           l.         Publicity..................................................................................          20
           m.         Certain Special Events.....................................................................          20
           n.         Reservation of Shares......................................................................          20
           o.         Adjustment Payments........................................................................          20
7.         Standstill............................................................................................          21
8.         Termination...........................................................................................          24
9.         Survival of Representations and Warranties............................................................          24
10.        Performance; Waiver...................................................................................          24
11.        Successors and Assigns................................................................................          24
12.        Miscellaneous.........................................................................................          25
           a.         Notices....................................................................................          25
           b.         Expenses...................................................................................          25
           c.         Governing Law..............................................................................          25
           d.         Severability; Interpretation...............................................................          25
           e.         Headings...................................................................................          26
           f.         Entire Agreement...........................................................................          26
           g.         Counterparts...............................................................................          26


Exhibits
Exhibit 1--Articles of Amendment
Exhibit 2--Articles Supplementary
Exhibit 3--Registration Rights Agreement
Exhibit 4--Rights Agreement Amendment
Exhibit 5--Charter of A&A
Exhibit 6--By-laws of A&A

                       STOCK PURCHASE AND SALE AGREEMENT

        STOCK PURCHASE AND SALE AGREEMENT ("AGREEMENT") dated as of June 6, 1994, between ALEXANDER & ALEXANDER SERVICES INC., a Maryland corporation ("A&A"), and AMERICAN INTERNATIONAL GROUP, INC., a Delaware corporation ("AIG").

        WHEREAS, A&A desires to sell to one or more of AIG and its wholly-owned subsidiaries as designated by AIG (the "Purchasers" and each a "Purchaser"), and the Purchaser or Purchasers desire to purchase, an aggregate of 4,000,000 shares (the "Shares") of 8% Series B Cumulative Convertible Preferred Stock, par value $1.00 per share, of A&A (the "Series B Stock") for the consideration and upon the terms and subject to the conditions set forth herein.

        NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants, agreements and conditions contained herein, each of A&A and AIG agree as follows:

1. DEFINITIONS; CERTAIN REFERENCES.

        a. Definitions. The terms defined in this Section 1, whenever used in this Agreement, shall have the following meanings for all purposes of this
Agreement:

                "A&A" has the meaning set forth in the first paragraph of this Agreement.

                "Act" means the Securities Act of 1933, as amended.

                "Affiliate" has the meaning set forth in Rule 12b-2 under the Exchange Act.

                "AIG" has the meaning set forth in the first paragraph of this Agreement.

                "AIG Group" has the meaning set forth in Section 7.a.

                "Annual Report" has the meaning set forth in Section
        3.a.9(A)(i).

                "Articles of Amendment" means the Articles of Amendment of the Charter of A&A, to be filed for record by A&A, subject to the approval thereof by the stockholders of A&A as contemplated by Section 3.a.3, with the State Department of Assessments and Taxation of Maryland on or prior to the date and time of the Closing, a true and correct copy of which is attached as Exhibit 1 hereto.

                "Articles Supplementary" means the Articles Supplementary classifying 6,200,000 shares of A&A's preferred stock as Series B Stock, to be filed for record by A&A with the State Department of Assessments and Taxation of Maryland on or prior to the date and time of the Closing, a true and correct copy of which is attached as Exhibit 2 hereto.

                "Charter" means the Articles of Restatement of the charter of A&A as filed for record with the State Department of Assessments and Taxation of Maryland, as amended to date and as it is to be amended by the Articles of Amendment.

                "Class A Common Stock" means the Class A Common Stock, par value $.00001 per share, of A&A.

                "Class C Common Stock" means the Class C Common Stock, par value $1.00 per share, of A&A.

                "Class D Common Stock" means the Class D Common Stock, par value $1.00 per share, of A&A, to be created by A&A as described in the Articles of Amendment.

                "Closing" has the meaning set forth in Section 2.a of this Agreement.

                "Closing Date" has the meaning set forth in Section 2.a of this Agreement.

                "Common Stock" means the common stock, par value $1.00 per share, of A&A.

                "Conversion Shares" means the shares of Class D Common Stock issuable or issued upon conversion of the Shares pursuant to the terms of this Agreement and the Articles Supplementary.

                "Encumbrances" has the meaning set forth in Section 4.g of this Agreement.

                "Environmental Laws" has the meaning set forth in Section 4.k of this Agreement.

                "ERISA" has the meaning set forth in Section 4.u of this Agreement.

                "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                "Exchange Shares" means the shares of Common Stock issuable or issued in exchange for the Conversion Shares (or, in the case of a registered public offering of Series B Stock, upon conversion of Series B Stock) pursuant to the terms of this Agreement and the Charter.

                "Incorporated Document" has the meaning set forth in Section 3.a.9(A)(v) of this Agreement.

                "Licenses" has the meaning set forth in Section 4.l of this Agreement.

                "Material Adverse Effect" has the meaning set forth in Section 4.f of this Agreement.

                "Proxy Statement" means the proxy statement with respect to the transactions contemplated by this Agreement sent to the holders of Common Stock, Class A Common Stock and Class C Common Stock in compliance with the Exchange Act, as the same may be amended or supplemented.

                "Purchase Price" means, in the case of each Purchaser, $50 multiplied by the number of Shares to be purchased by such Purchaser and $200,000,000 in the aggregate.

                "Purchaser" has the meaning set forth in the first recital of this Agreement.

                "Purchasers" has the meaning set forth in the first recital of this Agreement.

                "Registrable Securities" means the Series B Stock, the Conversion Shares, the Exchange Shares and any other securities issued or issuable with respect to the Series B Stock, the Conversion Shares or the Exchange Shares by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization; provided, however, that a security ceases to be a Registrable Security when it is no longer a Transfer Restricted Security.

                "Registration Rights Agreement" means the Registration Rights Agreement to be dated as of the date of the Closing among A&A and the Purchasers party thereto, in the form attached as Exhibit 3 hereto, as amended, supplemented and modified from time to time in accordance with the terms thereof.

                "Restricted Securities" has the meaning set forth in Section 7.a(i) of this Agreement.

                "Rights Agreement" means the Rights Agreement between A&A and First Chicago Trust Company of New York, dated as of June 11, 1987, as amended and restated on March 22, 1990, as amended on April 21, 1992 and as it is to be amended pursuant to Section 3.a.6 hereof.

                "Rights Agreement Amendment" has the meaning set forth in
        Section 3.a.6 of this Agreement.

                "SEC" means the Securities and Exchange Commission.

                "SEC Documents" means all documents filed by A&A with the SEC since January 1, 1993.

                "Series B Stock" has the meaning set forth in the first recital of this Agreement.

                "Shares" has the meaning set forth in the first recital of this Agreement.

                "Significant Subsidiary" means each of Alexander & Alexander Services UK plc, Reed Stenhouse Companies Limited and each other Subsidiary of A&A that had consolidated assets at December 31, 1993 with a book value, net of intercompany accounts, in excess of 10% of the consolidated assets of A&A at such date or that, net of intercompany items, contributed more than 10% to the consolidated revenues or consolidated operating income of A&A for the year ended December 31, 1993.

                "Special Event" has the meaning specified in the Articles Supplementary.

                "Standstill Period" has the meaning set forth in Section 7.c of this Agreement.

                "Subsidiary" means, with respect to any person, any corporation, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization, or other entity analogous to any of the foregoing of which a majority of the equity ownership (whether voting stock or comparable interest) is, at the time, owned, directly or indirectly by such person.

                "Transaction Documents" means the Articles of Amendment, the Articles Supplementary, the Rights Agreement Amendment and the Registration Rights Agreement.

                "Transfer Restricted Security" means a share of Series B Stock, a Conversion Share, an Exchange Share and any other security which is a Registrable Security until such share of Series B Stock, Conversion Share, Exchange Share or other security (i) has been effectively registered under the Act and disposed of in accordance with a registration statement filed under the Act covering it or (ii) is distributed to the public pursuant to Rule 144 under the Act.

2. CLOSING.

        a. Time and Place of the Closing. The Closing (the "Closing") shall take place at the offices of Cahill Gordon & Reindel, 80 Pine Street, New York, New York, at 10:00 A.M., New York time, on the third business day following the first date on which the conditions to Closing set forth in Section 3 hereof have first been satisfied or waived. A&A shall give AIG two business days prior written notice of the date the Closing is scheduled to occur. The "Closing Date" shall be the date the Closing occurs.

        b. Transactions at the Closing. At the Closing, subject to the terms and conditions of this Agreement, A&A shall issue and sell to AIG and the other Purchasers and AIG shall purchase, or shall cause the other Purchasers to purchase, the Shares. At the Closing, A&A shall deliver to each Purchaser a certificate or certificates representing the number of Shares to be purchased by such Purchaser as reflected in a schedule delivered to A&A one business day prior to the Closing registered in the name of such Purchaser or its nominee against payment of the Purchase Price with respect thereto by wire transfer of immediately available funds to an account or accounts previously designated by A&A.

3. CONDITIONS TO THE CLOSING.

        a. Conditions Precedent to the Obligations of the Purchasers. The obligations of the Purchasers to be discharged under this Agreement on or prior to the Closing are subject to satisfaction of the following conditions at or prior to the Closing (unless expressly waived in writing by AIG at or prior to the Closing):

                1. Compliance by A&A. All of the terms, covenants and conditions of this Agreement to be complied with and performed by A&A at or prior to the Closing shall have been complied with and performed by it in all material respects, and the representations and warranties made by A&A in this Agreement shall be true and correct in all material respects at and as of the Closing, with the same force and effect as though such representations and warranties had been made at and as of the Closing, except for changes expressly contemplated by this Agreement and except for representations and warranties that are made as of a specific time which shall be true and correct in all material respects only as of such time.

                2. No Legal Action. No action, suit, investigation or other proceeding relating to the transactions contemplated hereby shall have been instituted or threatened before any court or by any governmental body which presents a substantial risk of the restraint or prohibition of the transactions contemplated hereby or the obtaining of material damages or other material relief in connection therewith.

                3. Amendment of Charter. The Articles of Amendment shall have been duly approved by the required holders of A&A's stock, shall have been filed with the State Department of Assessments and Taxation of Maryland and shall have become effective.

                4. Shareholder Approval. The transactions contemplated by this Agreement, including the issuance of the Series B Stock, the Conversion Shares and the Exchange Shares, shall have been duly approved by the holders of A&A's stock as required by the rules of the New York Stock Exchange, Inc. and any other securities exchange on which the Common Stock is listed.

                5. Stock Exchange Listing. The Exchange Shares shall have been approved for listing, subject to notice of issuance, by the New York Stock Exchange, Inc. and any other securities exchange on which the Common Stock is listed.

                6. Rights Agreement. The Rights Agreement shall have been amended by an amendment in the form of Exhibit 4 hereto (the "Rights Agreement Amendment") and shall otherwise be in full force and effect and not have been otherwise amended, modified or supplemented on or after the date of this Agreement.

                7. Regulatory Matters. AIG shall be satisfied in its sole discretion as to the non-applicability of the insurance holding company and broker-controlled insurer statutes of each jurisdiction (x) in the United States of America or any state, territory or possession thereof and (y) each other jurisdiction wherever located which is material to the conduct of the business conducted by it and its Subsidiaries, in each case with respect to the purchase and holding by the Purchasers of the Series B Stock, the Conversion Shares and the Exchange Shares (including the receipt of such approvals or advice from regulatory authorities with respect thereto as AIG may determine). AIG shall be satisfied as to the applicability of foreign investment and other similar laws or regulations of each jurisdiction outside the United States of America where AIG or its subsidiaries or A&A or its Subsidiaries conduct business with respect to the purchase and holding by the Purchasers of the Series B Stock, the Conversion Shares and the Exchange Shares such that the application of such laws or regulations would not in its reasonable discretion have, individually or in the aggregate, a material adverse effect on AIG and its subsidiaries taken as a whole or A&A and its Subsidiaries taken as a whole.

                8. Insurance Arrangement. On or before July 5, 1994, A&A shall have entered into an insurance or reinsurance arrangement with respect to its discontinued operations that is reasonably satisfactory to AIG with an insurer reasonably satisfactory to AIG.

                9. Legal Opinions.

                   (A) A&A shall have furnished to the Purchasers on the
                Closing Date the opinion of Ronald J. Roessler, Senior Vice President and General Counsel of A&A, dated the Closing Date, in form reasonably satisfactory to the Purchasers, to the effect that:

                         (i) each of A&A and the Significant Subsidiaries has
                   been duly incorporated and, where applicable, is validly existing as a corporation in good standing under the laws of the jurisdiction in which it is chartered or organized, with full corporate power and authority to own its properties and conduct its business as described in A&A's Annual Report on Form 10-K for the year ended December 31, 1993 as filed with the SEC ("Annual Report"); A&A is duly qualified to do business as a foreign corporation and is in good standing under the laws of New York; Alexander Reinsurance Intermediaries Inc. is duly qualified to do business as a foreign corporation and is in good standing under the laws of Connecticut;

                        (ii) all the outstanding shares of stock of each
                   Significant Subsidiary have been duly and validly authorized and issued and are full paid and nonassessable (or, with respect to foreign subsidiaries, have similar status), and all outstanding shares (except for directors' qualifying shares) of stock of the Significant Subsidiaries are owned by A&A either directly or through wholly-owned subsidiaries (except as set forth in Exhibit 21 to A&A's Annual Report and as disclosed in a single writing from A&A to AIG specifically identified as such and dated the date hereof) free and clear of any perfected security interest and, to the best knowledge of such counsel, any other security interests, claims, liens or encumbrances, except where the failure to so own the stock of a Significant Subsidiary would not have a Material Adverse Effect;

                        (iii) to the actual knowledge of such counsel, neither
                   A&A nor any of the Significant Subsidiaries incorporated under the laws of New York or Maryland is in violation of any term or provision of (A) its charter or bylaws or (B) any judgment, decree or order specifically applicable to A&A or such Significant Subsidiary, or any applicable United States federal, New York or Maryland statute, rule or regulation, except with respect to clause (B) of this paragraph (iii) such violations which would not individually or in the aggregate have a Material Adverse Effect;

                        (iv)] except as set forth in the Annual Report or in
                   A&A's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994 (the "Quarterly Report"), to the actual knowledge of such counsel no default exists, and no event has occurred which with notice, lapse of time, or both, would constitute a default, in the due performance and observance of any term, covenant or condition of any debt agreement to which A&A or any of the Significant Subsidiaries is a party or by which it or any of them is bound, except such defaults which would not individually or in the aggregate have a Material Adverse Effect;

                        (v) to the actual knowledge of such counsel, there is no
                   pending or threatened action or suit or proceeding before any court or governmental agency or body or any arbitrator involving A&A or any of the Subsidiaries which is reasonably likely to have a Material Adverse Effect and which is not adequately disclosed in the Annual Report, the Quarterly Report, another SEC Document filed after the date of this Agreement or a document filed with the SEC and incorporated by reference therein ("Incorporated Document") after the date of this Agreement;

                        (vi) to the actual knowledge of such counsel, there is
                   no pending or threatened action, suit or proceeding before any court or governmental agency or body or any arbitrator to which A&A is a party that questions the validity of this Agreement or the Registration Rights Agreement or any action to be taken pursuant hereto or thereto, with only such exceptions as shall have been disclosed in reasonable detail to AIG;

                        (vii) A&A's authorized equity capitalization is as set
                   forth in Section 4.b of this Agreement; the outstanding shares of stock of A&A have been duly and validly authorized and issued and are full paid and nonassessable; and the holders of outstanding shares of stock of A&A are not entitled pursuant to A&A's Charter or bylaws or any agreement known to such counsel to preemptive or other rights to subscribe for the Shares, the Conversion Shares or the Exchange Shares;

                        (viii) A&A has all requisite corporate power and
                   authority, and has taken all requisite corporate action, necessary to enter into this Agreement, the Rights Agreement Amendment and the Registration Rights Agreement, to carry out the provisions and conditions of this Agreement, the Rights Agreement Amendment and the Registration Rights Agreement and the transactions contemplated in this Agreement, the Rights Agreement Amendment and the Registration Rights Agreement, to issue and sell the Shares in the manner contemplated by this Agreement, to issue shares of Series B Stock as dividends on the Shares (subject only to declaration by the Board of Directors of A&A), to issue the Conversion Shares issuable upon conversion of the Series B Stock, to issue Exchange Shares upon the exchange of shares of Class D Common Stock or (in the case of a registered public offering of the Series B Stock) conversion of the shares of Series B Stock as provided for in the Charter and Articles Supplementary and to otherwise perform its obligations hereunder;

                        (ix) the issuance and sale of the Shares in the manner
                   contemplated herein, the issuance of the Conversion Shares issuable upon conversion of shares of the Series B Stock in accordance with the terms of the Charter and the Articles Supplementary, the issuance of the Exchange Shares upon exchange of the Class D Common Stock or (in the case of a registered public offering of the Series B Stock) conversion of shares of the Series B Stock in accordance with the terms of the Charter and the Articles Supplementary, the execution, delivery and performance by A&A of this Agreement, the Rights Agreement Amendment and the Registration Rights Agreement and the consummation of any other transaction contemplated in this Agreement, the Rights Agreement Amendment and the Registration Rights Agreement, and the performance, as of the Closing Date if performed on such date, by A&A of the obligations under the Charter and the Articles Supplementary will not conflict with, result in a breach or violation of, or constitute a default under (A) the charter or bylaws of A&A or any of its Subsidiaries or (B) the terms of any indenture or other agreement or instrument known to such counsel and to which A&A or any of its Subsidiaries is a party or by which it or any of them is bound, or (C) any judgment, order or decree known to such counsel to be specifically applicable to A&A or any of its Subsidiaries of any court, regulatory body, administrative agency, governmental body or arbitrator, except with respect to clauses (B) and (C) of this paragraph (ix), such conflicts, breaches, violations or defaults which would not, individually or in the aggregate, have a Material Adverse Effect; and

                        (x) those provisions of any contract or agreement that
                   are described in the Annual Report conform in all material respects to the description thereof contained in the Annual Report.

                Such counsel shall state that, without independent check or verification of the factual accuracy or completeness of the Annual Report or the Quarterly Report (except to the limited extent set forth in paragraphs (iv), (v), (vii) and (x) above) or the Proxy Statement, no facts have come to the attention of such counsel which causes such counsel to believe that the statements in the Annual Report and the Quarterly Report at their respective filing dates with the SEC or the Proxy Statement at its mailing date and the date of the meeting of shareholders to which it relates (other than the financial statements and other financial and statistical information contained therein, as to which such counsel need express no belief) contained an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                In rendering such opinion, such counsel may rely (A) as to matters involving the application of laws other than the laws of the States of Maryland and New York or the federal laws of the United States, to the extent such counsel deems proper and specifies in such opinion, upon the opinion of other counsel of good standing believed by such counsel to be reliable and which opinion and counsel are satisfactory to the Purchasers (provided that such counsel states that the Purchasers are justified in relying on such specified opinion or opinions), and (B) as to matters of fact, to the extent such counsel deems proper, on certificates of responsible officers of A&A and public officials.

                   (B) A&A shall have furnished to the Purchasers on the
                Closing Date the opinion of Debevoise & Plimpton, special counsel for A&A, dated the Closing Date, in form reasonably satisfactory to the Purchasers, to the effect that:

                        (i) to the actual knowledge of such counsel, there is no
                   pending or threatened action, suit or proceeding before any court, or governmental agency or body or any arbitrator to which A&A is or is threatened to be made a party that questions the validity of this Agreement, the Rights Agreement Amendment or the Registration Rights Agreement or any action to be taken pursuant hereto or thereto;

                        (ii) the certificates representing the Shares are in
                   valid and sufficient form; and the holders of outstanding shares of stock of A&A are not entitled pursuant to A&A's Charter or the Articles Supplementary or bylaws to preemptive or other rights as shareholders to subscribe for the Series B Stock or the Conversion Shares issuable upon conversion of the Series B Stock or the shares of Common Stock issuable upon exchange for Class D Stock or (in the case of a registered public offering of Series B Stock) conversion of Series B Stock;

                        (iii) the Series B Stock and the Articles of Amendment
                   and the Articles Supplementary have been duly authorized, and, when issued and delivered in accordance with the terms of this Agreement and as a dividend on shares of Series B Stock, the Series B Stock will be validly issued, full paid and nonassessable;

                        (iv) upon due execution, issuance and delivery in
                   accordance with this Agreement, the Charter and the Articles Supplementary, the Shares will be convertible into the Conversion Shares or (in the case of a registered public offering of the Series B Stock) into the Exchange Shares in accordance with the terms of the Charter and the Articles Supplementary; the Conversion Shares issuable upon such conversion have been duly authorized and validly reserved for issuance upon conversion and, when so issued upon conversion in accordance with the terms of the Charter and the Articles Supplementary, will be validly issued, full paid, and nonassessable; the shares of Common Stock issuable upon exchange of the Class D Common Stock or (in the case of a registered public offering of the Shares) upon conversion of the Series B Stock have been duly authorized and validly reserved for issuance upon exchange of the Class D Common Stock or conversion of the Series B Stock, and when so issued upon exchange or conversion in accordance with the terms of the Charter and the Articles Supplementary will be validly issued, full paid and nonassessable; the holders of shares of the Series B Stock, Conversion Shares, or Exchange Shares of A&A will not be subject to personal liability for obligations of A&A by reason of being such holders; all consents, approvals, authorizations, orders, registration and qualifications of or with any New York, Maryland or Federal court or governmental agency or body, if any, and all corporate approvals and authorizations, required to be obtained or taken by A&A for or in connection with the authorization, issuance and delivery of the Series B Stock and for the consummation of the transactions contemplated hereby have been validly and sufficiently obtained or taken (other than the declaration of dividends on Series B Stock in Series B Stock) and are in full force and effect, except such as may be required under the securities or blue sky laws of any jurisdiction in connection with the purchase and distribution of the Series B Stock by the Purchasers and such other approvals (specified in such opinion) as have been obtained;

                        (v) each of this Agreement, the Rights Agreement
                   Amendment and the Registration Rights Agreement has been duly authorized, executed and delivered by A&A and, assuming due authorization, execution and delivery thereof by the other parties hereto and thereto, is the valid and binding obligation of A&A, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law);

                        (vi) the issuance and sale of the Series B Stock in the
                   manner contemplated herein, the issuance of the Conversion Shares issuable upon conversion of shares of the Series B Stock in accordance with the terms of the Charter and the Articles Supplementary, the issuance of the Exchange Shares upon exchange of the Class D Common Stock or (in the case of a registered public offering of Series B Stock) upon conversion of the Series B Stock in accordance with the terms of the Charter and the Articles Supplementary, the execution, delivery and performance by A&A of this Agreement, the Rights Agreement Amendment and the Registration Rights Agreement and the consummation of any other of the transactions contemplated in this Agreement, the Rights Agreement Amendment and the Registration Rights Agreement, and the performance, as of the Closing Date if performed on such date, by A&A of the obligations under the Charter and the Articles Supplementary will not conflict with, result in a violation or breach of, or constitute a default under (A) the charter or bylaws of A&A or (B) any United States federal, Maryland or New York statute, rule or regulation applicable to A&A or any of the Significant Subsidiaries, except with respect to clause (B) of this paragraph (vi), such conflicts, breaches, violations or defaults which would not have a Material Adverse Effect;

                        (vii) A&A is not an "investment company" within the
                   meaning of the Investment Company Act of 1940, as amended;
                   and

                        (viii) in connection with the offer and sale of the
                   Shares and the delivery of the certificates representing the Shares delivered on such Closing Date by A&A to the Purchasers pursuant to this Agreement, and assuming the correctness of all representations and warranties made by the Purchasers in Section 5.c and by A&A in Section 4.y, it is not necessary to register such Shares under the Act.

                Such counsel shall state that (x) such counsel have not themselves checked the accuracy and completeness of, or otherwise verified, and are not passing upon and assume no responsibility for the accuracy or completeness of, he statements contained in the Proxy Statement, and (y) in the course of such counsel's review and discussion of the contents of the Proxy Statement with certain officers and employees of A&A, including its general counsel and his staff, the Purchasers and their counsel and A&A's independent accountants, but without independent check or verification, no facts have come to the attention of such counsel which causes such counsel to believe that the statements in the Proxy Statement at its mailing date and the date of the meeting of shareholders to which it relates contained an untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that such counsel need not express any view with respect to the adequacy or accuracy of, or the application of generally accepted accounting principles to, the financial statements or other financial or numerical data included in the Proxy Statement.

                In rendering such opinion, such counsel may (A) rely as to matters involving the application of laws other than the State of New York or the federal laws of the United States, to the extent such counsel deems proper and specifies in such opinion, upon the opinion of other counsel of good standing believed by such counsel to be reliable and which counsel and opinion are satisfactory to the Purchasers (provided that such counsel states that the Purchasers are justified in relying upon such specified opinion or opinions), and (B) rely as to matters of fact, to the extent such counsel deems proper, on certificates of responsible officers of A&A and public officials.

                   (C) The Purchasers shall have received from Cahill
                Gordon & Reindel, counsel for the Purchasers, such opinion or opinions, dated such Closing Date, with respect to the exemption from registration under the Act for the offer and sale of such Shares and delivery of the Shares by A&A to the Purchasers pursuant to this Agreement, and other related matters as they may reasonably require, and A&A shall have furnished to such counsel such documents as they reasonably request for the purpose of enabling them to pass upon such matters.

                10. Registration Rights Agreement. A&A shall have executed and delivered at the Closing for the benefit of the Purchasers and their successors and assigns the Registration Rights Agreement.

                11. Other. A&A shall have furnished to the Purchasers such executed and conformed copies of such other opinions and such certificates, letters and documents as the Purchasers may reasonably request and as are customary for transactions such as those contemplated by this Agreement.

                12. Hart-Scott-Rodino. The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall have expired or been terminated, to the extent applicable.

                13. Articles Supplementary; Articles of Amendment. The Articles Supplementary and the Articles of Amendment shall each have been filed for record with the State Department of Assessments and Taxation of Maryland and shall have become effective.

                14. Exemption from Special Voting Requirements. The Board of Directors of A&A shall have irrevocably taken all action necessary under
        Section 3-603(c) of the Maryland General Corporation Law to exempt future transactions between A&A and its Subsidiaries, on the one hand, and AIG and its subsidiaries, on the other hand, from the provisions of Subtitle 6 of the Maryland General Corporation Law, provided that such exemption shall be applicable only if AIG or its Subsidiaries shall have become "interested stockholders" as a result of the acquisition of securities of A&A in a manner and to an extent permitted by this Agreement.

                15. Special Events. No Special Event shall have occurred on or after the date of this Agreement and on or prior to the Closing, other than the execution and delivery of the Rights Agreement Amendment.

        b. Conditions Precedent to Obligations of A&A. The obligations of A&A to be discharged under this Agreement on or prior to the Closing are subject to satisfaction of the following conditions at or prior to the Closing (unless waived by A&A at or prior to the Closing):

                1. Compliance by AIG. All of the terms, covenants and conditions of this Agreement to be complied with and performed by AIG at or prior to the Closing shall have been complied with and performed by AIG in all material respects, and the representations and warranties made by the Purchasers in this Agreement shall be true and correct in all material respects at and as of the Closing, with the same force and effect as though such representations and warranties had been made at and as of the Closing, except for changes contemplated by this Agreement.

                2. No Legal Action. No action, suit, investigation or other proceeding relating to the transactions contemplated hereby shall have been instituted before any court or instituted or threatened by any governmental body which presents a substantial risk of the restraint or prohibition of the transactions contemplated hereby or the obtaining of material damages or other material relief in connection therewith.

                3. Amendment of Charter. The Articles of Amendment shall have been approved by the required holders of A&A's stock, shall have been filed with the State Department of Assessments and Taxation of the State of Maryland and shall have become effective.

                4. Shareholder Approval. The transactions contemplated by this Agreement, including the issuance of the Series B Stock, the Conversion Shares and the Exchange Shares, shall have been approved by the holders of A&A's capital stock as required by the rules of the New York Stock Exchange, Inc. and any other securities exchange on which the Common Stock is listed.

                5. Regulatory Matters. A&A shall be satisfied in its sole discretion as to the non-applicability of the insurance holding company and broker-controlled insurer statutes of each jurisdiction (x) in the United States of America or any state, territory or possession thereof and (y) each other jurisdiction wherever located which is material to the conduct of the business conducted by it and its Subsidiaries, in each case with respect to the purchase and holding by the Purchasers of the Series B Stock, the Conversion Shares and the Exchange Shares (including the receipt of such approvals or advice from regulatory authorities with respect thereto as A&A may determine). A&A shall be satisfied as to the applicability of foreign investment and other similar laws or regulations of each jurisdiction outside the United States of America where A&A or its Subsidiaries or AIG or its Subsidiaries conduct business with respect to the purchase and holding by the Purchasers of the Series B Stock, the Conversion Shares and the Exchange Shares such that the application of such laws or regulations would not in its reasonable discretion have, individually or in the aggregate, a material adverse effect on A&A and its Subsidiaries taken as a whole.

4. REPRESENTATIONS AND WARRANTIES OF A&A.

        A&A hereby represents and warrants to each of the Purchasers that, except as specifically disclosed in a single writing from A&A to AIG specifically identified as such and dated the date hereof:

        a. Organization, Good Standing, Power, Authority, Etc. A&A is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. A&A has the full corporate power and authority to execute and deliver this Agreement and each Transaction Document and to perform its obligations under this Agreement and each Transaction Document. A&A has taken all action required by law, its Charter, its by-laws or otherwise required to be taken by it to authorize the execution, delivery and performance by it of this Agreement and each Transaction Document. This Agreement is, and after the Closing each Transaction Document will be, a valid and binding obligation of A&A, enforceable in accordance with their respective terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and general principles of equity and except that rights to indemnity and contribution may be limited by federal or state securities laws or policies underlying such laws. True and complete copies of the Charter and bylaws of A&A as in effect on the date hereof are attached as Exhibits 5 and 6 hereto.

        b. Capitalization of A&A. After giving effect to the Articles of Amendment and the Articles Supplementary the authorized stock of A&A will at the Closing consist of: 200,000,000 shares of Common Stock, of which at May 1, 1994, 40,766,215 shares were outstanding; 26,000,000 shares of Class A Common Stock, of which at May 1, 1994, 2,366,690 shares were outstanding; 11,000,000 shares of Class C Common Stock, of which at June 2, 1994, 385,594 shares were outstanding; 40,000,000 shares of Class D Common Stock, none of which will be issued and outstanding at the Closing; and 15,000,000 shares of preferred stock, of which
(w) 2,300,000 shares have been designated as $3.625 Series A Convertible Preferred Stock and at June 2, 1994, 2,300,000 shares were outstanding, (x) 600,000 shares have been designated as Series A Junior Participating Preferred Stock, and at June 2, 1994 none of which were outstanding, and (y) 6,200,000 shares will be designated as Series B Stock, of which 4,000,000 shares will be issued and outstanding at the Closing and 2,200,000 shares will be reserved for issuance to holders of Series B Stock as dividends pursuant to the Charter and the

Articles Supplementary. Since May 1, 1994, the Company has only issued shares of Common Stock and Class A Common Stock in accordance with the terms of its employee benefit plans as in existence on May 1, 1994, in all cases in the ordinary course of business and in a manner and in amounts consistent with past practice. All of the shares of Series B Stock issued at the Closing or issued as dividends pursuant to the Charter and the Articles Supplementary will be duly authorized, validly issued, full paid and nonassessable and entitled to the benefits of, and have the terms and conditions set forth in, the Charter and the Articles Supplementary. The Conversion Shares will be duly authorized and will be reserved for such issuance and, when issued in accordance with the Charter and the Articles Supplementary, will be duly and validly issued, full paid and nonassessable. The Exchange Shares are duly authorized and, when issued in accordance with the Charter and the Articles Supplementary, will be duly and validly issued, full paid and nonassessable. All outstanding shares of stock of A&A have been duly authorized, are validly issued, full paid and nonassessable and have been issued in compliance with applicable federal and state securities laws. The shareholders of A&A have no preemptive or similar rights with respect to the securities of A&A. No further approval or authority of the shareholders or of the Board of Directors of A&A will be required for the consummation by A&A of the transactions contemplated by this Agreement and each of the Transaction Documents, except for the declaration of dividends on Series B Stock in Series B Stock and such as have been obtained or made and are in full force and effect.

        c. Registration Rights. Each Purchaser shall, by virtue of its purchase of Shares hereunder, be a holder of Registrable Securities, as defined in the Registration Rights Agreement, and be entitled to the rights of such a holder under the Registration Rights Agreement.

        d. SEC Documents. Each of the SEC Documents, as of the date of its filing with the SEC, did not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

        e. Proxy Statement. The Proxy Statement will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

        f. Authority and Qualification of A&A. A&A has the corporate power and authority to own, lease and operate its properties and to conduct its business as described in the SEC Documents and as currently owned or leased and conducted. A&A is duly qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or its ownership, leasing or operation of property requires such qualification, other than any failure to be so qualified or in good standing as would not singly or in the aggregate with all such other failures reasonably be expected to have a material adverse effect on the assets, liabilities, results of operations, prospects or condition (financial or otherwise) of A&A and the Subsidiaries taken as a whole (each a "Material Adverse Effect").

        g. Subsidiaries. Exhibit 21 to the Annual Report is a true, accurate and correct statement of all of the information required to be set forth therein by the regulations of the SEC. Each Subsidiary has been duly incorporated or organized and is validly existing as a corporation or other legal entity in good standing under the laws of the jurisdiction of its incorporation or formation, has the corporate or other power and authority to own, lease and operate its properties and to conduct its business as described in the SEC Documents and as currently owned or leased and conducted and is duly qualified to transact business as a foreign corporation or other legal entity and is in good standing (if applicable) in each jurisdiction in which the conduct of its business or its ownership, leasing or operation of property requires such qualification, other than any failure to be so qualified or in good standing as would not singly or in the aggregate with all such other failures reasonably be expected to have a Material Adverse Effect. Except as disclosed in the SEC Documents filed with the SEC prior to the date of this Agreement, all of the outstanding capital stock of each Subsidiary has been duly authorized and validly issued, is fully paid and nonassessable and is owned by A&A, directly or through Subsidiaries (other than directors' qualifying shares), free and clear of any mortgage, pledge, lien, security interest, restriction upon voting or transfer, claim or encumbrance of any kind ("Encumbrance") (other than such transfer restrictions as may exist under federal and state securities laws), and there are no rights granted to or in favor of any third party (whether acting in an individual, fiduciary or other capacity) other than A&A to acquire any such capital stock, any additional capital stock or any other securities of any Subsidiary.

        h. Outstanding Securities. Except as set forth in the SEC Documents filed with the SEC prior to the date of this Agreement and except as contemplated by this Agreement, there are no outstanding (A) securities or obligations of A&A convertible into or exchangeable for any capital stock of A&A, (B) warrants, rights or options to subscribe for or purchase from A&A any such capital stock or any such convertible or exchangeable securities or obligations or (C) obligations of A&A to issue such shares, any such convertible or exchangeable securities or obligations, or any such warrants, rights or options.

        i. No Contravention, Conflict, Breach, Etc. The execution, delivery and performance of each of this Agreement and each of the Transaction Documents by A&A and the consummation of the transactions herein and therein contemplated will not (A) contravene any provision of the charter, by-laws or other organization documents of it or of any of the Subsidiaries, or (B) conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any assets or properties of it or of any of the Subsidiaries under, any statute, rule, regulation, order or decree of any governmental agency or body or any court having jurisdiction over it or the Subsidiaries or any of its or their respective properties, assets or operations, or any indenture, mortgage, loan agreement, note or other agreement or instrument for borrowed money, any guarantee of any agreement or instrument for borrowed money or any lease, permit, license or other agreement or instrument to which it or any of the Subsidiaries is a party or by which it or any such Subsidiary is bound or to which any of the properties, assets or operations of it or any such Subsidiary is subject which conflict, breach, violation, default, creation or imposition has, or will have, individually or in the aggregate, a Material Adverse Effect.

        j. Consents. No consent, approval, authorization, order, registration, filing or qualification of or with any (A) court or (B) government agency or body or (C) other third party (whether acting in an individual, fiduciary or other capacity) is required for the consummation of the transactions contemplated by this Agreement or by any of the Transaction Documents to be performed by A&A, except (1) such as will have been obtained and made and will be in full force and effect as of the Closing and (2) such as may be required under the Act and state securities laws in connection with the performance by A&A of its obligations under the Registration Rights Agreement.

        k. No Existing Violation, Default, Etc. Neither A&A nor any of the Subsidiaries is in violation of (A) its charter, by-laws or other organization documents or (B) any applicable law, ordinance, administrative or governmental rule or regulation or (C) any order, decree or judgment of any court of governmental agency or body having jurisdiction over A&A or any Subsidiary. The properties, assets and operations of A&A and the Subsidiaries are in compliance in all material respects with all applicable federal, state, local and foreign laws, rules and regulations, orders, decrees, judgments, permits and licenses relating to public and worker health and safety and to the protection and clean-up of the natural environment and activities or conditions related thereto, including, without limitation, those relating to the generation, handling, disposal, transportation or release of hazardous materials (collectively, "Environmental Laws"), other than any such failure to be in compliance as would not singly or in the aggregate with all such other failures reasonably be expected to have a Material Adverse Effect. With respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, to the best knowledge of A&A, after due inquiry, there are no past, present or reasonably anticipated future events, conditions, circumstances, activities, practices, incidents, actions or plans of A&A or any of the Subsidiaries that may interfere with or prevent compliance or continued compliance in all material respects with applicable Environmental Laws, other than any such interference or prevention as would not singly or in the aggregate with any such other interference or prevention reasonably be expected to have a Material Adverse Effect. The term "hazardous materials" shall mean those substances that are regulated by or form the basis for liability under any applicable Environmental Laws.

        Except as set forth in SEC Documents filed with the SEC prior to the date of this Agreement, no event of default or event that, but for the giving of notice or the lapse of time or both, would constitute an event of default exists or, upon the consummation by A&A of the transactions contemplated by this Agreement or any of the Transaction Documents, will exist under any indenture, mortgage, loan agreement, note or other agreement or instrument for borrowed money, any guarantee of any agreement or instrument for borrowed money or any lease, permit, license or other agreement or instrument to which A&A or any of the Subsidiaries is a party or by which A&A or any such Subsidiary is bound or to which any of the properties, assets or operations of A&A or any such Subsidiary is subject.

        l. Licenses and Permits. A&A and the Subsidiaries have such certificates, permits, licenses, franchises, consents, approvals, orders, authorizations and clearances from appropriate governmental agencies and bodies ("Licenses") as are necessary to own, lease or operate their properties and to conduct their businesses in the manner described in the SEC Documents and as currently owned or leased and conducted and all such Licenses are valid and in full force and effect except such licenses which the failure to have or to be in full force and effect individually or in the aggregate do not have a Material Adverse Effect. To the best of A&A's knowledge, after due inquiry, A&A and the Subsidiaries are in compliance in all material respects with their respective obligations under such Licenses, with such exceptions as individually or in the aggregate do not have a Material Adverse Effect, and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination of such Licenses.

        m. Title to Properties. A&A and the Subsidiaries have sufficient title to all material properties (real and personal) owned by A&A and the Subsidiaries which are necessary for the conduct of the business of A&A and the Subsidiaries as described in the SEC Documents and as currently conducted, free and clear of any Encumbrance that may materially interfere with the conduct of the business of A&A and the Subsidiaries, taken as a whole, and to the best of A&A's knowledge, after due inquiry, all material properties held under lease by A&A or the Subsidiaries are held under valid, subsisting and enforceable leases.

        n. Environmental Matters. Neither A&A nor any of the Subsidiaries is the subject of any federal, state, local or foreign investigation, and neither A&A nor any of the Subsidiaries has received any notice or claim (or is aware of any facts that would form a reasonable basis for any claim), nor entered into any negotiations or agreements with any third party, relating to any material liability or remedial action or potential material liability or remedial action under Environmental Laws, nor are there any pending, reasonably anticipated or, to the best knowledge of A&A, threatened actions, suits or proceedings against or affecting A&A, any of the Subsidiaries or their properties, assets or operations in connection with any such Environmental Laws.

        o. Taxes. A&A and the Subsidiaries have filed all federal, and all material state, local and foreign, tax returns which, to the best knowledge of A&A's officers, are required to be filed, and each has paid all taxes as shown on such returns and on assessments received by it to the extent that such taxes and assessments have become due. United States Federal income tax returns of A&A and its Subsidiaries have been examined and closed through the fiscal year ended December 31, 1978. The charges, accruals and reserves on the books of A&A and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of A&A, adequate.

        p. Litigation. Except as set forth in SEC Documents filed with the SEC prior to the date of this Agreement, there are no pending actions, suits, proceedings, arbitrations or investigations against or affecting A&A or any of the Subsidiaries or any of their respective properties, assets or operations, or with respect to which A&A or any of the Subsidiaries is responsible by way of indemnity or otherwise, that are required under the Exchange Act to be described in such SEC Documents, that questions the validity of this Agreement or any of the Transaction Documents or any action to be taken pursuant to this Agreement or any of the Transaction Documents, or that would singly or in the aggregate, with all such other actions, suits, investigations or proceedings, reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or could reasonably be expected to have a material adverse effect on the ability of A&A to perform its obligations under this Agreement or any of the Transaction Documents; and, to the best knowledge of A&A, after due inquiry, except as set forth in SEC Documents filed with the SEC prior to the date of this Agreement, no such actions, suits, proceedings or investigations are threatened or contemplated and there is no basis for any such action, suit, proceeding or investigation.

        q. Labor Matters. No labor disturbance by the employees of A&A or any of the Subsidiaries that has had or that is reasonably likely to have a Material Adverse Effect exists or, to the best knowledge of A&A, after due inquiry, is threatened.

        r. Contracts. All of A&A's material contracts that are required to be described in the SEC Documents or to be filed as exhibits thereto are described in the SEC Documents or filed as exhibits thereto and are in full force and effect. Neither A&A nor any of the Subsidiaries nor, to the best knowledge of A&A, any other party is in breach of or default under any such contracts except for such breaches and defaults as in the aggregate have not had and would not have a Material Adverse Effect.

        s. Finder's Fees. No broker, finder or other party is entitled to receive from A&A, any of the Subsidiaries or any other person any brokerage or finder's fee or any other fee, commission or payment as a result of the transactions contemplated by this Agreement for which any Purchaser would have any liability or responsibility.

        t. Financial Statements. The audited consolidated financial statements and related schedules and notes included in the SEC Documents comply in all material respects with the requirements of the Exchange Act and the Act and the rules and regulations of the SEC thereunder, were prepared in accordance with generally accepted accounting principles consistently applied throughout the period involved and fairly present the financial condition, results of operations, cash flows and changes in stockholders' equity of the A&A and the Subsidiaries at the dates and for the periods presented. The unaudited quarterly consolidated financial statements and the related notes included in the SEC Documents present fairly the financial condition, results of operations and cash flows of A&A and the Subsidiaries at the dates and for the periods to which they relate, subject to year-end audit adjustments (consisting only of normal recurring accruals), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis except as otherwise stated therein and have been prepared on a basis substantially consistent with that of the audited financial statements referred to above except as otherwise stated therein.

        u. ERISA. Each Plan complies in all material respects with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Internal Revenue Code of 1986, as amended (the "Code") and all other applicable statutes and governmental rules and regulations, and (i) no "reportable event" (within the meaning of Section 4043 of ERISA) has occurred with respect to any Plan,
(ii) neither A&A nor any of its ERISA Affiliates has withdrawn from any Plan or Multiemployer Plan or instituted steps to do so, and (iii) no steps have been instituted to terminate any Plan. No condition exists or event or transaction has occurred in connection with any Plan which could result in the incurrence by A&A or any of its ERISA Affiliates of a material liability. No Plan, or any trust created thereunder, has incurred any "accumulated funding deficiency" as defined in Section 302 of ERISA, whether or not waived. To the best knowledge of A&A, there are no actions, suits or claims pending or threatened (other than routine claims for benefits) with respect to any Plan. Neither A&A nor any of its ERISA Affiliates has incurred or reasonably expects to incur any material liability under or pursuant to Title IV of ERISA. No prohibited transactions described in Section 406 of ERISA or Section 4975 of the Code have occurred which could result in material liability to A&A or its Subsidiaries. Neither A&A nor any of its ERISA Affiliates has incurred or expects to incur any "withdrawal liability" (within the meaning of Part 1 of Subtitle E of Title IV of ERISA). Neither A&A nor any of its ERISA Affiliates has been notified by any Multiemployer Plan that such Multiemployer Plan is currently in reorganization or insolvency under and within the meaning of Section 4241 or 4245 of ERISA or that such Multiemployer Plan intends to terminate or has been terminated under Section 4041A of ERISA. As used herein the term "Plan" means a "pension plan", as such term is defined in
Section 3(2) of ERISA (other than a Multiemployer Plan) established or maintained by A&A or any of its ERISA Affiliates or as to which A&A or any of its ERISA Affiliates has contributed or otherwise may have any liability. "Multiemployer Plan" shall mean a "multiemployer plan", as such term is defined in Section 4001(a)(3) of ERISA, to which A&A or any of its ERISA Affiliates is obligated to contribute or otherwise may have any liability. "ERISA Affiliate" means any trade or business (whether or not incorporated) which is under common control or would be considered a single employer with A&A within the meaning of
Section 414(b), (c), (m) or (o) of the Code and the regulations promulgated under those sections or within the meaning of Section 4001(b) of ERISA and the regulations promulgated thereunder.

        v. Contingent Liabilities. Except as fully reflected or reserved against in the financial statements included in the Annual Report or the Quarterly Report, or disclosed in the footnotes contained in such financial statements, A&A and its Subsidiaries had no liabilities (including tax liabilities) at the date of such financial statements, absolute or contingent, that were material either individually or in the aggregate to A&A and its Subsidiaries taken as a whole. Except as so reflected, reserved, or disclosed, A&A and its Subsidiaries have no commitments which are materially adverse either individually or in the aggregate to A&A and its Subsidiaries taken as a whole. Contingent liabilities arising from the Share Purchase Agreement dated as of October 9, 1987 between Sphere Drake Acquisition (U.K.) Limited and Alexander Stenhouse & Partners Ltd., other than (a) such liabilities arising out of sections 10.4, 10.5, or 10.6(b) of said Agreement or (b) such liabilities as to which recourse under said Agreement is directly or indirectly limited to a purchase price adjustment, are not material relative to the total amount of contingent liabilities arising from said Agreement.

        w. No Material Adverse Change. Since the latest date as of which information is given in the SEC Documents filed prior to June 5, 1994, (A) A&A and the Subsidiaries have not incurred any material liability or obligation (indirect, direct or contingent), or entered into any material oral or written agreement or other transaction, that is not in the ordinary course of business or that could reasonably be expected to result in a Material Adverse Effect; (B) A&A and the Subsidiaries have not sustained any loss or interference with its business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has had or that could reasonably be expected to have a Material Adverse Effect; (C) there has been no material change in the indebtedness of A&A and the Subsidiaries, no change in the stock of A&A except for the issuance of shares of Common Stock pursuant to options or conversion rights in existence at the date of this Agreement, and no dividend or distribution of any kind declared, paid or made by A&A on any class of its stock, except for regular quarterly dividends of not more than $0.90625 per share of $3.625 Series A Convertible Preferred Stock and of not more than $0.025 per share of Common Stock, Class A Common Stock and Class C Common Stock (or the equivalent in foreign currency); and (D) there has been no event causing a Material Adverse Effect, nor any development that could, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

        x. Investment Company. A&A is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

        y. Exemption from Registration; Restrictions on Offer and Sale of Same or Similar Securities. Assuming the representations and warranties of the Purchasers set forth in Section 5.c hereof are true and correct in all material respects, the offer and sale of the Shares made pursuant to this Agreement will be exempt from the registration requirements of the Act. Neither A&A nor any person acting on its behalf has, in connection with the offering of the Shares, engaged in (A) any form of general solicitation or general advertising (as those terms are used within the meaning of Rule 502(c) under the Act), (B) any action involving a public offering within the meaning of Section 4(2) of the Act, or
(C) any action which would require the registration of the offering and sale of the Shares pursuant to this Agreement under the Act or which would violate applicable state securities or "blue sky" laws. A&A has not made and will not make, directly or indirectly, any offer or sale of Shares or of securities of the same or a similar class as the Shares if as a result the offer and sale of Shares contemplated hereby could fail to be entitled to exemption from the registration requirements of the Act. As used herein, the terms "offer" and "sale" have the meanings specified in Section 2(3) of the Act.

        z. Use of Proceeds. The net proceeds of the sale of the Shares will be used by A&A and its Subsidiaries for general corporate purposes. A&A intends that such net proceeds will be used for investment in the continuing businesses of A&A and the Subsidiaries and to fund the insurance or reinsurance arrangement referred to in Section 3.a.8.

5. REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS.

        Each Purchaser hereby represents and warrants to A&A that:

        a. Organization, Good Standing, Power, Authority, Etc. Such Purchaser has the full power and authority to execute and deliver this Agreement and the Registration Rights Agreement (to the extent that it is a party thereto), and to perform its obligations under this Agreement and the Registration Rights Agreement. Such Purchaser has taken all action required by law, its charter, its by-laws or otherwise required to be taken by it to authorize the execution and delivery of this Agreement and the Registration Rights Agreement (to the extent that it is a party thereto) and the consummation of the transactions contemplated to be performed by it hereby and thereby. Each of this Agreement and the Registration Rights Agreement (to the extent that it is a party thereto) is a valid and binding agreement of such Purchaser, enforceable in accordance with their respective terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and general principles of equity and except to the extent that rights to indemnity and contribution may be limited by federal or state securities laws or policies underlying such laws.

        b. No Conflicts; No Consents. Neither the execution and delivery of this Agreement and the Registration Rights Agreement (to the extent that it is a party thereto) nor the consummation by such Purchaser of the purchase contemplated hereby will (i) conflict with, or result in a breach of, any provision of its charter or by-laws or (ii) violate any statute or law or any judgment, order, writ, injunction, decree, rule or regulation applicable to the Purchaser and/or any of its subsidiaries. No consent, authorization or approval of, or declaration, filing or registration with, or exemption by, any governmental or regulatory authority is required in connection with the execution and delivery of, and the performance by such Purchaser of its obligations under, this Agreement or the Registration Rights Agreement or the consummation by such Purchaser of the transactions to be performed by it as contemplated hereby and thereby.

        c. Investment Intent, Etc. Such Purchaser (i) has such knowledge, sophistication and experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Shares, (ii) fully understands the nature, scope and duration of the limitations on transfer contained in this Agreement, (iii) can bear the economic risk of an investment in the Shares and can afford a complete loss of such investment, and (iv) is purchasing the Shares for investment and not with a view to, or for a sale in connection with, any public distribution in violation of the Act. Such Purchaser


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
acknowledges (x) receipt of the SEC Documents filed with the SEC prior to the date of this Agreement and (y) that such Purchaser has been afforded the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of A&A concerning the merits and risks of investing in the Shares, and to obtain such additional information that A&A possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy and completeness of the information contained in such SEC Documents.

6. COVENANTS OF THE PARTIES.

        a. Restrictive Legends. Each Purchaser represents and warrants to and agrees with A&A that such Purchaser will not dispose of any of such Purchaser's shares of Series B Stock, Conversion Shares or Exchange Shares (unless, with respect to such Conversion Shares or Exchange Shares, such Conversion Shares or Exchange Shares were previously issued pursuant to an effective registration statement under the Act) except pursuant to (i) an effective registration statement under the Act or (ii) an applicable exemption from registration under the Act. In connection with any sale by a Purchaser pursuant to clause (ii) of the preceding sentence, such Purchaser shall furnish to A&A an opinion of counsel reasonably satisfactory to A&A to the effect that such exemption from registration is available in connection with such sale.

        b. Certificates for Shares and Conversion Shares To Bear Legends. (A) So long as the Series B Stock is Registrable Securities, they shall be subject to a stop-transfer order and the certificate or certificates therefor shall bear the following legend by which each holder thereof shall be bound:

                "THE SHARES REPRESENTED BY THIS CERTIFICATE AND ANY SECURITIES ISSUABLE UPON CONVERSION OR EXCHANGE HEREOF MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, OR (ii) AN APPLICABLE EXEMPTION FROM REGISTRATION THEREUNDER. ANY SALE PURSUANT TO CLAUSE (ii) OF THE PRECEDING SENTENCE MUST BE ACCOMPANIED BY AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO ALEXANDER & ALEXANDER SERVICES INC. TO THE EFFECT THAT SUCH EXEMPTION FROM REGISTRATION IS AVAILABLE IN CONNECTION WITH SUCH SALE. IN ADDITION, THE VOTING, SALE, ASSIGNMENT, TRANSFER, PLEDGE OR HYPOTHECATION OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS FURTHER SUBJECT TO RESTRICTIONS WHICH ARE CONTAINED IN THE CHARTER, AS AMENDED, OF ALEXANDER & ALEXANDER SERVICES INC., IN THE ARTICLES SUPPLEMENTARY GOVERNING THESE SHARES AND IN A STOCK PURCHASE AND SALE AGREEMENT DATED AS OF JUNE 6, 1994, A COPY OF EACH OF WHICH IS ON FILE WITH ALEXANDER & ALEXANDER SERVICES INC. AND WILL BE FURNISHED BY THE CORPORATION TO THE STOCKHOLDER ON REQUEST AND WITHOUT CHARGE."

        (B) So long as the Conversion Shares are Registrable Securities, they shall, unless previously issued pursuant to an effective registration statement under the Act, be subject to a stop-transfer order and the certificate or certificates representing any such Conversion Shares shall bear the following legend by which each holder thereof shall be bound:

                "THE SHARES REPRESENTED BY THIS CERTIFICATE AND ANY SHARES OR OTHER SECURITIES ISSUABLE UPON EXCHANGE HEREOF MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, OR (ii) AN APPLICABLE EXEMPTION FROM REGISTRATION THEREUNDER. ANY SALE PURSUANT TO CLAUSE (ii) OF THE PRECEDING SENTENCE MUST BE ACCOMPANIED BY AN

        OPINION OF COUNSEL REASONABLY SATISFACTORY TO ALEXANDER &
        ALEXANDER SERVICES INC. TO THE EFFECT THAT SUCH EXEMPTION FROM REGISTRATION IS AVAILABLE IN CONNECTION WITH SUCH SALE. IN ADDITION, THE VOTING, SALE, ASSIGNMENT, TRANSFER, PLEDGE OR HYPOTHECATION OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS FURTHER SUBJECT TO RESTRICTIONS WHICH ARE CONTAINED IN THE CHARTER, AS AMENDED, OF ALEXANDER & ALEXANDER SERVICES INC. AND IN A STOCK PURCHASE AND SALE AGREEMENT DATED AS OF JUNE 6, 1994, A COPY OF EACH OF WHICH IS ON FILE WITH ALEXANDER & ALEXANDER SERVICES INC. AND WILL BE FURNISHED BY THE CORPORATION TO THE STOCKHOLDER ON REQUEST AND WITHOUT CHARGE."

        (C) So long as the Exchange Shares are Registrable Securities, they shall, unless previously issued pursuant to an effective registration statement under the Act, be subject to a stop-transfer order and the certificate or certificates representing any such Exchange Shares shall bear the following legend by which each holder thereof shall be bound:

                "THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, OR (ii) AN APPLICABLE EXEMPTION FROM REGISTRATION THEREUNDER. ANY SALE PURSUANT TO CLAUSE (ii) OF THE PRECEDING SENTENCE MUST BE ACCOMPANIED BY AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO ALEXANDER & ALEXANDER SERVICES INC. TO THE EFFECT THAT SUCH EXEMPTION FROM REGISTRATION IS AVAILABLE IN CONNECTION WITH SUCH SALE. IN ADDITION, THE VOTING, SALE, ASSIGNMENT, TRANSFER, PLEDGE OR HYPOTHECATION OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS FURTHER SUBJECT TO RESTRICTIONS WHICH ARE CONTAINED IN A STOCK PURCHASE AND SALE AGREEMENT DATED AS OF JUNE 6, 1994, A COPY OF EACH OF WHICH IS ON FILE WITH ALEXANDER & ALEXANDER SERVICES INC. AND WILL BE FURNISHED BY THE CORPORATION TO THE STOCKHOLDER ON REQUEST AND WITHOUT CHARGE."

        c. Removal of Legends. After termination of the requirement that all or part of such legend be placed upon a certificate, A&A shall, upon receipt by A&A of evidence reasonably satisfactory to it that such requirement has terminated and upon the written request of the holders of Series B Stock, Conversion Shares or Exchange Shares, issue certificates for the Shares, Conversion Shares or Exchange Shares, as the case may be, that do not bear such legend.

        d. Pre-Closing Activities. From and after the date of this Agreement until the Closing, each of A&A and AIG shall act with good faith towards, and shall use its best efforts to consummate, the transactions contemplated by this Agreement, and neither A&A nor AIG will take any action that would prohibit or impair its ability to consummate the transactions contemplated by this Agreement.

        e. Information. So long as any of the Series B Stock, the Exchange Shares or the Conversion Shares are outstanding, A&A shall file with the SEC the annual reports and quarterly reports and the information, documents and other reports that are required to be filed with the SEC pursuant to Sections 13 and 15 of the Exchange Act, whether or not A&A has or is required to have a class of securities registered under the Exchange Act and whether or not A&A is then subject to the reporting requirements of the Exchange Act, at the time A&A is or would be required to file the same with the SEC and, promptly after A&A is or would be required to file such reports, information or documents with the SEC, to mail copies of such reports, information and documents to the holders of the Series B Stock, the Exchange Shares and the Conversion Shares at their addresses set forth in the register of Shares and Conversion Shares maintained by the transfer agent therefor.

        f. Restriction on Issuance of Stock. So long as any shares of Series B Stock or any Conversion Shares are outstanding, A&A shall not issue, except upon conversion of Series B Stock or in connection with a stock split, stock combination or dividend with respect to Class D Common Stock, shares of Class D Common Stock.

        g. Restriction on Amendments to By-Laws. A&A shall not amend its by-laws so as to affect the exemption contained therein from Subtitle 7 of Title 3 of the Maryland General Corporation Law.

        h. Stockholders Meeting. A&A shall, as promptly as practical, call a meeting of the holders of its voting stock, shall recommend, and shall use its best efforts (including the preparation and circulation of the Proxy Statement) to obtain, the approval of such holders for the transactions contemplated by this Agreement. The Proxy Statement shall not be filed, and no amendment or supplement to the Proxy Statement shall be made, without consultation with AIG. A&A shall notify AIG promptly of the receipt by it of any comments from the SEC or its staff and of any request by the SEC for amendments or supplements to the Proxy Statement and shall supply AIG with copies of all correspondence between it and its representatives, on the one hand, and the SEC or the members of its staff, on the other hand, with respect to the Proxy Statement.

        i. Hart-Scott-Rodino. To the extent applicable, A&A and AIG shall make all filings and furnish all information required with respect to the transactions contemplated by this Agreement by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and shall use their best efforts to obtain the early termination of the waiting period thereunder, provided that neither A&A nor AIG shall be required to agree to dispose of or hold separate any portion of its business or assets.

        j. Acquisition Proposals. Prior to the Closing, A&A agrees that neither A&A nor any of the Subsidiaries nor any of the respective officers and directors of A&A or any of the Subsidiaries shall, and A&A shall direct and use its best efforts to cause its employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by A&A or any of the Subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to stockholders of A&A) with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any substantial portion of the assets or any equity securities of, A&A or any of the Subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate directly or indirectly any effort or attempt to make or implement an Acquisition Proposal. Notwithstanding the foregoing, A&A shall be entitled to sell or otherwise dispose of assets to the extent previously disclosed to the Purchaser in writing. A&A will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. A&A will take the necessary steps to inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this subsection j. A&A will notify AIG immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with AIG. Nothing contained in this Agreement shall prohibit A&A and its directors from making to the stockholders any recommendation and related filing with the SEC, as required by Rules 14e-2 and 14d-9 under the Exchange Act, with respect to any tender offer, or from informing the stockholders of A&A in the proxy materials with respect to the meeting of stockholders called to consider the transactions contemplated by this Agreement of information that is material to the vote with respect to such transactions, or from changing or withdrawing the recommendation of the directors with respect to such transactions if the directors conclude that such change or withdrawal is required by their fiduciary duties (as determined in good faith by the Board of Directors of A&A upon the advice of counsel).

        k. Access. Upon reasonable notice, A&A shall (and shall cause each of the Subsidiaries to) afford AIG's officers, employees, counsel, accountants and other authorized representatives ("Representatives") reasonable access during normal business hours before the Closing to its properties, books, contracts and records and personnel and advisers (who will be instructed by A&A to cooperate) and A&A shall (and shall cause each of the Subsidiaries to) furnish promptly to AIG all information concerning its business, properties and personnel as AIG or its Representatives may reasonably request, provided that any review will be conducted in a way that will not interfere unreasonably with the conduct of A&A's business, and provided, further, that no review pursuant to this Subsection k shall affect or be deemed to modify any representation or warranty made by A&A. AIG will keep all information and documents obtained pursuant to this Subsection k on a confidential basis subject to the confidentiality provisions contained in paragraphs 1, 2, 3, 4 and 9 of the Confidentiality Agreement dated May 6, 1994 between A&A and AIG.

        l. Publicity. A&A and the Purchaser will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or by obligations pursuant to any listing agreement with any securities exchange.

        m. Certain Special Events. Notwithstanding anything in the Articles Supplementary to the contrary, so long as any Series B Stock is outstanding neither A&A nor any of its Subsidiaries shall declare, pay or make any dividend or distribution or commence a tender or exchange offer for A&A securities that are subordinate to or pari passu with the Series B Stock as to liquidation preference or dividends or be a party to any transaction (including without limitation any recapitalization or reclassification of stock), any consolidation of A&A or any such Subsidiary with, or merger of A&A or any such Subsidiary into, or share exchange with, any other person, any merger of any other person into A&A or any such Subsidiary or any sale or transfer of assets which, in any such case, would constitute a Special Event (as such term is defined in the Articles Supplementary) unless after giving effect thereto A&A would have the ability and the right (and the Board of Directors of A&A, including a majority of the Directors of A&A who are not officers or employees of A&A or any of its subsidiaries, shall have adopted a resolution confirming such ability and right) to purchase at the then applicable price specified in Section 7 of the Articles Supplementary all of the then issued and outstanding Series B Stock, assuming all such stock is tendered to it for purchase pursuant to such Section 7.

        n. Reservation of Shares. A&A shall at all times reserve and keep available, out of its authorized and unissued stock, solely for the purpose of effecting the exchange of Class D Common Stock or conversion of Series B Stock, such number of shares of its Common Stock or Class D Common Stock, as the case may be, free of preemptive rights as shall from time to time be sufficient to effect the exchange of all shares of Class D Common Stock or conversion of Series B Stock from time to time.

        o. Adjustment Payments. (i) If, at any time or from time to time, there is a Tax Amount, then A&A shall pay, as an adjustment to the purchase price, to AIG in cash in immediately available funds an amount equal to AIG's Pro Rata Share of such Tax Amount.

        "Tax Amount" shall mean the excess, if any, of (x) all reserves, accruals or payments by or on behalf of A&A or any of its Subsidiaries (without duplication) on account of liabilities, expenses, penalties, fines or interest with respect to any income or other tax (foreign, federal, state or local) with respect to any period ending on or prior to March 31, 1994 over (y) the stated amount of A&A's tax reserve as specifically set forth on its consolidated balance sheet at March 31, 1994 set forth in its Quarterly Report on Form 10-Q for the three months ended March 31, 1994 filed by A&A with the Securities and Exchange Commission in May, 1994 (the "March 31, 1994 Balance Sheet").

        "AIG Pro Rata Share" shall mean, as of any date of determination, a fraction equal to the number of shares of Common Stock then owned, on a fully diluted basis, as of such date, by the AIG Group over the outstanding number of shares of Common Stock as of such date, giving effect to the conversion or exchange of all securities held by the AIG Group into Common Stock.

        (ii) A&A shall within 90 days after the end of its fiscal year December 31, 1994 furnish to AIG a certification (the "AIG Certification") signed by each of its chief executive officer, chief financial officer and principal accounting officer certifying (A) whether there were any liabilities as of March 31, 1994
(1) which were not set forth on the March 31, 1994 Balance Sheet or, (2) which are in an amount in excess of the amount stated therefor on the March 31, 1994 Balance Sheet or (3) as to which the full amount of such liability is not then determinable (specifying, in each case, as to type, determinability and amount); and (B) whether there were any assets set forth on the March 31, 1994 Balance Sheet the ultimate realizable value of which is less than the of the carrying value of such assets at such date (specifying, in each case, as to type and amount.)

        A&A shall cause to be delivered with the AIG Certification a report of its certified public accountants as to A&A's compliance with the immediately preceding paragraph.

        A liability shall be deemed to be in an amount in excess of the amount set forth in the March 31, 1994 Balance Sheet or an asset shall be deemed to have a carrying value below the amount set forth in such Balance Sheet based upon all facts or circumstances in existence on or prior to March 31, 1994, whether or not then known by A&A or any of its Subsidiaries and whether or not, under generally accepted accounting principles, such liabilities or assets were, as of March 31, 1994 or as of the date of such AIG Certification, correctly stated or a reserve would have been required. Assets shall be carried at the lower of stated book value or realizable value, and liabilities shall be stated without discount.

        If an adjustment is made to any balance sheet subsequent to the March 31, 1994 Balance Sheet based upon any of the matters referred to in the AIG Certification or if a liability set forth in the AIG Certification is paid ("Other Adjustments"), then A&A shall within five business days of the making of each such Other Adjustment pay to AIG, as an adjustment to the purchase price, an amount in cash in immediately available funds equal to AIG's Pro Rata Share of each such Other Adjustment.

        This section (ii) shall not apply (x) to the matters covered by clause
(i) and (y) to the matters set forth in a single letter agreement between us identified as relating to this provision:

        (iii) A&A shall not be required to make duplicate payments to the extent that a payment is made as a result of a reserve, accrual or balance sheet adjustment and the related liability is latter paid, or with respect to the same Tax Amount.

        AIG's rights under this Section 6.o. are not assignable and shall not limit in any way any of AIG's other rights or remedies under this Agreement or otherwise.

        As long as any member of the AIG Group owns any shares of Common Stock, on a fully diluted basis, then within 30 days of the end of each fiscal quarter (other than the final fiscal quarters of each year), and within 90 days of the final fiscal quarter of each fiscal year and with respect to the period from March 31, 1994 to December 31, 1994 (the "First Period"), A&A shall deliver to AIG a certificate signed by its chief financial officer and principal accounting officer as to any Tax Amounts and Other Adjustments in such fiscal quarter (or the First Period).

7. STANDSTILL.

        a. AIG hereby agrees that during the Standstill Period (hereinafter defined) it will not, nor will it permit any of its Affiliates (AIG together with its Affiliates being hereinafter referred to as the "AIG Group") to, directly or indirectly, unless in any such case specifically requested in advance to do so by the Board of Directors of A&A:

                (i) acquire, offer to acquire, or agree to acquire by purchase, by joining a partnership, limited partnership, syndicate or other "group" (as such term is used in Section 13(d)(3) of the Exchange Act, hereinafter referred to as "13D Group"), any securities of A&A entitled to vote generally in the election of directors, or securities convertible into or exercisable or exchangeable for such securities (collectively, "Restricted Securities") or any material portion of the assets or businesses of A&A and its Subsidiaries; provided, however, that nothing contained herein shall prohibit any member of the AIG Group from acquiring any Restricted Securities (w) upon conversion of convertible securities of A&A currently owned by the AIG Group or acquired pursuant to this Agreement or upon the exchange of Conversion Shares for Common Stock of A&A as contemplated and permitted by the Charter and Articles Supplementary, (x) as a result of a stock split, stock dividend or similar recapitalization by A&A, (y) upon the execution of unsolicited buy orders by any member of the AIG Group which is a registered broker-dealer for the bona fide accounts of its brokerage customers unaffiliated and not acting in concert with any member of the AIG Group, or (z) pursuant to the exercise of any warrant, option or other right to acquire Restricted Securities ("Rights"), which it receives directly from A&A pursuant to a distribution to stockholders or from acquiring such Rights directly from A&A; and provided, further, that if during the Standstill Period, as a result of a business combination transaction between A&A or an affiliate of A&A and any other entity which is not an affiliate of any member of the AIG Group (an "Other Entity"), any one or more members of the AIG Group shall acquire beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of Restricted Securities in such business combination, such members may continue to own beneficially such Restricted Securities so acquired by such members and such Restricted Securities shall continue to be subject to the provisions of this Section;

                (ii) participate in, or encourage, the formation of any 13D Group which owns or seeks to acquire beneficial ownership of, or otherwise acts in respect of, Restricted Securities;

                (iii) make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are defined or used in Regulation 14A under the Exchange Act) or become a "participant" in any "election contest" (as such terms are defined or used in Rule 14a-11 under the Exchange Act) with respect to A&A, or initiate, propose or otherwise solicit stockholders for the approval of one or more stockholder proposals with respect to A&A or induce or attempt to induce any other person to initiate any stockholder proposal, provided, however, that the limitation contained in this clause (iii) shall not apply to any matter to be voted on by A&A's stockholders that is not initiated or proposed by any member of the AIG Group or any affiliate thereof;

                (iv) call or seek to have called any meeting of the stockholders of A&A; or

                (v) otherwise act, directly or indirectly, alone or in concert with others, to seek to control the management, Board of Directors, policies or affairs of A&A, or solicit, propose, seek to effect or negotiate with A&A or any other person with respect to any form of business combination transaction with A&A or any affiliate thereof (other than an Other Entity with respect to which any member of the AIG Group or any affiliate thereof shall have filed a Schedule 13D with the SEC with respect to any class of equity securities of such Other Entity prior to the public announcement of A&A's intent to consummate a business transaction with such Other Entity), or any restructuring, recapitalization or similar transaction with respect to A&A or any affiliate thereof (except as aforesaid), or solicit, make or propose or encourage or negotiate with any other person with respect to, or announce an intent to make, any tender offer or exchange offer for any Restricted Securities (other than an exchange of Conversion Shares for Common Stock of A&A as contemplated by the Charter and Articles Supplementary) or disclose an intent, purpose, plan or proposal with respect to A&A or any Restricted Securities inconsistent with the provisions of this Section, including an intent, purpose, plan or proposal that is conditioned on or would require A&A to waive the benefit of, or amend, any provisions of this Section, or assist, participate in, facilitate, encourage or solicit any effort or attempt by any person to do or seek to do any of the foregoing.

        b. Nothing in this Section 7 shall preclude members of the AIG Group,
(i) from exercising the voting and other rights granted to the Purchasers pursuant to this Agreement, the Registration Rights Agreement, the Rights Agreement, the Charter and the Articles Supplementary or (ii) in the case of any proposed merger, sale of assets or similar transaction which under the Charter and Articles Supplementary requires a vote of the holders of Restricted Securities and has been approved or recommended by the Board of Directors of A&A, or in the case of a tender or exchange offer made without encouragement by or the participation of AIG or any of its affiliates (if the Board of Directors of A&A shall have (A) recommended approval of such tender or exchange offer, (B) not recommended, within 10 business days after the commencement of such tender or exchange offer, that shareholders reject such tender or exchange offer, or
(C) amended the Rights Agreement or otherwise acted to permit or in any way facilitate acquisition of shares under such tender or exchange offer), from making an offer to the Board of Directors of A&A, in respect of such transaction, upon terms more favorable to A&A or its stockholders than those of the other transaction, as proposed.

        c. As used herein, the term "Standstill Period" shall mean the period from the date of this Agreement until the earlier to occur of:

                (i) the date which is the eighth anniversary of the Closing Date; or

                (ii) the designation of any date as the termination date of the Standstill Period by a majority of the directors of A&A at a duly convened meeting thereof or by all of the directors of A&A by written consent; or

                (iii) A&A's material breach of any of its obligations contained in the Registration Rights Agreement; or

                (iv) default in the payment of principal or interest after the expiration of any grace periods applicable thereto with respect to indebtedness of A&A and its Subsidiaries for money borrowed in the aggregate amount of $15,000,000 or more; or

                (v) A&A or any of its Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled "Bankruptcy" as now or hereafter in effect, or any successor thereto (the "Bankruptcy Code"), which, in the case of a Subsidiary of A&A, has had or would have a Material Adverse Effect; or an involuntary case is commenced against A&A or any of its Subsidiaries and the petition not controverted within 10 days, or is not dismissed within 60 days after commencement of the case, which, in the case of a Subsidiary of A&A, has had or would have a Material Adverse Effect; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or any substantial part of the property of A&A or any of its Subsidiaries, which, in the case of a Subsidiary of A&A, has had or would have a Material Adverse Effect; or A&A or any of its Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, rehabilitation, dissolution, insolvency or liquidation or similar law of any jurisdiction, whether now or hereafter in effect, relating to A&A or such Subsidiary, or there is commenced against A&A or any of its Subsidiaries any such proceeding which remains undismissed for a period of 60 days, which, in the case of a Subsidiary of A&A, has had or would have a Material Adverse Effect; or A&A or any of its Subsidiaries is adjudicated insolvent or bankrupt, which, in the case of a Subsidiary of A&A, has had or would have a Material Adverse Effect; or any order of relief or other order approving any such case or proceeding is entered, which, in the case of a Subsidiary of A&A, has had or would have a Material Adverse Effect; or A&A or any of the Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days, which, in the case of a Subsidiary of A&A, has had or would have a Material Adverse Effect; or A&A or any of its Subsidiaries makes a general assignment for the benefit of creditors, which, in the case of a Subsidiary of A&A, has had or would have a Material Adverse Effect; or A&A shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts, generally as they become due, which, in the case of a Subsidiary of A&A, has had or would have a Material Adverse Effect; or A&A or any of its Subsidiaries shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts, which, in the case of a Subsidiary of A&A, has had or would have a Material Adverse Effect; or A&A or any of its Subsidiaries shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing, which, in the case of a Subsidiary of A&A, has had or would have a Material Adverse Effect; or any corporate action is taken by A&A or any of its Subsidiaries for the purpose of effecting any of the foregoing, which, in the case of a Subsidiary of A&A, has had or would have a Material Adverse Effect; or

                (vi) without encouragement by or the participation of AIG or any of its Affiliates, the acquisition by any person or 13D Group (other than members of the AIG Group or Affiliates thereof) of, the commencement of a tender offer by such person or 13D Group for, or the public announcement of an intention to acquire, Restricted Securities which, if added to the Restricted Securities (if any) already owned by such person or 13D Group, would represent thirty-five percent (35%) or more of the total voting power (including rights to acquire voting power) of A&A's Restricted Securities, or the receipt by such person or 13D Group of A&A's agreement or consent to make such acquisition; provided that such a public announcement or commencement of a tender offer shall end the Standstill Period only if such person or 13D Group shall have received A&A's agreement or consent to make such intended acquisition, and such a tender offer shall terminate the Standstill Period only if and when the Board of Directors of A&A shall have (A) recommended approval of such tender offer, (B) not recommended, within 10 business days after the commencement of such tender offer, that shareholders reject such tender offer, or (C) amended the Rights Agreement to permit acquisition of shares under such tender offer; or

                (vii) the date this Agreement is terminated in accordance with
        Section 8 hereof.

        8. Termination. Except for the obligations in Section 12.b, this Agreement and the transactions contemplated hereby shall terminate without any action by the parties hereto if the Closing shall not have occurred on or before October 31, 1994 and may be terminated at any time prior to the Closing (i) by a written instrument executed and delivered by A&A and AIG; (ii) by AIG upon any material breach or default by A&A under this Agreement; or (iii) by A&A upon any material breach or default by AIG under this Agreement.

        9. Survival of Representations and Warranties. All representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement and the delivery of the Shares for a period of three years from the date of such delivery and any examination or investigation made by any party to this Agreement or any of their successors and assigns.

        10. Performance; Waiver. The provisions of this Agreement (including this Section 10) may be modified or amended, and waivers and consents to the performance and observance of the terms hereof may be given by written instrument executed and delivered by A&A and(1) prior to the Closing, by AIG and
(2) after the Closing by the holder or holders of a majority of the Conversion Shares, with the holders of the Series B Stock for this purpose being deemed to be the holders of that number of Conversion Shares into which the Series B Stock of each holder are convertible. The failure at any time to require performance of any provision hereof shall in no way affect the full right to require such performance at any time thereafter (unless performance thereof has been waived in accordance with the terms hereof for all purposes and at all times by the parties to whom the benefit of such performance is to be rendered). The waiver by any party to this Agreement of a breach of any provision hereof shall not be taken or held to be a waiver of any succeeding breach of such provision or any other provision or as a waiver of the provision itself.

        11. Successors and Assigns. All covenants and agreements contained in this Agreement by or on behalf of the parties hereto shall bind, and inure the benefit of, the respective successors and assigns of the parties hereto; provided, however, that the rights granted to the parties hereto may not be assigned

(except to wholly-owned subsidiaries of such parties) without the prior written consent of the other parties. AIG may assign to one or more of its wholly-owned subsidiaries its obligations as Purchaser hereunder in whole or in part, but shall not be relieved of such obligations.

        12. Miscellaneous.

        a. Notices. All notices or other communications given or made hereunder shall be validly given or made if in writing and delivered by facsimile transmission or in person at, or mailed by registered or certified mail, return receipt requested, postage prepaid, to, the following addresses (and shall be deemed effective at the time of receipt thereof).

            If to A&A:

                 Alexander & Alexander Services Inc.
                 1211 Avenue of the Americas
                 New York, New York 10036
                 Attention: Ronald J. Roessler, Esq.
                 Senior Vice President and
                 General Counsel

            with a copy to:

                 Debevoise & Plimpton
                 875 Third Avenue
                 New York, New York 10022
                 Attention: Meredith M. Brown, Esq.

            If to AIG or any other Purchaser in care of AIG:

                 American International Group, Inc.
                 70 Pine Street
                 New York, New York 10270
                 Attention: Wayland M. Mead, Esq.
                          Acting General Counsel

            with a copy to:

                 Cahill Gordon & Reindel
                 80 Pine Street
                 New York, New York 10005
                 Attention: Immanuel Kohn, Esq.

or to such other address as the party to whom notice is to be given may have previously furnished notice in writing to the other in the manner set forth above.

        b. Expenses. Whether or not the Shares are sold or this Agreement is terminated, A&A agrees to pay all reasonable expenses (including reasonable attorneys fees and expenses) incurred by the Purchasers in connection with the transactions contemplated by this Agreement.

        c. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. EACH OF THE PARTIES HERETO AGREES TO SUBMIT TO THE JURISDICTION OF THE STATE AND FEDERAL COURTS IN THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

        d. Severability; Interpretation. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, each of A&A and AIG directs that such court interpret and apply the remainder of this Agreement in the manner which it determines most closely effectuates their intent in entering into this Agreement, and in doing so particularly take into account the relative importance of the term, provision, covenant or restriction being held invalid, void or unenforceable.

        e. Headings. The index and section headings herein are for convenience only and shall not affect the construction hereof.

        f. Entire Agreement. This Agreement embodies the entire agreement between the parties relating to the subject matter hereof and any and all prior oral or written agreements, representations or warranties, contracts, understandings, correspondence, conversations, and memoranda, whether written or oral, between A&A and AIG, or between or among any agents, representatives, parents, subsidiaries, affiliates, predecessors in interest or successors in interest, with respect to the subject matter hereof (including without limitation the Confidentiality Agreement between A&A and AIG dated May 6, 1994), are merged herein and replaced hereby, except that paragraphs 1, 2, 3, 4, 8 and 9 of such Confidentiality Agreement shall survive to the extent provided in
Section 6.k hereof and paragraph 5 of such Confidentiality Agreement shall survive until the Closing Date.

        g. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

                                             ALEXANDER & ALEXANDER SERVICES INC.

                                             By: /s/ ROBERT E. BONI
                                                 ------------------------------
                                             Name:   Robert E. Boni
                                             Title:  Chairman

                                             AMERICAN INTERNATIONAL GROUP, INC.
                                             By:  /s/ EDWARD E. MATTHEWS
                                                 ------------------------------
                                             Name:    Edward E. Matthews
                                             Title:   Vice Chairman--Finance

                                                           EXHIBIT 1 TO
                                                           STOCK PURCHASE
                                                           AND SALE AGREEMENT





                     [See Appendix II to Proxy Statement]

                                                           EXHIBIT 2 TO
                                                           STOCK PURCHASE
                                                           AND SALE AGREEMENT





                     [See Appendix III to Proxy Statement]

                                                           EXHIBIT 3 TO
                                                           STOCK PURCHASE
                                                           AND SALE AGREEMENT



       -----------------------------------------------------------------
                         REGISTRATION RIGHTS AGREEMENT
       -----------------------------------------------------------------

                          DATED AS OF          , 1994
                                 BY AND AMONG



                      ALEXANDER & ALEXANDER SERVICES INC.

                                      AND

                   THE PURCHASERS WHO ARE SIGNATORIES HERETO

                               TABLE OF CONTENTS

                                                                                                                          PAGE
                                                                                                                          ----
SECTION 1.        DEFINITIONS....................................................................................           1
SECTION 2.        REGISTRATION RIGHTS............................................................................           3
                  2.1        Demand Registration Rights..........................................................           3
                  2.2        Incidental Registration.............................................................           4
                  2.3        Supplements and Amendments..........................................................           5
                  2.4        Restrictions on Public Sale by the Company and Others...............................           5
                  2.5        Underwritten Registrations..........................................................           6
                  2.6        Registration Procedures.............................................................           6
                  2.7        Registration Expenses...............................................................          11
                  2.8        Rule 144............................................................................          12
SECTION 3.
                  INDEMNIFICATION................................................................................          12
                  3.1        Indemnification by the Company......................................................          12
                  3.2        Indemnification by Holder of Registrable Securities.................................          13
                  3.3        Conduct of Indemnification Proceeding...............................................          13
                  3.4        Contribution........................................................................          13
                  3.5        Other Indemnities...................................................................          14
SECTION 4.
                  MISCELLANEOUS..................................................................................          14
                  4.1        Remedies............................................................................          14
                  4.2        No Inconsistent Agreements..........................................................          14
                  4.3        Amendments and Waivers..............................................................          14
                  4.4        Notices.............................................................................          15
                  4.5        Successors and Assigns..............................................................          15
                  4.6        Counterparts........................................................................          15
                  4.7        Headings............................................................................          15
                  4.8        Governing Law.......................................................................          15
                  4.9        Severability........................................................................          15
                  4.10       Entire Agreement....................................................................          16
                  4.11       Attorneys' Fees.....................................................................          16
                  4.12       Securities Held by the Company or Its Subsidiaries..................................          16
Signature Pages..................................................................................................         S-1

                         REGISTRATION RIGHTS AGREEMENT

        This Registration Rights Agreement (the "Agreement"), dated as of , 1994, by and among ALEXANDER & ALEXANDER SERVICES INC., a Maryland corporation (or any successor, the "Company"), and the purchasers whose signatures appear on the execution pages of this Agreement (each a "Purchaser" and collectively, the "Purchasers").

        This Agreement is entered into in connection with the Stock Purchase and Sale Agreement, dated as of June 6, 1994, among the Company and American International Group, Inc. (the "Purchase Agreement"), relating to the issuance and sale by the Company of an aggregate of 4,000,000 shares of the Company's 8% Series B Cumulative Convertible Preferred Stock, par value $1.00 per share (together with additional shares of such Preferred Stock issued as dividends thereon, the "Preferred Stock"). In order to induce the purchaser party thereto to enter into the Purchase Agreement, the Company has agreed to provide the registration rights set forth in this Agreement for the equal benefit of each of the Purchasers and their direct and indirect transferees. The execution and delivery of this Agreement is a condition to each Purchaser's obligation to purchase the Preferred Stock under the Purchase Agreement.

        The parties hereby agree as follows:

SECTION 1. DEFINITIONS

        Capitalized terms used herein without definition shall have their respective meanings set forth in the Purchase Agreement. As used in this Agreement, the following terms shall have the following meanings:

                "Advice" has the meaning set forth in the last paragraph of
        Section 2.6.

                "Affiliate" means, when used with reference to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the referent Person or such other Person, as the case may be, or any Person who beneficially owns, directly or indirectly, 5% or more of the equity interests of such Person or warrants, options or other rights to acquire or hold more than 5% of any class of equity interests of such Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "affiliated", "controlling" and "controlled" have meanings correlative to the foregoing.

                "Agreement" has the meaning set forth in the first paragraph of this Agreement.

                "Articles Supplementary" means the Articles Supplementary of the Company classifying the Preferred Stock filed by the Company with the State Department of Assessments and Taxation of the State of Maryland on
               , 1994, which Articles Supplementary is substantially in the form of Exhibit 2 to the Purchase Agreement.

                "Charter" means the Articles of Restatement of the Company as filed with the State Department of Assessments and Taxation of the State of Maryland as amended through the date hereof.

                "Class D Common Stock" means the Class D Common Stock, par value $1.00 per share, of the Company.

                "Company" has the meaning set forth in the first paragraph of this Agreement.

                "Conversion Shares" means the shares of Class D Common Stock issuable or issued upon conversion of the Preferred Stock pursuant to the terms of the Purchase Agreement and the Articles Supplementary.

                "DTC" has the meaning set forth in Section 2.6(i) of this Agreement.

                "Effectiveness Date" has the meaning set forth in Section 2.1(a) of this Agreement.

                "Effectiveness Period" has the meaning set forth in Section 2.1(a) of this Agreement.

                "Exchange Act" has the meaning set forth in Section 2.6(a) of this Agreement.

                "Exchange Shares" means the shares of Common Stock, par value $1.00 per share, of the Company issuable or issued (x) in exchange for the Class D Common Stock pursuant to the terms of the Purchase Agreement and the Charter or (y) upon conversion of the Preferred Stock pursuant to the terms of the Purchase Agreement and the Articles Supplementary.

                "Filing Date" has the meaning set forth in Section 2.1(a) of this Agreement.

                "Holder" means any holder of a Registrable Security.

                "Incidental Registration" has the meaning set forth in Section 2.2(a) of this Agreement.

                "Inspectors" has the meaning set forth in Section 2.6(n) of this Agreement.

                "NASD" has the meaning set forth in Section 2.7 of this Agreement.

                "Person" means any individual, trustee, corporation, partnership, joint stock company, trust, unincorporated association, union, business association, firm or other legal entity.

                "Preferred Stock" has the meaning set forth in the second paragraph of this Agreement.

                "Prospectus" means the prospectus included in any Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

                "Purchase Agreement" has the meaning set forth in the second paragraph of this Agreement.

                "Purchaser" has the meaning set forth in the first paragraph of this Agreement.

                "Purchasers" has the meaning set forth in the first paragraph of this Agreement.

                "Registrable Securities" means the Preferred Stock, the Exchange Shares and any other securities issued or issuable with respect to the Preferred Stock or the Exchange Shares by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization; provided, however, that a security ceases to be a Registrable Security when it is no longer a Transfer Restricted Security. In determining the number of Registrable Securities outstanding at any time or whether the holders of the requisite number of Registrable Securities have taken any action hereunder and in calculating the number of Registrable Securities for all other purposes under this Agreement, each share of Preferred Stock shall be deemed to be equal to the number of Exchange Shares then deliverable upon (i) the conversion of such share of Preferred Stock into Conversion Shares in accordance with the Articles Supplementary and
        (ii) the exchange of such Conversion Shares in accordance with the Charter.

                "Registration Statement" means any registration statement of the Company that covers any of the Registrable Securities pursuant to the provisions of Section 2.1 of this Agreement, including the Prospectus, amendments and supplements to such registration statement, including post-effective amendments, all exhibits, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

                "Rule 144" means Rule 144 under the Securities Act, as such Rule may be amended from time to time, or any similar rule (other than Rule
        144A) or regulation hereafter adopted by the SEC providing for offers and sales of securities made in compliance therewith resulting in offers and sales by subsequent holders that are not affiliates of an issuer of such securities being free of the registration and prospectus delivery requirements of the Securities Act.

                "SEC" means the Securities and Exchange Commission.

                "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

                "Transfer Restricted Security" means a share of Preferred Stock or an Exchange Share until such share of Preferred Stock or Exchange Share, as the case may be, (i) has been effectively registered under the Securities Act and disposed of in accordance with a registration statement filed under the Securities Act covering it or (ii) is distributed to the public pursuant to Rule 144.

                "underwritten registration" or "underwritten offering" means a registration in which securities of the Company (including Registrable Securities) are sold to an underwriter for reoffering to the public.

SECTION 2. REGISTRATION RIGHTS

2.1 DEMAND REGISTRATION RIGHTS.

                (a) The Company covenants and agrees with each Holder of
        Registrable Securities that if on or after               , 1995, the
        Company receives a written request from Holders of not less than 33 1/3% of the then outstanding Registrable Securities, then within thirty (30) days after receipt of such notice (the 30th day after such notice, the "Filing Date") the Company shall use its best efforts to file a Registration Statement and cause such Registration Statement to become effective under the Securities Act at the earliest possible date after such notice (such date, the "Effectiveness Date") with respect to the offering and sale or other disposition of such Registrable Securities as such Holders desire to have covered by such Registration Statement; provided, however, that the Company shall not be obligated to file any other Registration Statement or cause any such other Registration Statement to become effective, pursuant to this Section 2.1(a), (i) for a period of 360 days following the Filing Date of a Registration Statement filed pursuant to this Section 2.1(a), (ii) for a period of 180 days following the effective date of a registration statement covering not less than 25% of the then outstanding Registrable Securities, which Registrable Securities have been included in such registration pursuant to Section 2.2 hereof, (iii) for a period of 90 days following the filing of a public offering of common stock by the Company, (iv) for a period of up to 90 days if such filing would require disclosure of bona fide confidential information relating to an acquisition or disposition of material assets then in progress or (v) which would cover less than 1,000,000 Registrable Securities (or if the number of Registrable Securities then outstanding is less than 1,000,000, which would cover less than the aggregate amount of Registrable Securities then outstanding). The Company shall use its best efforts to continuously maintain the effectiveness of such Registration Statement until the earlier of (i) 270 days after the effective date of the Registration Statement or (ii) the consummation of the distribution by the Holders of all of the Registrable Securities covered by such Registration Statement (the "Effectiveness Period"). The Company shall not include any securities other than the Registrable Securities in any such Registration Statement pursuant to any "piggyback" or similar registration rights granted by the

        Company without the consent of the Holders of a majority of the Registrable Securities to be covered by such Registration Statement, other than "piggyback" registration rights provided for in the Registration Rights Agreement between the Company and the Selling Shareholders as defined therein dated November 30, 1993 (the "1993 Registration Rights Agreement") as in effect on June 5, 1994. Notwithstanding anything in this Agreement to the contrary, the Company shall not be required to comply with more than three requests for registration pursuant to this Section 2.1. Each notice to the Company requesting registration to be effected shall set forth (1) the number of shares of Preferred Stock and the number of Exchange Shares to be included; (2) the name of the Holders of the Registrable Securities and the amount to be sold; and (3) the proposed manner of sale. Within 10
        (ten) days after receipt of such notice, the Company shall notify each Holder of Registrable Securities who is not a party to the written notice served on the Company (or the transferee(s) of such Holder) and offer to them the opportunity to include their Registrable Securities in such registration. A Registration Statement will not count as complying with the terms hereof unless it is declared effective by the SEC and remains continuously effective for the Effectiveness Period, provided that a registration statement which does not become effective after the Company has filed it solely by reason of the refusal to proceed of the Holders of Registrable Securities requesting the registration shall not be deemed to have been effected by the Company at the request of such Holders but the Holders of Registrable Securities covered by such Registration Statement shall reimburse the Company for 50% of the out-of-pocket costs paid by the Company in the performance of its obligations hereunder in respect of such registration statement.

                (b) Each Holder of Registrable Securities agrees, if requested by the managing underwriter or underwriters in an underwritten offering, not to effect any public sale or distribution of Registrable Securities or of securities of the Company of the same class as any securities included in such Registration Statement, including a sale pursuant to Rule 144 under the Securities Act (except as part of such underwritten registration), during the 10-day period prior to, and during the 180-day period beginning on, the closing date of each underwritten offering made pursuant to such Registration Statement, to the extent timely notified in writing by the Company or the managing underwriter or underwriters.

                (c) The foregoing provisions of Section 2.1(b) shall not apply to any Holder of Registrable Securities if such Holder is prevented by applicable statute or regulation from entering into any such agreement; provided, however, that any such Holder shall undertake, in its request to participate in any such underwritten offering, not to effect any public sale or distribution of any applicable class of Registrable Securities commencing on the date of sale of such applicable class of Registrable Securities unless it has provided 45 days prior written notice of such sale or distribution to the underwriter or underwriters.

2.2 INCIDENTAL REGISTRATION.

                (a) If the Company at any time before the third anniversary of this Agreement proposes to register any of its securities, under the Act (other than a registration on Form S-4 or S-8 or any successor form thereto), whether or not for sale for its own account, and the registration form to be used therefor may be used for the registration of Registrable Securities, it will each such time give prompt written notice to all Holders of Registrable Securities of the Company's intention to do so and, upon the written request of any such holder to the Company made within 10 days after the receipt of any such notice (which request shall specify the Registrable Securities intended to be disposed of by such Holder and the intended method of disposition thereof), the Company will use its best efforts to effect the registration (an "Incidental Registration") under the Act of all Registrable Securities which the Company has been so requested to register by the Holders thereof; provided, however, that at any time prior to the first anniversary of this Agreement the Company will not be obligated under this Section 2.2(a) to include Registrable Securities in any registration of securities of the Company which is solely on behalf of the holders of such securities and which is being conducted pursuant to registration rights agreements with such holders in existence on the date of the Purchase Agreement.

                (b) Subject to Section 2.2(c), if an Incidental Registration is an underwritten registration, and the managing underwriters thereof advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability of the offering, the Company will include in such registration (i) first, the securities the Company proposes to sell for its own account in such registration, (ii) second, the Registrable Securities requested to be included in such registration and the securities entitled to participate in such registration pursuant to the terms of the 1993 Registration Rights Agreement as in effect on June 5, 1994, pro rata among the Holders of such Registrable Securities and the beneficiaries of the "piggyback" registration rights contained in the 1993 Registration Rights Agreement as in effect on June 5, 1994 on the basis of the number of shares owned by each such Holder and such beneficiaries and (iii) third, other securities requested to be included in such registration.

                (c) Notwithstanding Section 2.2(b), if an Incidental Registration is an underwritten secondary registration solely on behalf of holders of the Company's securities, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability of the offering, the Company will include in such registration (i) first, the securities requested to be included therein by the holders requesting such registration, (ii) second, the Registrable Securities requested to be included in such registration, pro rata among the Holders of such Registrable Securities on the basis of the number of shares owned by each such Holder, and (iii) third, other securities requested to be included in such registration.

        2.3 SUPPLEMENTS AND AMENDMENTS. If a Registration Statement ceases to be effective for any reason at any time during the period for which it is required to be effective under this Agreement, the Company shall use its best efforts to obtain the prompt withdrawal of any order suspending the effectiveness thereof and shall in connection therewith promptly supplement and amend any such Registration Statement in a manner reasonably and in good faith expected to obtain the withdrawal of the order suspending the effectiveness thereof, and the Company shall use its best efforts to cause any such Registration Statement to be declared effective as soon as practicable after such amendment or supplement and to keep such Registration Statement continuously effective for a period equal to the period for which it is required to be effective under this Agreement less the aggregate number of days during which any predecessor Registration Statement was previously effective.

        The Company shall supplement and amend a Registration Statement if required by the rules, regulations or instructions applicable to the applicable registration form for such Registration Statement, if required by the Securities Act or the SEC, or if reasonably requested by the Holders of a majority of the Registrable Securities covered by such Registration Statement or by any underwriter of the Registrable Securities.

        2.4 RESTRICTIONS ON PUBLIC SALE BY THE COMPANY AND OTHERS. The Company agrees (i) that it shall not, and that it shall not cause or permit any of its subsidiaries to, effect any public sale or distribution of any securities of the same class as any of the Registrable Securities or any securities convertible into or exchangeable or exercisable for such securities (or any option or other right for such securities) (except for any securities that may be issued to the holders of the Preferred Stock pursuant to the Articles Supplementary, the holders of Class D Common Stock pursuant to the Charter and the holders of the Company's Series A Preferred Stock, and except for securities issued to officers, directors and/or employees of the Company or its subsidiaries pursuant to options or agreements entered into with such officers, directors and/or employees in connection with their employment or pursuant to the Company's stock option, stock bonus and other stock plans and arrangements for officers, directors and employees) during the 15-day period prior to, and during the 180-day period beginning on, the commencement of any underwritten offering of Registrable Securities which has been scheduled prior to the Company or any of its subsidiaries publicly announcing its intention to effect any such public sale or distribution; (ii) that any agreement entered into after the date of this Agreement pursuant to which the Company (or, if applicable, any subsidiary of the Company) issues or agrees to issue any securities which have registration rights shall contain (x) a provision under which the holders of such securities agree, in the event of an underwritten offering of Registrable Securities, not to effect any public sale or distribution of any securities of the same class as any of the Registrable Securities (or any securities convertible into or exchangeable or exercisable for any such securities), or any option or other right for such securities, during the periods described in clause (i) of this Section 2.4, in each case including a sale pursuant to Rule 144 under the Securities Act (or any similar provision then in effect) and (y) a provision that effects, upon notice given pursuant to Section 2.1 hereof to the Company that an underwritten offering of Registrable Securities is to be undertaken, the lapse of any demand registration rights with respect to any securities of the Company (or, if applicable, of any subsidiary of the Company) until the expiration of 180 days after the date of the completion of any such underwritten offering; (iii) that the Company (and, if applicable, each subsidiary of the Company) will not after the date hereof enter into any agreement or contract wherein the holders of any securities of the Company or of any subsidiary of the Company issued or to be issued are granted any "piggyback" registration rights with respect to any registration effected pursuant to Section 2.1 hereof, and (iv) that the Company (and, if applicable, each subsidiary of the Company) will not after the date hereof enter into any agreement or contract wherein the exercise by any Holder of its right to an Incidental Registration hereunder would result in a breach thereof or a default thereunder or would otherwise conflict with any provision thereof.

        2.5 UNDERWRITTEN REGISTRATIONS. If any of the Registrable Securities covered by a Registration Statement filed pursuant to Section 2.1 are to be sold in an underwritten offering, the investment banker or investment bankers and manager or managers that will manage the offering will be selected by the Holders of not less than a majority of the Registrable Securities covered by such Registration Statement and will be reasonably acceptable to the Company. If the managing underwriter or underwriters advise the Company and the Holders in writing that in the opinion of such underwriter or underwriters the amount of Registrable Securities proposed to be sold in such offering exceeds the amount of securities that can be sold in such offering, there shall be included in such underwritten offering the amount of Registrable Securities which in the opinion of such underwriter or underwriters can be sold, and such amount shall be allocated pro rata among the Holders of Registrable Securities on the basis of the number of Registrable Securities requested to be included by each such Holder and all Holders. The Holders of Registrable Securities sold in any such offering shall pay all underwriting discounts and commissions of the underwriter or underwriters pro rata; provided, however, that this Section 2.5 shall not relieve the Company of its obligations under Section 2.7 hereof.

        No Holder of Registrable Securities may participate in any underwritten registration hereunder unless such Holder (a) agrees to sell such Holder's Registrable Securities on the basis provided in any underwriting arrangements approved by the Holders of not less than a majority of the Registrable Securities and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements.

        2.6 REGISTRATION PROCEDURES. In connection with any Registration Statement, the Company shall effect such registrations to permit the offering and sale of the Registrable Securities in accordance with the intended method or methods of disposition thereof, and pursuant thereto the Company shall as expeditiously as possible:

                (a) Prepare and file with the SEC as soon as practicable each such Registration Statement and cause such Registration Statement to become effective and remain effective as provided herein; provided, however, that before filing any such Registration Statement or any Prospectus or any amendments or supplements thereto (including documents that would be incorporated or deemed to be incorporated therein by reference, including such documents filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act") that would be incorporated therein by reference), the Company shall afford promptly to the Holders of the Registrable Securities covered by such Registration Statement, their counsel and the managing underwriter or underwriters, if any, an opportunity to review copies of all such documents proposed to be filed a reasonable time prior to the proposed filing thereof and the Company shall give reasonable consideration in good faith to any comments of such Holders, counsel and underwriters; provided that the Company may discontinue any registration of its securities giving rise to registration rights pursuant to Section 2.2 hereof at any time prior to the effective date of the registration statement relating thereto. The Company shall not file any Registration Statement or Prospectus or any amendments or supplements thereto if the Holders of a majority of the Registrable Securities covered by such Registration Statement, their counsel, or the managing underwriter or underwriters, if any, shall reasonably object in writing.

                (b) Prepare and file with the SEC such amendments and post-effective amendments to the Registration Statement as may be necessary to keep such Registration Statement continuously effective for the time periods prescribed hereby; cause the related Prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 (or any similar provisions then in force) under the Securities Act; and comply with the provisions of the Securities Act, the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to it with respect to the disposition of all securities covered by such Registration Statement as so amended or in such prospectus as so supplemented.

                (c) Notify the Holders of Registrable Securities, their counsel and the managing underwriter or underwriters, if any, promptly, and confirm such notice in writing, (i) when a Prospectus or any prospectus supplement or post-effective amendment has been filed, and, with respect to a Registration Statement or any post-effective amendment, when the same has become effective (including in such notice a written statement that any Holder may, upon request, obtain, without charge, one conformed copy of such Registration Statement or post-effective amendment including financial statements and schedules and exhibits), (ii) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or of any order preventing or suspending the use of any preliminary prospectus or the initiation or threatening of any proceedings for that purpose, (iii) if at any time when a prospectus is required by the Securities Act to be delivered in connection with sales of the Registrable Securities the representations and warranties of the Company contained in any agreement (including any underwriting agreement) contemplated by Section 2.6(m) below, to the knowledge of the Company, cease to be true and correct in any material respect, (iv) of the receipt by the Company of any notification with respect to (A) the suspension of the qualification or exemption from qualification of the Registration Statement or any of the Registrable Securities covered thereby for offer or sale in any jurisdiction, or (B) the initiation or threatening of any proceeding for such purpose, (v) of the happening of any event, the existence of any condition or information becoming known to the Company that requires the making of any changes in such Registration Statement, Prospectus or documents so that, in the case of such Registration Statement, it will conform in all material respects with the requirements of the Securities Act and it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading, and that in the case of the Prospectus, it will conform in all material respects with the requirements of the Securities Act and it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (vi) of the Company's reasonable determination that a post-effective amendment to such Registration Statement would be appropriate.

                (d) Use every reasonable effort to prevent the issuance of any order suspending the effectiveness of the Registration Statement or of any order preventing or suspending the use of a Prospectus or suspending the qualification (or exemption from qualification) of any of the Registrable Securities covered thereby for sale in any jurisdiction, and, if any such order is issued, to obtain the withdrawal of any such order at the earliest possible moment.

                (e) If requested by the managing underwriter or underwriters, if any, or the Holders of a majority of the Registrable Securities being sold in connection with an underwriting offering, (i) promptly incorporate in a prospectus supplement or post-effective amendment such information as the managing underwriter or underwriters, if any, or such Holders reasonably request to be included therein to comply with applicable law and (ii) make all required filings of such prospectus supplement or such post-effective amendment as soon as practicable after the Company has received notification of the matters to be incorporated in such prospectus supplement or post-effective amendment.

                (f) Furnish to each Holder of Registrable Securities who so requests and to counsel for the Holders of Registrable Securities and each managing underwriter, if any, without charge, upon request, one conformed copy of the Registration Statement and each post-effective amendment thereto, including financial statements and schedules, and of all documents incorporated or deemed to be incorporated therein by reference and all exhibits (including exhibits incorporated by reference).

                (g) Deliver to each Holder of Registrable Securities, their counsel and each underwriter, if any, without charge, as many copies of each Prospectus (including each form of prospectus) and each amendment or supplement thereto as such persons may reasonably request but only for so long as the Company is required to keep such registration statement effective; and, subject to the last paragraph of this Section 2.6, the Company hereby consents to the use of such Prospectus and each amendment or supplement thereto by each of the Holders of Registrable Securities and the underwriter or underwriters or agents, if any, in connection with the offering and sale of the Registrable Securities covered by such Prospectus and any amendment or supplement thereto.

                (h) Prior to any offering of Registrable Securities, to use its best efforts to register or qualify, and cooperate with the Holders of Registrable Securities, the underwriter or underwriters, if any, and their respective counsel in connection with the registration or qualification (or exemption from such registration or qualification) of, such Registrable Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions within the United States as may be required to permit the resale thereof by the Holders of Registrable Securities, or as the managing underwriter or underwriters reasonably request in writing; provided, however, that where Registrable Securities are offered other than through an underwritten offering, the Company agrees to cause its counsel to perform Blue Sky investigations and file registrations and qualifications required to be filed pursuant to this
        Section 2.6(h); keep each such registration or qualification (or exemption therefrom) effective during the period such Registration Statement is required to be effective hereunder and do any and all other acts or things reasonably necessary or advisable to enable the disposition in such jurisdictions of the securities covered thereby; provided, however, that the Company will not be required to (A) qualify generally to do business in any jurisdiction where it is not then so qualified, (B) take any action that would subject it to general service of process in any such jurisdiction where it is not then so subject or
        (C) become subject to taxation in any jurisdiction where it is not then so subject.

                (i) Cooperate with the Holders of Registrable Securities and the managing underwriter or underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold, which certificates shall not bear any restrictive legends whatsoever and shall be in a form eligible for deposit with The Depository Trust Company ("DTC"); and enable such Registrable Securities to be in such denominations and registered in such names as the managing underwriter or underwriters, if any, or Holders may reasonably request at least two business days prior to any sale of Registrable Securities in a firm commitment underwritten public offering.

                (j) Use its best efforts to cause the Registrable Securities covered by a Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be reasonably necessary to enable the seller or sellers thereof or the underwriter or underwriters, if any, to consummate the disposition of such Registrable Securities, except as may be required solely as a consequence of the nature of such selling Holder's business, in which case the Company will cooperate in all reasonable respects with the filing of the Registration Statement and the granting of such approvals.

                (k) Upon the occurrence of any event contemplated by Section 2.6(c)(v) or 2.6(c)(vi) above, as promptly as practicable prepare a supplement or post-effective amendment to the Registration Statement or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, and, subject to Section 2.6(a) hereof, file such with the SEC so that, as thereafter delivered to the purchasers of Registrable Securities being sold thereunder, such Prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and will otherwise comply with law.

                (l) Prior to the effective date of a Registration Statement, (i) provide the registrar for the Preferred Stock and the Exchange Shares or such other Registrable Securities with printed certificates for such securities in a form eligible for deposit with DTC and (ii) provide a CUSIP number for such securities.

                (m) Enter into an underwriting agreement in form, scope and substance as is customary in underwritten offerings and take all such other actions as are reasonably requested by the managing underwriter or underwriters in order to expedite or facilitate the registration or disposition of such Registrable Securities in any underwritten offering to be made of the Registrable Securities in accordance with this Agreement, and in such connection, (i) make such representations and warranties to the underwriter or underwriters, with respect to the business of the Company and the subsidiaries of the Company, and the Registration Statement, Prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in form, substance and scope as are customarily made by issuers to underwriters in underwritten offerings, and confirm the same if and when requested; (ii) obtain opinions of counsel to the Company and updates thereof (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the managing underwriter or underwriters), addressed to the underwriter or underwriters covering the matters customarily covered in opinions requested in underwritten offerings with respect to secondary distributions and such other matters as may be reasonably requested by underwriters; (iii) use its best efforts to obtain "cold comfort" letters and updates thereof (which letters and updates shall be reasonably satisfactory in form, scope and substance to the managing underwriter or underwriters) from the independent certified public accountants of the Company (and, if applicable, the subsidiaries of the Company) and, to the extent reasonably practicable, any other independent certified public accountants of any subsidiary of the Company or of any business acquired by the Company for which financial statements and financial data are, or are required to be, included in the Registration Statement, addressed to each of the underwriters, such letters to be in customary form and covering matters of the type customarily covered in

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
        "cold comfort" letters in connection with underwritten offerings; and
        (iv) if an underwriting agreement is entered into, the same shall contain indemnification provisions and procedures no less favorable than those set forth in Section 3 hereof (or such other provisions and procedures acceptable to Holders of a majority of Registrable Securities covered by such Registration Statement and the managing underwriter or underwriters or agents) with respect to all parties to be indemnified pursuant to said Section. The above shall be done at each closing under such underwriting agreement, or as and to the extent required thereunder.

                (n) Make available for inspection by a representative of the Holders of Registrable Securities being sold, any underwriter participating in any such disposition of Registrable Securities, if any, and any attorney or accountant retained by such representative of the Holders or underwriter (collectively, the "Inspectors"), at the offices where normally kept, during reasonable business hours, all pertinent financial and other records, pertinent corporate documents and properties of the Company and the subsidiaries of the Company, and cause the officers, directors and employees of the Company and the subsidiaries of the Company to supply all information in each case reasonably requested by any such Inspector in connection with such Registration Statement; provided, however, that any information that is designated in writing by the Company, in good faith, as confidential at the time of delivery of such information, shall be kept confidential by such Inspector and not used by such Inspector for any purpose other than in connection with such Inspector's review of the Registration Statement for such registration except to the extent (i) disclosure of such information is required by court or administrative order, (ii) disclosure of such information, in the written opinion of counsel to such Inspector (a copy of which is furnished to the Company), is necessary to avoid or correct a misstatement or omission of a material fact in the Registration Statement, Prospectus or any supplement or post-effective amendment thereto or disclosure is otherwise required by law, (iii) disclosure of such information is in the written opinion of counsel for any such Inspector (a copy of which is furnished to the Company), necessary or advisable in connection with any action, claim, suit or proceeding, directly or indirectly, involving or potentially involving such Inspector and arising out of, based upon, relating to or involving this Agreement or any of the transactions contemplated hereby or arising hereunder, or (iv) such information becomes generally available to the public other than as a result of a disclosure or failure to safeguard by such Inspector; without limiting the foregoing, no such information shall be used by such Inspector as the basis for any market transactions in securities of the Company or the subsidiaries of the Company in violation of applicable law. Each selling Holder of such Registrable Securities agrees that information obtained by it as a result of such inspections shall be deemed confidential and shall not be used by it as the basis for any market transactions in the securities of the Company or of any of its Affiliates unless and until such is made generally available to the public. Each selling Holder of such Registrable Securities further agrees that it will, upon learning that disclosure of such information is sought in a court of competent jurisdiction, give prompt notice to the Company and allow the Company, at the Company's expense, to undertake appropriate action to prevent disclosure of the information deemed confidential.

                (o) Comply with all applicable rules and regulations of the SEC and make generally available to its securityholders earnings statements satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any similar rule promulgated under the Securities Act) no later than forty-five (45) days after the end of any 12-month period (or ninety (90) days after the end of any 12-month period if such period is a fiscal year) (i) commencing at the end of any fiscal quarter in which Registrable Securities are sold to an underwriter or to underwriters in a firm commitment or best efforts underwritten offering and (ii) if not sold to an underwriter or to underwriters in such an offering, commencing on the first day of the first fiscal quarter of the Company after the effective date of the relevant Registration Statement, which statements shall cover said 12-month periods.

                (p) Use its best efforts to cause all Registrable Securities relating to such Registration Statement to be listed on each securities exchange, if any, on which similar securities issued by the Company are then listed.

        Each seller of Registrable Securities as to which any registration is being effected agrees, as a condition to the registration obligations with respect to such Holder provided herein, to furnish promptly to the Company such information regarding such seller and the distribution of such Registrable Securities as the Company may, from time to time, reasonably request in writing to comply with the Securities Act and other applicable law. The Company may exclude from such registration the Registrable Securities of any seller who unreasonably fails to furnish such information within a reasonable time after receiving such request. If the identity of a seller of Registrable Securities is to be disclosed in the Registration Statement, such seller shall be permitted to include all information regarding such seller as it shall reasonably request.

        Each Holder of Registrable Securities agrees by acquisition of such Registrable Securities that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 2.6(c)(ii), 2.6(c)(iv), 2.6(c)(v), or 2.6(c)(vi), such Holder will forthwith discontinue disposition of such Registrable Securities covered by the Registration Statement or Prospectus until such Holder's receipt of the copies of the supplemented or amended Prospectus contemplated by Section 2.6(k), or until it is advised in writing (the "Advice") by the Company that the use of the applicable prospectus may be resumed, and has received copies of any amendments or supplements thereto, and, if so directed by the Company, such Holder will deliver to the Company all copies, other than permanent file copies, then in such Holder's possession, of the Prospectus covering such Registrable Securities current at the time of receipt of such notice. In the event the Company shall give any such notice, the period of time for which a Registration Statement is required hereunder to be effective shall be extended by the number of days during such periods from and including the date of the giving of such notice to and including the date when each seller of Registrable Securities covered by such Registration Statement shall have received (x) the copies of the supplemented or amended Prospectus contemplated by Section 2.6(k) or (y) the Advice.

        2.7 REGISTRATION EXPENSES. All fees and expenses incident to the performance of or compliance with the provisions of Section 2 of this Agreement by the Company shall be borne by the Company whether or not any Registration Statement is filed or becomes effective, including, without limitation, (i) all registration and filing fees (including, without limitation, (A) fees with respect to filings required to be made with the National Association of Securities Dealers Inc. (the "NASD") in connection with an underwritten offering and (B) k fees and expenses of compliance with state securities or Blue Sky laws (including, without limitation, fees and disbursements of counsel for the underwriter or underwriters in connection with Blue Sky qualifications of the Registrable Securities and determination of the eligibility of the Registrable Securities for investment under the laws of such jurisdictions as provided in
Section 2.6(h)), (ii) printing expenses (including, without limitation, expenses of printing certificates for Registrable Securities in a form eligible for deposit with DTC and of printing prospectuses if the printing of prospectuses is requested by the managing underwriter or underwriters, if any, or, in respect of Registrable Securities, by the Holders of a majority of Registrable Securities included in any Registration Statement), (iii) reasonable fees and disbursements of all independent certified public accountants referred to in Section 2.6(m)(iii) (including, without limitation, the reasonable expenses of any special audit and "cold comfort" letters required by or incident to such performance), (iv) the fees and expenses of any "qualified independent underwriter" or other independent appraiser participating in an offering pursuant to Schedule E to the By-laws of the NASD, (v) liability insurance under the Securities Act, if the Company so desires such insurance, (vi) fees and expenses of all attorneys, advisors, appraisers and other persons retained by the Company or any subsidiary of the Company, (vii) internal expenses of the Company and the subsidiaries of the Company (including, without limitation, all salaries and expenses of officers and employees of the Company and the subsidiaries of the

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
Company performing legal or accounting duties), (viii) the expense of any annual audit, (ix) the fees and expenses incurred in connection with the listing of the securities to be registered on any securities exchange and (x) the expenses relating to printing, word processing and distributing all Registration Statements, underwriting agreements, securities sales agreements, indentures and any other documents necessary in order to comply with this Agreement.

        In connection with any Registration Statement hereunder or any amendment thereto, the Company shall reimburse the Holders of the Registrable Securities being registered in such registration for the reasonable out-of-pocket expenses of such Holders incurred in connection therewith including, without limitation, the reasonable fees and disbursements of not more than one counsel (together with appropriate local counsel) chosen by the Holders of a majority of the Registrable Securities to be included in such Registration Statement.

        2.8 RULE 144. The Company covenants that it will file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder in a timely manner and, if at any time the Company is not required to file such reports, it will, upon the reasonable request of any Holder of Registrable Securities, make publicly available other information so long as necessary to permit sales pursuant to Rule 144 and Rule 144A under the Securities Act. The Company further covenants that it will take such further action as any Holder of Registrable Securities may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 and Rule 144A under the Securities Act, as such Rules may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the SEC. Upon the request of any Holder of Registrable Securities, the Company will deliver to such Holder a written statement as to whether it has complied with such information requirements.

SECTION 3. INDEMNIFICATION

        3.1 INDEMNIFICATION BY THE COMPANY. The Company agrees to indemnify and hold harmless each Holder and each Person, if any, who controls any Holder within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages and liabilities, joint or several, to which such Holder or controlling Person may become subject, under the Securities Act or otherwise, caused by any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or any Prospectus or any amendment or supplement thereto or any preliminary prospectus, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each Holder for any legal or other expenses reasonably incurred by such Holder in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the Company will not be liable insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information furnished in writing to the Company by any Holder expressly for use therein; and provided further, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission in the Prospectus, if such untrue statement or alleged untrue statement or omission or alleged omission is completely corrected in an amendment or supplement to the Prospectus and the seller of Registrable Securities thereafter fails to deliver such Prospectus as so amended or supplemented prior to or concurrently with the sale of Registrable Securities to the person asserting such loss, claim, damage, or liability after the Company had furnished such seller with a sufficient number of copies of the same or if the seller received written notice from the Company of the existence of such untrue statement or alleged untrue statement or omission or alleged omission and the seller continued to dispose of Registrable Securities

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
prior to the time of the receipt of either (A) an amended or supplemented Prospectus which completely corrected such untrue statement or omission or (B) a notice from the Company that the use of the existing Prospectus may be resumed. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any Holder or any Person controlling such Holder within the meaning of either Section 15 of the Securities Act or
Section 20 of the Exchange Act.

        3.2 INDEMNIFICATION BY HOLDER OF REGISTRABLE SECURITIES. Each Holder agrees, severally and not jointly, to indemnify and hold harmless the Company, the Company's directors, the Company's officers who sign the Registration Statement and any person controlling the Company to the same extent as the foregoing indemnity from the Company to each Holder set forth in Section 3.1, but only with reference to, and in conformity with, information relating to such Holder furnished in writing by such Holder expressly for use in a Registration Statement, the Prospectus or any preliminary prospectus, or any amendment or supplement thereto and will reimburse any legal or other expenses reasonably incurred by the Company in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any such director, officer or Person controlling the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act and shall survive the transfer of such securities by such Holder.

        3.3 CONDUCT OF INDEMNIFICATION PROCEEDING. In case any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to either Section
3.1 or Section 3.2, such Person (the "indemnified party") shall promptly notify the Person against whom such indemnity may be sought (the "indemnifying party") in writing; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than as provided above. In case any such proceeding is instituted against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to retain counsel satisfactory to such indemnified party to defend against such proceeding and shall pay the reasonable fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them or (iii) the indemnifying party has not retained counsel to defend such proceeding. It is understood that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm for all such indemnified parties. Such firm shall be designated in writing by the Holders of a majority of the Registrable Securities included in such Registration Statement in the case of parties indemnified pursuant to Section 3.1 and by the Company in the case of parties indemnified pursuant to Section 3.2. All fees and expenses which an indemnified party is entitled to receive from an indemnifying party under this Section 3 shall be reimbursed as they are incurred. No indemnifying party shall, without prior written consent of the indemnified party (which shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action.

        3.4 CONTRIBUTION. If the indemnification provided for in Section 3.1 or
Section 3.2 is unavailable as a matter of law to an indemnified party in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under either such Section, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party

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
as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and of the Holders of Registrable Securities covered by the Registration Statement in question on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Company, or by the Holders of Registrable Securities covered by the Registration Statement in question and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

        The Company and the Holders agree that it would not be just and equitable if contribution pursuant to this Section 3 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in the immediately preceding paragraph of this Section 3.4 shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 3, no Holder shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities sold by such Holder and distributed to the public were offered to the public exceeds the amount of any damages which such Holder has otherwise been required to pay by reason of such untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

        3.5 OTHER INDEMNITIES. The obligations of the Company and of each of the Holders under this Section 3 shall be in addition to any liability which the Company or which any of the Holders may otherwise have.

SECTION 4. MISCELLANEOUS

        4.1 REMEDIES. In the event of a breach by the Company of any of its obligations under this Agreement, each Holder of Registrable Securities, in addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of any of the provisions of this Agreement.

        4.2 NO INCONSISTENT AGREEMENTS. The Company shall not, after the date of this Agreement, enter into any agreement with respect to any of its securities that is inconsistent with the rights granted to the Holders of Registrable Securities in this Agreement or otherwise conflicts with the provisions hereof. The Company will not enter into any agreement with respect to any of its securities which will grant to any Person "piggyback" rights with respect to any Registration Statement filed pursuant to Section 2.1 of this Agreement.

        4.3 AMENDMENTS AND WAIVERS. The provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the Company has obtained the prior written consent of Holders of at least a majority of the then outstanding Registrable Securities. Notwithstanding the foregoing, a waiver or consent to depart from the provisions hereof with respect to a matter that relates exclusively to the rights of Holders of Registrable Securities whose securities are being sold pursuant to a Registration Statement and that does not directly or indirectly affect, impair, limit or compromise the rights of other Holders of Registrable Securities may be given by Holders of at least a majority of the Registrable Securities being sold by such Holders pursuant to such Registration Statement; provided, however, that the provisions of this sentence may not be amended, modified or supplemented except in accordance with the provisions of the immediately preceding sentence. The last sentence of the definition of Registrable Securities and this Section 4.3 may not be amended, modified or supplemented, and waivers or consents to departures therefrom may not be given at any time.

        4.4 NOTICES. All notices and other communications provided for or permitted hereunder shall be made in writing by hand-delivery, registered first-class mail, next-day air courier or telecopier:

                (i) if to a Holder of Registrable Securities, at the most current address given by such Holder to the Company in accordance with the provisions of this Section 4.4, which address initially is, with respect to each Holder, the address set forth on the signature page attached hereto; and

                (ii) if to the Company, 1211 Avenue of the Americas, New York, New York 10036, Attention: Corporate Secretary, Telecopier No. (212) 444-4696 with a copy to Debevoise & Plimpton, 875 Third Avenue, New York, New York 10022, Attention: Meredith M. Brown, Esq., Telecopier No.
        (212) 909-6836.

        All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; five business days after being deposited in the mail, postage prepaid, if mailed; one business day after being timely delivered to a next-day air courier; and when receipt is acknowledged by the addressee, if telecopied.

        4.5 SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties, including without limitation and without the need for an express assignment, subsequent Holders of Registrable Securities.

        4.6 COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement.

        4.7 HEADINGS. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

        4.8 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. EACH OF THE PARTIES HERETO AGREES TO SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

        4.9 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

        4.10 ENTIRE AGREEMENT. This Agreement, together with the Purchase Agreement, is intended by the parties as a final expression of their agreement, and is intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. This Agreement and the Purchase Agreement supersede all prior agreements and understandings between the parties with respect to such subject matter.

        4.11 ATTORNEYS' FEES. As between the parties to this Agreement, in any action or proceeding brought to enforce any provision of this Agreement, or where any provision hereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys' fees in addition to its costs and expenses and any other available remedy.

        4.12 SECURITIES HELD BY THE COMPANY OR ITS SUBSIDIARIES. Whenever the consent or approval of Holders of a specified percentage of Registrable Securities is required hereunder, Registrable Securities held by the Company or by any of its Subsidiaries shall not be counted in determining whether such consent or approval was given by the Holders of such required percentage.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                          ALEXANDER & ALEXANDER SERVICES INC.

                                          By:
                                               ------------------------------
                                          Name:
                                          Title:

                                          Address:
                                          1211 Avenue of the Americas
                                          44th Floor
                                          New York, New York 10036
                                          Telecopy No. (212) 444-4696
                                          Attention: Corporate Secretary

                                          Purchaser:
                                          By:
                                               ------------------------------
                                          Name:
                                          Title:

                                          Address:

                                                           EXHIBIT 4 TO
                                                           STOCK PURCHASE
                                                           AND SALE AGREEMENT

                    AMENDMENT NUMBER 2 TO RIGHTS AGREEMENT

        The Rights Agreement dated as of June 11, 1987, between Alexander & Alexander Services Inc. (the "Company") and First Chicago Trust Company of New York, as amended and restated as of March 22, 1990, as amended April 21, 1992 (the "Rights Agreement"), is hereby amended, effective as of June 6, 1994, as follows. All capitalized terms used herein without definition shall have the meanings assigned to such terms in the Rights Agreement.

                A. Notwithstanding anything to the contrary in the Rights Agreement, none of the following events shall (a) cause any person to become an Acquiring Person, (b) cause the Distribution Date or the Shares Acquisition Date to occur, or (c) give rise to a Section 11(a)(ii) Event:

                   1. The acquisition of 8% Series B Cumulative Convertible
                Preferred Stock ("Series B Preferred Stock") pursuant to the terms of a Stock Purchase and Sale Agreement dated June 6, 1994 between the Company and American International Group, Inc. ("AIG") (the "Purchase Agreement").

                   2. The acquisition of Class D Common Stock ("Class D
                Stock") of the Company upon conversion of the Series B Preferred Stock in accordance with the terms of the Series B Preferred Stock.

                   3. The acquisition of Common Stock in exchange for Class
                D Stock in accordance with the terms of the Class D Stock.

                   4. The acquisition of Common Stock upon conversion of
                the Series B Preferred Stock in accordance with the terms of the Series B Preferred Stock.

                   5. The acquisition by AIG or its Affiliates of any
                securities of the Company and the acquisition of any such securities by any transferee thereof, to the extent that such acquisition occurs at or after the time that (i) the Company shall consent or agree to the acquisition of, or the commencement of a tender offer for, or the Board of Directors of the Company shall recommend or, within 10 business days after the commencement of the tender offer, not recommend that shareholders reject, a tender offer for, "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act) by any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended ("the Exchange Act")), of securities of the Company entitled to vote generally in the election of directors, or securities convertible into or exchangeable for such securities (collectively, "Designated Securities"), representing, when added to the Designated Securities already owned by such person or group, thirty-five percent (35%) or more of such Designated Securities; (ii) the Company shall amend, modify or supplement, or waive the benefit of, this Agreement, as amended to date, so as to permit any acquisition of beneficial ownership of thirty-five percent (35%) or more of the Designated Securities without causing such person or group to become an Acquiring Person or without causing the Distribution Date or the Shares Acquisition Date to occur or without giving rise to a Section 11(a)(ii) Event; (iii) the Company shall take any action under
                Section 3-603(c) of the Maryland General Corporation Law to exempt any transaction between the Company and any of its subsidiaries, on the one hand, and any such person or group, or any affiliates of any person or group, on the other hand, who
                (A) acquire, own or hold beneficial ownership of Designated Securities representing thirty-five percent (35%) or more of such Designated Securities from the provisions of Title 3, Subtitle 6 of the Maryland General Corporation Law or (B) acquire, own or hold beneficial ownership of designated Securities representing ten percent (10%) or more of such Designated Securities unless such other person or group, or any affiliate of such person or group, enters into a standstill agreement with the Company limiting the acquisition of Designated Securities by such other person or group, or any affiliates of such person or group, to less than 35% of the Designated Securities and such standstill agreement remains in full force and effect; (iv) the Company shall issue, sell or transfer, in one or a series of related transactions, Designated Securities to any person or group if after giving effect thereto said person or group shall have, or shall have the then contractual right to acquire through conversion, exercise of warrants or otherwise, more than thirty-five percent (35%) of the combined voting power to vote generally in the election of directors of the Company; or (v) the Company shall agree to merge or consolidate with or into any person, firm, corporation or other legal entity or shall agree to sell all or substantially all its assets to any person, firm, corporation or other legal entity other than (i) a merger or consolidation of one subsidiary of the Company into another or the Company, or
                (ii) a merger or consolidation in which the securities of the Company outstanding before the merger or consolidation are not affected and in which the Company issues equity securities having an aggregate market value of less than 20% of the total market value of the Company's equity securities outstanding prior to such merger or consolidation.

                B. Shares of Class D Stock will be treated under the Rights Agreement as if they were Class C Shares. Without limiting the generality of the foregoing, Rights shall be issued in respect of all shares of Class D Stock that are issuable upon conversion of the Series B Preferred Stock, prior to the earliest of the Distribution Date, the Redemption Date or the Final Expiration Date, as contemplated by Section 3 of the Rights Agreement, provided that, at the option of any holder of Class D Stock, any securities issued upon exercise of such Rights shall be voting only to the extent that the Class D Stock is voting.

        This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In all respects not inconsistent with the terms and provisions of this amendment, the Rights Agreement is hereby ratified, adopted, approved and confirmed.

        IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and their respective corporate seals to be hereunto affixed and attested.



ATTEST:                                  ALEXANDER & ALEXANDER SERVICES INC.
                                         By:
                                            ------------------------------------
                                             Title:

ATTEST:                                  FIRST CHICAGO TRUST COMPANY OF NEW YORK
                                         By:
                                            ------------------------------------

                                                                     APPENDIX II

                             ARTICLES OF AMENDMENT
                               OF THE CHARTER OF
                      ALEXANDER & ALEXANDER SERVICES INC.

        ALEXANDER & ALEXANDER SERVICES INC., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

        FIRST, the charter of the Corporation (the "Charter") is hereby amended as follows:

                1. The first paragraph of Article SIXTH of the Charter is hereby amended to read in its entirety as follows:

                   SIXTH: The total number of shares of stock which the
            Corporation has authority to issue is two hundred ninety-two million (292,000,000) shares of five classes, consisting of two hundred million (200,000,000) shares of Common Stock, $1.00 par value per share; twenty-six million (26,000,000) shares of Class A Common Stock, $.00001 par value per share; eleven million (11,000,000) shares of Class C Common Stock, $1.00 par value per share; forty million (40,000,000) shares of Class D Common Stock, $1.00 par value per share; and fifteen million (15,000,000) shares of Preferred Stock, $1.00 par value per share. The aggregate par value of all shares of all classes of stock which the Corporation has authority to issue is $266,000,260.

                2. Section A.(e) of Article SIXTH of the Charter is hereby amended to read in its entirety as follows:

                   (e) redeemable, in whole or in part, at the option of the
            Corporation or of the holder or both, in cash, bonds or other property, at such price or prices, within such period or periods, and under such conditions as the Board of Directors shall so provide, including provision for the creation of a sinking fund for the redemption thereof; and/or

                3. A new Section J of Article SIXTH of the Charter is hereby added to the Charter to read in its entirety as follows:

                   J. Class D Common Stock. Except as expressly provided by law or as set forth in this Section J, shares of Class D Common Stock shall be identical in all respects to the Common Stock, including with respect to stock splits, stock combinations, the right to receive dividends, or with respect to distributions upon liquidation, dissolution, winding up of the Corporation or otherwise, without preference or distinction, except that if any dividends in additional shares of Common Stock are declared on the Common Stock a like dividend in shares of Class D Common Stock shall be authorized and declared on the Class D Common Stock and if any such dividend or distribution with respect to the Common Stock includes securities that vote together with the Common Stock ("Other Securities"), such securities distributed with respect to shares of Class D Common Stock shall be identical in all respects to the Other Securities, except they shall not have voting rights.

                    The holders of shares of Class D Common Stock shall not
            have any voting rights except (i) to the extent required by applicable law; (ii) an amendment to or modification of, the Charter that would adversely affect the holders of shares of Class D Common Stock may only be adopted if such amendment or modification has been approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Class D Common Stock, for purpose of which vote the holders of 8% Series B Cumulative Convertible Preferred Stock ("Series B Stock") shall be deemed to be holders of that number of shares of Class D Common Stock into which such Series B Stock would then be convertible; and (iii) upon and after a "change of control" of the Corporation, in which event the holders of shares of Class D Common Stock shall have the right to vote on all matters submitted to a vote to the stockholders of the Corporation as a single class together with the Common Stock, the Class A

            Common Stock, the Class C Common Stock and the Series B Stock, provided that with respect to any matter contemplated by subparagraph (ii) above, such vote shall be a class vote as specified by such subparagraph.

                   For purposes of the foregoing provision, "change of control"
            means such time as (i) the Corporation shall consent or agree to the acquisition of, or the commencement of a tender offer for, or the Board of Directors shall recommend or, within 10 business days after the commencement of the tender offer, not recommend that shareholders reject, a tender offer for, "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act) by any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended ("the Exchange Act")) other than American International Group, Inc. ("AIG") and its affiliates or any transferee thereof, of securities of the Corporation entitled to vote generally in the election of directors, or securities convertible into or exchangeable for such securities (collectively, "Designated Securities"), representing, when added to the Designated Securities already owned by such person or group, thirty-five percent (35%) or more of such Designated Securities;
            (ii) the Corporation shall amend, modify or supplement, or waive the benefit of, the Rights Agreement between Alexander & Alexander Services Inc. and First Chicago Trust Company of New York, dated as of June 11, 1987, as amended and restated on March 22, 1990, as amended on August 21, 1992 and June 6, 1994 (the "Rights Agreement"), so as to permit any acquisition of beneficial ownership of thirty-five percent (35%) or more of the Designated Securities without causing a person or group (other than AIG and its affiliates or any transferee thereof) to become an Acquiring Person (as defined in the Rights Agreement) or without causing the Distribution Date or the Shares Acquisition Date (each as defined in the Rights Agreement) to occur or without giving rise to a Section 11(a)(ii) Event (as defined in the Rights Agreement); (iii) the Corporation shall take any action under Section 3-603(c) of the Maryland General Corporation Law to exempt any transaction between the Corporation and any of its subsidiaries, on the one hand, and any person or group (other than AIG and its affiliates or any transferee thereof), or any affiliates of any such person or group, on the other hand, who (A) acquire, own or hold beneficial ownership of Designated Securities representing thirty-five percent (35%) or more of such Designated Securities from the provisions of Title 3, Subtitle 6 of the Maryland General Corporation Law or (B) acquire, own or hold beneficial ownership of Designated Securities representing ten percent (10%) or more of such Designated Securities unless such other person or group, or any affiliate of such person or group, enters into a standstill agreement with the Corporation limiting the acquisition of Designated Securities by such other person or group, or any affiliates of such person or group, to less than 35% of the Designated Securities and such standstill agreement remains in full force and effect; (iv) the Corporation shall issue, sell or transfer, in one or a series of related transactions, Designated Securities to any person or group (other than AIG and its affiliates or any transferee thereof) if after giving effect thereto said person or group shall have, or shall have the then contractual right to acquire through conversion, exercise of warrants or otherwise, more than thirty-five percent (35%) of the combined voting power to vote generally in the election of directors of the Corporation; or
            (v) the Corporation shall agree to merge or consolidate with or into any person, firm, corporation or other legal entity (other than AIG and its affiliates or any transferee thereof) or shall agree to sell all or substantially all its assets to any such person, firm, corporation or other legal entity other than (i) a merger or consolidation of one subsidiary of the Corporation into another or the Corporation, or (ii) a merger or consolidation in which the securities of the Corporation outstanding before the merger or consolidation are not affected and in which the Corporation issues equity securities having an aggregate market value of less than 20% of the total market value of the Corporation's equity securities outstanding prior to such merger or consolidation. "Affiliate" means, when used with reference to any person, any other person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the referent person or such other person, as the case may be, or any person who beneficially owns, directly or indirectly, 10% or more of the voting equity interests of such person or warrants, options or other rights to acquire or hold more than 10% of any class of voting equity interests of such person. For the purposes of this definition, "control" when used with respect to any specified person means the power to direct or cause the direction of management or policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "affiliated," "controlling" and "controlled" have meanings correlative to the foregoing.

                   The holders of Class D Common Stock shall have the right to exchange each share of Class D Common Stock for one share of Common Stock, at any time, provided that, other than upon and after a change of control, no person shall be entitled to acquire shares of Common Stock upon such exchange if after giving effect thereto such person shall have, or shall have the then contractual right to acquire through conversion, exercise of warrants, or otherwise, more than 9.9% of the combined voting power of the Common Stock, Class A Common Stock and Class C Common Stock then outstanding.

                   The Corporation shall not be required to register any
            transfer of shares of Class D Common Stock, except as follows:

                        (a) to any person which acquired shares of Class D
                Common Stock on the original issuance of Class D Common Stock by the Corporation (a "Purchaser");

                        (b) to the ultimate parent corporation of any Purchaser
                (an "Approved Parent") or any wholly-owned direct or indirect subsidiary of any Approved Parent (a "Controlled Subsidiary");

                        (c) in a transfer (otherwise than to a Purchaser, an
                Approved Parent or a Controlled Subsidiary) pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), or a successor provision;

                        (d) in a private sale (otherwise than to a Purchaser, an
                Approved Parent or a Controlled Subsidiary), provided that, other than upon and after a change of control, the transferor shall not knowingly sell to any single person or group of persons acting in concert a number of shares of Class D Common Stock which, if exchanged for Common Stock, when added to other securities owned by such person or group and to securities that such person or group has the right to acquire by conversion, exercise of warrants, or otherwise, would cause such person or group to own or to have the right to acquire more than 9.9% of the combined voting power of the shares of Common Stock, Class A Common Stock and Class C Common Stock then outstanding (for purposes of this clause (d) "not knowingly" shall mean the absence of actual knowledge and of knowledge that would have then been available from a review of filings as to the Corporation under section 13 of the Securities Exchange Act of 1934, as amended, plus the receipt of a representation from the buyer(s) to the foregoing effect); and

                        (e) in the event that shares of Series B Stock and/or
                Common Stock exchangeable for shares of Class D Common Stock are to be offered in any bona fide public offering registered under the Securities Act, the Corporation shall provide: (i) in the event that shares of Series B Stock are offered publicly, for the conversion of such shares of Series B Stock into Common Stock at the election of the holders of shares of Series B Stock; and (ii) in the event that shares of Common Stock are offered publicly, for the exchange of the shares of Class D Common Stock for shares of Common Stock at the election of the holders of shares of Class D Common Stock; in each case so that such offerings can be made without restriction.

                   In connection with any sale or transfer of shares of Class D
            Common Stock in accordance with clauses (c) or (d) above, the Corporation shall issue one share of Common Stock in exchange for each share of Class D Common Stock to be so sold or transferred, provided that in no event, other than upon and after a change of control, shall the number of shares of Common Stock issued to such purchaser or transferee cause the combined voting power of the shares of Common Stock, Class A Common Stock and Class C Common Stock held by such purchaser or transferee to exceed 9.9% of the combined voting power of all such shares then outstanding.

                   Any holder of shares of Class D Common Stock desiring to
            exchange such shares for Common Stock shall surrender the certificate or certificates representing such shares of Class D Common Stock at the office of the transfer agent for the Class D Common Stock, which certificate or certificates, if the Corporation shall so require, shall be duly endorsed to the Corporation or in blank, or accompanied by proper instruments of transfer to the Corporation or in blank, accompanied by irrevocable written notice to the Corporation that the holder elects so to exchange such shares of Class D Common Stock and specifying the name or names (with address or addresses) in which a certificate or certificates representing shares of Common Stock are to be issued.

                   The Corporation shall, as soon as practicable after such
            deposit of certificates representing shares of Class D Common
            Stock accompanied by the written notice and compliance with any other conditions herein contained, deliver at such office of such transfer agent to the person for whose account such shares of Class D Common Stock were so surrendered or to the nominee or nominees of such person, certificates representing the number of full shares of Common Stock to which such person shall be entitled as aforesaid. Such exchange shall be deemed to have been made as of the date of such surrender of the shares of Class D Common Stock to be exchanged, and the person or persons entitled to receive the shares of Common Stock deliverable upon exchange of such shares of Class D Common Stock shall be treated for all purposes as the record holder or holders of such Common Stock on such date.

                   The transfer agent for the Class D Common Stock and the
            transfer agent and registrar for the Common Stock shall not be required to accept for registration of transfer a certificate representing any shares of Class D Common Stock or Common Stock bearing a restrictive legend affecting transfer, except upon presentation of satisfactory evidence that the restrictions on transfer of the Class D Common Stock and Common Stock referred to in such legend have been complied with, all in accordance with such reasonable regulations as the Corporation may from time to time agree with the transfer agent for the Class D Common Stock and the transfer agent and registrar for the Common Stock.

                   The Corporation shall at all times reserve and keep
            available, out of its authorized and unissued stock, such number of shares of its Common Stock, free of preemptive rights, as shall from time to time be sufficient to effect the exchange of all shares of Class D Common Stock. The Corporation shall from time to time, in accordance with the laws of the State of Maryland, increase the number of authorized shares of Common Stock if at any time the number of authorized and unissued shares of Common Stock shall not be sufficient to permit the exchange of all the then outstanding shares of Class D Common Stock.

                   If any shares of Common Stock required to be reserved for
            purposes of exchange of the Class D Common Stock hereunder require registration with or approval of any governmental authority under any Federal or State law before such shares may be issued upon conversion, the Corporation will in good faith and as expeditiously as possible endeavor to cause such shares to be duly registered or approved, as the case may be. If the Common Stock is listed on the New York Stock Exchange or any other national securities exchange, the Corporation will, if permitted by the rules of such exchange, list and keep listed on such exchange, upon official notice of issuance, all shares of Common Stock issuable upon exchange of the Class D Common Stock.

                   The Corporation shall pay any and all issue or other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on exchange of shares of Class D Common Stock. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of Common Stock (or other securities or assets) in a name other than that in which the shares of Class D Common Stock so exchanged were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

                   Whenever possible, each provision hereof shall be
            interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

                4. Section (b) of Article SEVENTH of the Charter is hereby deleted in its entirety and Sections (c) and (d) thereof are relettered
        (b) and (c), respectively.

        SECOND, the Board of Directors of the Corporation duly adopted resolutions which set forth the foregoing amendments of the Charter, declaring that the said amendments to the Charter as proposed were advisable and directed that they be submitted for action thereon by the stockholders of the Corporation
at a meeting to be held on               , 1994.

        THIRD, notice setting forth the said amendments of the Charter and stating that a purpose of the meeting of the stockholders would be to take action thereon, was given, as required by law, to all stockholders entitled to vote thereon. The amendments of the Charter as hereinabove set forth were approved by the stockholders of the Corporation at said meeting by the affirmative vote of a majority of all of the votes entitled to be cast thereon.

        FOURTH, the information required to be provided under subsection
(b)(2)(i) of Section 2-607 of the Maryland General Corporation Law with respect to the Common Stock, the Class A Common Stock, the Class C Common Stock and the Preferred Stock of the Corporation has not, except as to the number of authorized shares of Common Stock and Preferred Stock (which have been increased pursuant to Article FIRST of these Articles of Amendment), been changed by these Articles of Amendment and remains as set forth in Article SIXTH of the Charter, which Article SIXTH, as amended, is incorporated herein in its entirety.

        FIFTH, the total number of shares of stock which the Corporation had authority to issue immediately prior to this amendment was eighty-eight million five hundred thousand (88,500,000) shares of four classes, consisting of sixty million (60,000,000) shares of Common Stock, $1.00 par value per share; thirteen million (13,000,000) shares of Class A Common Stock, $.00001 par value per share; five million five hundred thousand (5,500,000) shares of Class C Common Stock, $1.00 par value per share; and ten million (10,000,000) shares of Preferred Stock, $1.00 par value per share. The aggregate par value of all shares of all classes of capital stock which the Corporation had authority to issue was $75,500,130.

        SIXTH, the total number of shares of stock which the Corporation has authority to issue, pursuant to the Charter of the Corporation as hereby amended, is two hundred ninety-two million (292,000,000) shares of five classes, consisting of two hundred million (200,000,000) shares of Common Stock, $1.00 par value per share; twenty-six million (26,000,000) shares of Class A Common Stock, $.00001 par value per share; eleven million (11,000,000) shares of Class C Common Stock, $1.00 par value per share; forty million (40,000,000) shares of Class D Common Stock, $1.00 par value per share; and fifteen million (15,000,000) shares of Preferred Stock, $1.00 par value per share. The aggregate par value of all shares of all classes of stock which the Corporation has the authority to issue is $266,000,260.

        SEVENTH, the undersigned President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters and facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

        IN WITNESS WHEREOF, ALEXANDER & ALEXANDER SERVICES INC. has caused these presents to be signed in its name and on its behalf by its President and its corporate seal to be hereunto affixed and attested by its Secretary on this
      day of            , 1994.

                                             ALEXANDER & ALEXANDER SERVICES INC.

                                             By:
                                                 -------------------------------
                                                 President

                                                                    APPENDIX III

                            ARTICLES SUPPLEMENTARY
                                  CLASSIFYING
                      6,200,000 SHARES OF PREFERRED STOCK
                                      AS
              8% SERIES B CUMULATIVE CONVERTIBLE PREFERRED STOCK
                                      OF
                      ALEXANDER & ALEXANDER SERVICES INC.
                       (PURSUANT TO SECTION 2-208 OF THE
                       MARYLAND GENERAL CORPORATION LAW)

                           ------------------------

        Alexander & Alexander Services Inc., a corporation organized and existing under the laws of the State of Maryland (hereinafter called the "Corporation"), and having its principal office in this State at 10461 Mill Run Circle, Owings Mills, Maryland 21117, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

        FIRST: Pursuant to the authority granted to and vested in the Board of Directors of the Corporation (hereinafter called the "Board of Directors" or the "Board") in accordance with the provisions of Article SIXTH of the Charter of the Corporation (the "Charter"), the Board of Directors, at a meeting duly convened and held on June 6, 1994, regarding the sale and issuance by the Corporation of cumulative convertible preferred stock (the "Securities"), adopted resolutions (the "Resolutions") classifying 6,200,000 shares of Preferred Stock of the Corporation into a single series to be designated as "8% Series B Cumulative Convertible Preferred Stock" and setting the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of such shares as follows:

                8% Series B Cumulative Convertible Preferred Stock

                1. Designation and Amount. There shall be a series of Preferred Stock designated as "8% Series B Cumulative Convertible Preferred Stock" and the number of shares constituting such series shall be 6,200,000, of which 4,000,000 shall be issued initially (the date of such issuance, the "Original Issue Date") and the remainder shall be reserved for issuance as dividends pursuant to Section 3 below. Such series is referred to herein as the "Series B Convertible Preferred Stock." The number of shares designated as shares of Series B Convertible Preferred Stock may be decreased (but not increased) by the Board of Directors without a vote of stockholders; provided, however, that such number may not be decreased below the number of then currently outstanding shares of Series B Convertible Preferred Stock plus the then maximum number of such shares which could be issued pursuant to Section 3 below assuming all dividends payable on or prior to December 15, 1999 are paid in shares of Series B Convertible Preferred Stock.

                2. Defined Terms. All capitalized terms used herein without definition shall have the respective meanings assigned thereto in the Charter.

                3. Dividends. The holders of shares of Series B Convertible Preferred Stock shall be entitled to receive, when, as and if authorized and declared by the Board of Directors out of funds at the time legally available therefor, dividends at the rate of 8% per annum per share, and no more, which shall be fully cumulative, shall accrue without interest and shall be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing September 15, 1994 (except that if any such date is a Saturday, Sunday or legal holiday, then such dividend shall be payable on the next day that is not a Saturday, Sunday or legal holiday) to holders of record as they appear upon the stock transfer books of the Corporation on each March 1, June 1, September 1 and December 1 immediately preceding the payment dates, or such other dates as shall be fixed at the time of the authorization and declaration by the Board of Directors (or, to the extent permitted by applicable law, a duly authorized committee thereof), which date shall not be less than ten (10) nor more than sixty (60) days preceding the relevant dividend payment date. For purposes hereof, the term "legal holiday" shall mean any day on which banking institutions are authorized to close in New York, New York. Subject to the sixth succeeding paragraph of this Section 3, dividends on account of arrears for any past dividend period may be declared and paid at any time, without reference to any regular dividend payment date; provided, however, that dividends on account of arrears for any past dividends which were required to be made in shares of Series B Convertible Preferred Stock shall be declared and paid in shares of Series B Convertible Preferred Stock and shall include such number of shares of Series B Convertible Preferred Stock as any holder would have been entitled to receive had all such dividends been declared and paid on a timely basis. The amount of dividends payable per share of Series B Convertible Preferred Stock for each quarterly dividend period shall be computed by dividing the annual dividend amount by four and shall include fractional shares. The amount of dividends payable for the initial dividend period and any period shorter than a full quarterly period shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period in which payable. No interest shall be payable in respect of any dividend payment on the Series B Convertible Preferred Stock or any other Parity Dividend Stock (as hereinafter defined) or any Senior Dividend Stock (as hereinafter defined) which may be in arrears.

                Any dividend payments made on or prior to December 15, 1996 shall be made in additional shares of Series B Convertible Preferred Stock valued at the liquidation preference of the Series B Convertible Preferred Stock. Any dividend payments made after December 15, 1996 and on or prior to December 15, 1999 may be made, in the sole discretion of the Board of Directors, either in (i) cash or (ii) additional shares of Series B Convertible Preferred Stock valued at the liquidation preference of the Series B Convertible Preferred Stock but not in any combination of cash and additional shares of Series B Convertible Preferred Stock. On and after the earlier of (i) December 16, 1999 or
        (ii) the first date the Corporation pays any dividend in cash, dividends on the Series B Convertible Preferred Stock shall be made only in cash. All shares of Series B Convertible Preferred Stock issued as a dividend with respect to the Series B Convertible Preferred Stock shall thereupon be duly authorized, validly issued, fully paid and nonassessable.

                In the case of shares of Series B Convertible Preferred Stock issued on the Original Issue Date, dividends shall accrue and be cumulative from such date. In the case of shares of Series B Convertible Preferred Stock issued as a dividend on shares of Series B Convertible Preferred Stock, dividends shall accrue and be cumulative from the dividend payment date in respect of which such shares were issued as a dividend.

                Each fractional share of Series B Convertible Preferred Stock outstanding shall be entitled to a ratably proportionate amount of all dividends accruing with respect to each outstanding share of Series B Convertible Preferred Stock, and all such dividends with respect to such outstanding fractional shares shall be cumulative and shall accrue (whether or not declared), and shall be payable in the same manner and at such times as provided for above with respect to dividends on each outstanding share of Series B Convertible Preferred Stock. Each fractional share of Series B Convertible Preferred Stock outstanding shall also be entitled to a ratably proportionate amount of any other distributions made with respect to each outstanding share of Series B Convertible Preferred Stock, and all such distributions shall be payable in the same manner and at the same time as distributions on each outstanding share of Series B Convertible Preferred Stock.

                No dividends or other distributions, other than dividends payable solely in shares of Common Stock, Class A Common Stock, Class C Common Stock or Class D Common Stock or other stock of the Corporation ranking junior as to dividends and as to liquidation rights to the Series B Convertible Preferred Stock, shall be authorized, declared, paid or set apart for payment on any shares of Common Stock, Class A Common Stock, Class C Common Stock or Class D Common Stock or other stock of the Corporation ranking junior as to dividends to the Series B Convertible Preferred Stock, including the Series A Junior Participating Preferred Stock, when and if issued (collectively, the "Junior Dividend Stock"), unless and until all accrued and unpaid dividends on the Series B Convertible Preferred Stock for all dividend payment periods ending on or prior to the date of payment of such dividends or other distributions on Junior Dividend Stock shall have been authorized, declared and paid or set apart in trust for payment and all obligations of the Corporation to purchase shares of Series B Convertible Preferred Stock tendered to it pursuant to Section 7 and to make Extra Payments have been fully satisfied.

                The Corporation shall not permit Reed Stenhouse Companies Limited ("RSC") (in respect of RSC Class A Shares) or Alexander & Alexander Services UK plc ("AAE") (in respect of AAE Dividend Shares) to authorize, declare, pay or set apart any dividends or other distributions, other than dividends payable solely in Junior Dividend Stock, RSC Class A Shares or AAE Dividend Shares or other stock of the Corporation, RSC or AAE ranking junior as to dividends to the Series B Convertible Preferred Stock, unless and until all accrued and unpaid dividends on the Series B Convertible Preferred Stock for all dividend payment periods ending on or prior to the date of payment of such dividends or other distributions on RSC Class A Shares or AAE Dividend Shares shall have been authorized, declared and paid or set apart in trust for payment and all obligations of the Corporation to purchase shares of Series B Convertible Preferred Stock tendered to it pursuant to Section 7 and to make Extra Payments have been fully satisfied.

                If at any time any dividend on any stock of the Corporation hereafter issued ranking senior as to dividends to the Series B Convertible Preferred Stock (the "Senior Dividend Stock") shall be in arrears, in whole or in part, then (except to the extent allowed by the terms of such Senior Dividend Stock) no dividend shall be authorized, declared, paid or set apart for payment on the Series B Convertible Preferred Stock (other than dividends payable in additional shares of Series B Convertible Preferred Stock) unless and until all accrued and unpaid dividends with respect to the Senior Dividend Stock for all payment periods ending on or prior to the date of payment of the current dividend on the Series B Convertible Preferred Stock shall have been authorized, declared and paid or set apart for payment. No full dividends shall be authorized, declared, paid or set apart for payment on any class or series of the Corporation's stock heretofore or hereafter issued ranking, as to dividends, on a parity with the Series B Convertible Preferred Stock (including the Series A Convertible Preferred Stock) (collectively, the "Parity Dividend Stock") for any period unless full cumulative dividends have been, or contemporaneously are, authorized, declared and paid or set apart in trust for such payment on the Series B Convertible Preferred Stock for all dividend payment periods terminating on or prior to the date of payment of such full cumulative dividends. No full dividends (other than dividends payable in additional shares of Series B Convertible Preferred Stock) shall be authorized, declared, paid or set apart for payment on the Series B Convertible Preferred Stock for any period unless full cumulative dividends have been, or contemporaneously are, authorized, declared and paid or set apart for payment on the Parity Dividend Stock for all dividend periods terminating on or prior to the date of payment of such full cumulative dividends. When accrued dividends are not paid in full on the Series B Convertible Preferred Stock and the Parity Dividend Stock, all cash dividends authorized, declared and paid or set apart for payment on the Series B Convertible Preferred Stock and the Parity Dividend Stock shall be authorized, declared, paid or set apart for payment pro rata so that the amount of dividends authorized, declared, paid or set apart for payment per share on the Series B Convertible Preferred Stock and the Parity Dividend Stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the Series B Convertible Preferred Stock and the Parity Dividend Stock bear to each other.

                Any reference to "distribution" contained in this Section 3 shall not be deemed to include any distribution made in connection with any liquidation, dissolution or winding up of the Corporation, RSC or AAE, whether voluntary or involuntary.

                4. Liquidation Preference. Subject to the full payment of the liquidation preferences of shares of stock of the Corporation hereafter issued ranking senior as to liquidation rights to the Series B Convertible Preferred Stock (the "Senior Liquidation Stock"), in the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of shares of Series B Convertible Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether such assets are stated capital or surplus of any nature, an amount equal to the dividends accrued and unpaid on such shares on the date of final distribution to such holders, whether or not declared, without interest, plus a sum equal to $50.00 per share, and no more, before any payment shall be made or any assets distributed to the holders of shares of Common Stock, Class A Common Stock, Class C Common Stock, Class D Common Stock or any other class or series of the Corporation's stock hereafter issued ranking junior as to liquidation rights to the Series B Convertible Preferred Stock, including the Series A Junior Participating Preferred Stock (collectively, the "Junior Liquidation Stock").

                Further, in the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, (i) the Board of Directors shall determine (which determination shall be conclusive) whether (1) there is some likelihood that the holders of Series B Convertible Preferred Stock will not receive, on such liquidation, dissolution or winding up of the Corporation, the full amounts to which they are entitled pursuant to this Section 4, and (2) there is some likelihood that the holders of RSC Class A Shares will receive out of the assets of RSC a distribution as the result of any liquidation, dissolution or winding up, or other action taken or to be taken by RSC in connection or concurrently with the liquidation, dissolution or winding up of the Corporation, in an amount greater than the holders of Common Stock are likely to receive on the liquidation, dissolution or winding up of the Corporation, and (ii) if the Board determines that both likelihoods exist, then, provided that paragraph 2 of the Keepwell Agreement between the Corporation and RSC dated July 31, 1985 does not apply, the Corporation shall take such action as may be reasonably necessary to cause the transfer of shares of Common Stock of the Corporation to the holders of RSC Class A Shares in satisfaction of the obligations of RSC to the holders of such shares; provided, however, that no director of RSC shall be required to take any action which would cause such director to breach any duties under applicable law as advised by independent counsel.

                The entire assets of the Corporation available for distribution after the liquidation preferences of the Senior Liquidation Stock are fully met shall be distributed ratably among the holders of the Series A Convertible Preferred Stock, the Series B Convertible Preferred Stock and any other class or series of the Corporation's stock hereafter issued ranking on a parity as to liquidation rights with the Series B Convertible Preferred Stock in proportion to the respective preferential amounts to which each is entitled (but only to the extent of such preferential amounts). After payment in full of the liquidation preferences of the shares of the Series B Convertible Preferred Stock, the holders of such shares shall not be entitled to any further participation in any distribution of assets by the Corporation. Neither a consolidation or merger of the Corporation with or into another corporation nor a merger of any other corporation with or into the Corporation, nor a sale or transfer of all or any part of the Corporation's assets for cash, securities or other property, will be considered a liquidation, dissolution or winding up of the Corporation.

                5. Limitation on Share Repurchase. If at any time any dividends on the Series B Convertible Preferred Stock shall be in arrears or the Corporation shall have failed to make any purchase of shares of Series B Convertible Preferred Stock tendered to it pursuant to Section 7, the Corporation shall not, and the Corporation shall not permit RSC, AAE or any other corporation or legal entity directly or indirectly controlled by the Corporation (collectively, the "subsidiaries") to, repurchase, redeem, retire or otherwise acquire any shares of Junior Dividend Stock, Junior Liquidation Stock, RSC Class A Shares, AAE Dividend Shares or any warrants, rights, calls or options exercisable for or convertible into any shares of Junior Dividend Stock, Junior Liquidation Stock, RSC Class A Shares or AAE Dividend Shares, except by conversion into or exchange for shares of Junior Dividend Stock or Junior Liquidation Stock and other than purchases, redemptions, retirements or acquisitions made pursuant to and as required by the terms of any employee incentive or benefit plan of the Corporation or any subsidiary of the Corporation in effect on June 1, 1994, or for consideration aggregating not more than $100,000 in any calendar year.

                If at any time any dividends on the Series B Convertible Preferred Stock shall be in arrears or the Corporation shall have failed to make any purchase of shares of Series B Convertible Preferred Stock tendered to it pursuant to Section 7, the Corporation shall not, and shall not permit any subsidiary to, repurchase, redeem, retire or otherwise acquire any shares of the Corporation's or any such subsidiary's stock except (i) as permitted by the immediately preceding paragraph and (ii) any subsidiary which is wholly owned by the Corporation may repurchase, redeem, retire or otherwise acquire shares of its stock.

                6. Redemption at Option of the Corporation. The Series B Convertible Preferred Stock may not be redeemed by the Corporation prior to December 15, 1999. Thereafter, so long as shares of Common Stock shall have traded on the New York Stock Exchange on each trading day during a 30 consecutive trading day period (each of which trading days shall be after December 15, 1999) and had a Closing Price (as hereinafter defined) on each such day in excess of 150% of the conversion price then in effect for the Series B Convertible Preferred Stock for each such trading day, the Series B Convertible Preferred Stock may thereafter be redeemed by the Corporation, at its option on any date set by the Board of Directors, in whole or in part at any time, at a redemption price of $54.00 per share, plus an amount in cash equal to accrued and unpaid dividends thereon, whether or not authorized or declared, to but excluding the date fixed for redemption, if redeemed on or prior to December 14, 2000, and at the following redemption prices per share, if redeemed during the 12-month period beginning December 15:

                    YEAR       REDEMPTION PRICE
                    ----       ----------------
                    2000           $   53.50
                    2001               53.00
                    2002               52.50
                    2003               52.00
                    2004               51.50
                    2005               51.00
                    2006               50.50


        and thereafter at $50.00 per share, plus, in each case, an amount in cash equal to all dividends on the Series B Convertible Preferred Stock accrued and unpaid thereon, whether or not authorized or declared, to but excluding the date fixed for redemption, such sum being hereinafter referred to as the "Redemption Price."

                In case of the redemption of less than all of the then outstanding shares of Series B Convertible Preferred Stock, the Corporation shall effect such redemption pro rata. Notwithstanding the foregoing, the Corporation shall not redeem less than all of the shares of Series B Convertible Preferred Stock at any time outstanding until all dividends accrued and in arrears upon all shares of Series B Convertible Preferred Stock then outstanding shall have been paid for all past dividend periods.

                Not more than sixty nor less than forty-five days prior to the redemption date fixed by the Board of Directors, notice by first class mail, postage prepaid, shall be given to the holders of record of shares of the Series B Convertible Preferred Stock to be redeemed, addressed to such holders at their last addresses as shown upon the stock transfer books of the Corporation. Each such notice of redemption shall specify the date fixed for redemption, the Redemption Price, the place or places of payment, that payment will be made upon presentation and surrender of the shares of Series B Convertible Preferred Stock, that on and after the redemption date dividends will cease to accrue on such shares, the then effective conversion price pursuant to Section 8 and that the right of holders to convert shares of Series B Convertible Preferred Stock shall terminate at the close of business on the business day prior to the redemption date (unless the Corporation defaults in the payment of the Redemption Price).

                Any notice that is mailed as herein provided shall be conclusively presumed to have been duly given, whether or not the holder of shares of Series B Convertible Preferred Stock receives such notice; and failure to give such notice by mail, or any defect in such notice, to the holders of any shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series B Convertible Preferred Stock. On or after the date fixed for redemption as stated in such notice, each holder of the shares called for redemption, subject to such holder's right to convert shares of Series B Convertible Preferred Stock as provided above, shall surrender the certificate representing such shares to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the Redemption Price. If less than all the shares evidenced by any such surrendered certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. Notice having been given as aforesaid, if, on the date fixed for redemption, funds necessary for the redemption shall be available therefor and shall have been irrevocably deposited or set aside in trust for the holders of the shares of Series B Convertible Preferred Stock, then, notwithstanding that the certificates representing any shares so called for redemption shall not have been surrendered, dividends with respect to the shares so called shall cease to accrue after the date fixed for redemption, such shares shall no longer be deemed outstanding, the holders thereof shall cease to be stockholders of the Corporation and all rights whatsoever with respect to the shares so called for redemption (except the right of the holders to receive the Redemption Price without interest upon surrender of their certificates therefor) shall terminate. If funds legally available for such purpose are not sufficient for redemption of the shares of Series B Convertible Preferred Stock to be redeemed, then the certificates representing such shares shall be deemed not to be surrendered, such shares shall remain outstanding and the rights of holders of shares of Series B Convertible Preferred Stock thereafter shall continue to be only those of a holder of shares of the Series B Convertible Preferred Stock.

                Except as provided in Section 7, the shares of Series B Convertible Preferred Stock shall not be subject to the operation of any mandatory purchase, retirement or sinking fund.

                7. Repurchase at Option of the Holder. If one or more Special Events shall occur at any time or from time to time on or after the Original Issue Date, each holder of shares of the Series B Convertible Preferred Stock shall have the right, at such holder's option exercisable at any time within 120 days after the happening of each such Special Event, to require the Corporation to purchase all or any part of the shares of Series B Convertible Preferred Stock then held by such holder as such holder may elect at $58.82 per share if the Special Event occurs on or before six months after the Original Issue Date, $66.18 per share if the Special Event occurs more than six months after the Original Issue Date and on or before twelve months after the Original Issue Date and $72.06 per share if the Special Event occurs more than twelve months after the Original Issue Date plus, in each case, an amount in cash equal to the accrued and unpaid dividends thereon, whether or not authorized or declared, to but excluding the date fixed for redemption. Any shares of Series B Convertible Preferred Stock which would have accrued but have not been paid on any shares tendered for purchase shall be deemed to be tendered for purchase. The Corporation shall, immediately upon becoming aware of any facts or events that could reasonably be expected to result in the occurrence of a Special Event, give a written notice thereof by first class mail, postage prepaid, to the holders of record of shares of the Series B
        Convertible Preferred Stock, addressed to such holders at their last address as shown upon the stock transfer books of the Corporation.

                A "Special Event" shall mean (v) the declaration or payment on or after the Original Issue Date by the Corporation, RSC or AAE of an Extraordinary Equity Payment (as hereinafter defined), (w) the sale or other disposition, directly or indirectly, by the Corporation or any of its subsidiaries in one or a series of related transactions of assets representing 35% or more of the then book value of the Corporation's assets on a consolidated basis or 35% or more of the Corporation's gross revenues on a consolidated basis in either of the two most recently ended fiscal years, (x) the merger or consolidation of the Corporation or any of its Principal Subsidiaries (as hereinafter defined) with or into any other firm, corporation or other legal entity other than (i) a merger or consolidation of one subsidiary of the Corporation into another or the Corporation, or (ii) a merger or consolidation in which the securities of the Corporation outstanding before the merger or consolidation are not affected and in which the Corporation issues equity securities having an aggregate market value of less than 20% of the total market value of the Corporation's equity securities outstanding prior to such merger or consolidation, or (y) the occurrence of a Specified Corporate Action on or after the Original Issue Date.

                "Extraordinary Equity Payment" shall mean (a) the declaration or payment on or after June 1, 1994 by the Corporation, RSC, AAE or any of their respective subsidiaries of any dividend or distribution (except for any dividend or distribution from one subsidiary of the Corporation to another subsidiary of the Corporation or from a subsidiary of the Corporation to the Corporation, RSC or AAE or any of their respective wholly owned subsidiaries; provided that all of such dividend paid or distribution made, net of applicable withholding taxes, is received by the Corporation, RSC or AAE or such recipient subsidiary) on any class or series of its stock (other than regularly scheduled quarterly cash dividends on the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock in accordance with the terms thereof as in effect on the Original Issue Date) other than the declaration and payment by the Corporation, RSC and AAE of dividends on the Common Stock, the RSC Class A Shares and the AAE Dividend Shares, respectively, which do not exceed (i) on and after June 1, 1994 and on and prior to December 31, 1994, more than $0.075 per share, (ii) on and after January 1, 1995 and on and prior to December 31, 1996, in the aggregate more than 25% of the Corporation's net income available for distribution to common shareholders (after preferred dividends) through the end of the last fiscal quarter prior to the date of declaration of such dividend and (iii) on and after January 1, 1997, in the aggregate more than the sum of (A) 50% of the Corporation's net income available for distribution to common shareholders (after preferred dividends) on and after such date and through the end of the last fiscal quarter prior to the date of declaration of such dividend and (B) the excess, if any, of(1) 25% of the Corporation's net income available for distribution to common shareholders (after preferred dividends) during the period ending on and after January 1, 1995 through December 31, 1996 over (2) the aggregate amount of dividends declared during the period from January 1, 1995 through December 31, 1996 and (b) any repurchases, redemptions, retirements or other acquisitions directly or indirectly by the Corporation or any of its subsidiaries on or after June 1, 1994 of any stock of the Corporation or any of its subsidiaries (other than a wholly-owned subsidiary) (other than redemptions or repurchases of the Series B Convertible Preferred Stock in accordance with Sections 6 and
        7) in excess of net proceeds on or after June 1, 1994 to the Corporation from sales of stock of the Corporation (less amounts expended on redemptions or repurchases of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock on or after June 1, 1994). For purposes of Section 8 below, all amounts treated as an Extraordinary Equity Payment shall be treated as having been made by the Corporation.

                "Specified Corporate Action" shall mean such time as (i) the Corporation shall consent or agree to the acquisition of, or the commencement of a tender offer for, or the Board of Directors of the Corporation shall recommend or, within 10 business days after the commencement of the tender offer, not recommend that shareholders reject, a tender offer for, "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act) by any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended ("the Exchange Act")) other than American International Group, Inc. ("AIG") and its affiliates or any transferee thereof, of securities of the Corporation entitled to vote generally in the election of directors, or securities convertible into or exchangeable for such securities (collectively, "Designated Securities"), representing, when added to the Designated Securities already owned by any such person or group, thirty-five percent (35%) or more of such Designated Securities; (ii) the Corporation shall amend, modify or supplement, or waive the benefit of, the Rights Agreement between Alexander & Alexander Services Inc. and First Chicago Trust Company of New York, dated as of June 11, 1987, as amended and restated on March 22, 1990, as amended on August 21, 1992 and June 6, 1994 (the "Rights Agreement"), so as to permit any acquisition of beneficial ownership of thirty-five percent (35%) or more of the Designated Securities without causing a person or group (other than AIG and its affiliates or any transferee thereof) to become an Acquiring Person (as defined in the Rights Agreement) or without causing the Distribution Date or the Shares Acquisition Date (each as defined in the Rights Agreement) to occur or without giving rise to a Section 11(a)(ii) Event (as defined in the Rights Agreement); (iii) the Corporation shall take any action under Section 3-603(c) of the Maryland General Corporation Law to exempt any transaction between the Corporation and any of its subsidiaries, on the one hand, and any person or group (other than AIG and its affiliates or any transferee thereof), or any affiliates of any such person or group, on the other hand, who
        (A) acquire, own or hold beneficial ownership of Designated Securities representing thirty-five percent (35%) or more of such Designated Securities from the provisions of Title 3, Subtitle 6 of the Maryland General Corporation Law or (B) acquire, own or hold beneficial ownership of Designated Securities representing ten percent (10%) or more of such Designated Securities unless such other person or group, or any affiliate of such person or group, enters into a standstill agreement with the Corporation limiting the acquisition of Designated Securities by such other person or group, or any affiliates of such person or group, to less than 35% of the Designated Securities and such standstill agreement remains in full force and effect; (iv) the Corporation shall issue, sell or transfer, in one or a series of related transactions, Designated Securities to any person or group (other than AIG and its affiliates or any transferee thereof) if after giving effect thereto said person or group shall have, or shall have the then contractual right to acquire through conversion, exercise of warrants or otherwise, more than thirty-five percent (35%) of the combined voting power to vote generally in the election of directors of the Corporation; or (v) the Corporation shall agree to merge or consolidate with or into any person, firm, corporation or other legal entity (other than AIG and its affiliates or any transferee thereof) or shall agree to sell all or substantially all its assets to any such person, firm, corporation or other legal entity other than (i) a merger or consolidation of one subsidiary of the Corporation into another or the Corporation, or (ii) a merger or consolidation in which the securities of the Corporation outstanding before the merger or consolidation are not affected and in which the Corporation issues equity securities having an aggregate market value of less than 20% of the total market value of the Corporation's equity securities outstanding prior to such merger or consolidation.

                "Principal Subsidiary" means a subsidiary, including its subsidiaries, which meets any of the following conditions:

                   (i) The Corporation's and its other subsidiaries'
            investments in and advances to the subsidiary exceed ten percent (10%) of the total assets of the Corporation and its subsidiaries consolidated as of the end of the most recently completed fiscal year of the Corporation; or

                   (ii) The Corporation's and its other subsidiaries'
            proportionate share of the total assets (after intercompany eliminations) of the subsidiary exceed ten percent (10%) of the total assets of the Corporation and its subsidiaries consolidated as of the end of the most recently completed fiscal year of the Corporation; or

                   (iii) The Corporation's and its other subsidiaries' equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles of the subsidiary exceeds ten percent (10%) of such income of the Corporation and its subsidiaries consolidated for the most recently completed fiscal year of the Corporation.

                "Affiliate" means, when used with reference to any person, any other person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the referent person or such other person, as the case may be, or any person who beneficially owns, directly or indirectly, 10% or more of the voting equity interests of such person or warrants, options or other rights to acquire or hold more than 10% of any class of voting equity interests of such person. For the purposes of this definition, "control" when used with respect to any specified person means the power to direct or cause the direction of management or policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "affiliated," "controlling" and "controlled" have meanings correlative to the foregoing.

                The date fixed for each such repurchase shall be the 121st day following the occurrence of the Special Event giving rise thereto. The place of payment shall be at an office or agency in the City of New York, New York fixed therefor by the Corporation or, if not fixed, at the principal executive office of the Corporation.

                The Corporation shall, within 20 days of the occurrence of a Special Event, give a written notice thereof by first class mail, postage prepaid, to the holders of record of shares of the Series B Convertible Preferred Stock, addressed to such holders at their last addresses as shown upon the stock transfer books of the Corporation. Each such notice shall specify the Special Event which has occurred and the date of such occurrence, the place or places of payment, the then effective conversion price pursuant to Section 8, the then effective repurchase price and the date the right of such holder to require such repurchase shall terminate. Any notice that is mailed as herein provided shall be conclusively presumed to have been duly given, whether or not the holder of shares of Series B Convertible Preferred Stock receives such notice; and failure to give such notice by mail, or any defect in such notice, to the holders of any shares shall not affect the validity of the proceedings for the repurchase of any other shares of Series B Convertible Preferred Stock.

                On the date fixed for any such repurchase, each holder of shares of Series B Convertible Preferred Stock who elects to have shares of Series B Convertible Preferred Stock held by it purchased shall surrender the certificate representing such shares to the Corporation at the place designated in such notice together with an election to have such purchase made and shall thereupon be entitled to receive payment therefor provided in this Section 7. If less than all the shares represented by any such surrendered certificate are repurchased, a new certificate shall be issued representing the unpurchased shares. Dividends with respect to the shares of Series B Convertible Preferred Stock so purchased shall cease to accrue after the date so purchased, such shares shall no longer be deemed outstanding and the holders thereof shall cease to be stockholders of the Corporation and all rights whatsoever with respect to the shares so purchased shall terminate. If the funds legally available for such purchase are not sufficient to purchase all the shares of Series B Convertible Preferred Stock tendered to the Corporation for purchase, the Corporation shall purchase the greatest number of whole shares for which such funds are so available on a pro rata basis among all tendering holders based on the ratio of the number of shares tendered by each of them to the aggregate amount of all shares so tendered, and the certificates representing the unpurchased shares shall be deemed not to be surrendered for repurchase, such unpurchased shares shall remain outstanding and the rights of the holders of shares of Series B Convertible Preferred Stock thereafter shall continue to be those of a holder of shares of the Series B Convertible Preferred Stock; provided, however, the Corporation shall thereafter be required to repurchase all such remaining shares at the first date it has sufficient funds legally available for such purpose at the price it would have paid at the date such shares were actually tendered and the Corporation shall give notice as aforesaid to each holder whose shares were not repurchased for such reason and such holder shall thereafter have the right to elect to have such shares repurchased, such election to be made within 30 days of receipt of such notice.

        8. Conversion.

                (a) Right of Conversion. Each share of Series B Convertible Preferred Stock shall be convertible at the option of the holder thereof, at any time prior to the close of business on the business day prior to the date fixed for redemption of such share as herein provided, into fully paid and nonassessable shares of Class D Common Stock and such other securities and property as hereinafter provided, at the rate of that number of shares of Class D Common Stock for each full share of Series B Convertible Preferred Stock that is equal to $50.00 divided by the conversion price applicable per share of Class D Common Stock. For purposes of this resolution, the "conversion price" applicable per share of Class D Common Stock shall initially be equal to $17.00, and shall be adjusted from time to time in accordance with the provisions of this
        Section 8.

                For the purpose of this Section 8, the term "Common Stock" shall mean the class designated as Common Stock, par value $1.00 per share, of the Corporation as of June 1, 1994 and any other shares into which such shares may hereafter be changed from time to time. For purposes of this
        Section 8, the term "Class D Common Stock" shall mean the class designated as Class D Common Stock, par value $1.00 per share, of the Corporation as of the Original Issue Date and any other shares into which such shares may hereafter be changed from time to time.

                (b) Conversion Procedures. Any holder of shares of Series B Convertible Preferred Stock desiring to convert such shares into Class D Common Stock shall surrender the certificate or certificates representing such shares of Series B Convertible Preferred Stock at the office of the transfer agent for the Series B Convertible Preferred Stock, which certificate or certificates, if the Corporation shall so require, shall be duly endorsed to the Corporation or in blank, or accompanied by proper instruments of transfer to the Corporation or in blank, accompanied by irrevocable written notice to the Corporation that the holder elects so to convert such shares of Series B Convertible Preferred Stock and specifying the name or names (with address or addresses) in which a certificate or certificates evidencing shares of Class D Common Stock are to be issued.

                Subject to Section 8(1) hereof, no payments or adjustments in respect of dividends on shares of Series B Convertible Preferred Stock surrendered for conversion or on account of any dividend on the Class D Common Stock issued upon conversion shall be made upon the conversion of any shares of Series B Convertible Preferred Stock.

                The Corporation shall, as soon as practicable after such deposit of certificates representing shares of Series B Convertible Preferred Stock accompanied by the written notice and compliance with any other conditions herein contained, deliver at such office of the transfer agent to the person for whose account such shares of Series B Convertible Preferred Stock were so surrendered or to the nominee or nominees of such person certificates representing the number of full shares of Class D Common Stock to which such person shall be entitled as aforesaid, together with a cash adjustment in respect of any fraction of a share of Class D Common Stock as hereinafter provided. Subject to the following provisions of this paragraph, such conversion shall be deemed to have been made as of the date of such surrender of the shares of Series B Convertible Preferred Stock to be converted, and the person or persons entitled to receive the Class D Common Stock deliverable upon conversion of such Series B Convertible Preferred Stock shall be treated for all purposes as the record holder or holders of such Class D Common Stock on such date.

                (c) Adjustment of Conversion Price. The conversion price at which a share of Series B Convertible Preferred Stock is convertible into Class D Common Stock shall be subject to adjustment from time to time as follows:

                   (i) In case the Corporation shall pay or make a dividend or other distribution on its Common Stock exclusively in Common Stock or shall pay or make a dividend or other distribution on any other class of stock of the Corporation which dividend or distribution includes Common Stock or shall exchange outstanding Rights (as defined in Section 8(k) hereof) for shares of Common Stock, the conversion price in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution or to exchange such Rights shall be reduced by multiplying such conversion price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution or exchange, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination.

                   In case the Corporation shall issue or otherwise sell or
            distribute shares of Common Stock for a consideration per share in cash or property less than the conversion price in effect at the time of such issuance, the conversion price then in effect shall be reduced by multiplying such conversion price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately prior to such issuance, sale or distribution plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for such issuance, sale or distribution (such consideration, if other than cash, as determined by the Board of Directors including a majority of the Directors who are not officers or employees of the Corporation or any of its subsidiaries, whose determination shall be conclusive and described in a resolution of the Board of Directors) would purchase at the conversion price per share and the denominator shall be the number of shares of Common Stock outstanding immediately after giving effecting to such issuance, sale or distribution.

                   (ii) In case the Corporation shall pay or make a dividend or other distribution on its Common Stock consisting exclusively of, or shall otherwise issue to all or substantially all holders of its Common Stock, rights or warrants entitling the holders thereof to subscribe for or purchase shares of Common Stock at a price per share less than the then current market price per share (determined as provided in subparagraph (vii) of this Section 8(c)) of the Common Stock on the date fixed for the determination of stockholders entitled to receive such rights or warrants, the conversion price in effect at the opening of business on the day following the date fixed for such determination shall be reduced by multiplying such conversion price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such current market price and the denominator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination. In case any rights or warrants referred to in this subparagraph (ii) in respect of which an adjustment shall have been made shall expire unexercised, the conversion price shall be readjusted at the time of such expiration to the conversion price that would have been in effect if no adjustment had been made on account of the distribution or issuance of such expired rights or warrants. For the purposes of this Section 8(c)(ii), if both a Distribution Date and a Section 11(a)(ii) Event (as such terms are defined in the Rights Agreement) shall have occurred, then the later to occur of such events shall be deemed to constitute an issuance of rights to purchase shares of Common Stock.

                   (iii) In case outstanding shares of Common Stock shall be
            subdivided into a greater number of shares of Common Stock, the conversion price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced, and conversely, in case outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock, the conversion price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

                   (iv) Subject to the last sentence of this subparagraph (iv), in case the Corporation shall, by dividend or otherwise, distribute to all or substantially all holders of its Common Stock evidences of its indebtedness, shares of any class of stock, cash or assets (including securities, but excluding any rights or warrants referred to in subparagraph (ii) of this Section 8(c), excluding any dividend or distribution paid exclusively in cash (other than an Extraordinary Equity Payment) and excluding any dividend or distribution referred to in subparagraph (i) of this Section 8(c)) (for the purposes of this subparagraph (iv), such evidence of indebtedness, shares of stock, cash and assets are herein called "Securities"), the conversion price shall be reduced so that the same shall equal the price determined by multiplying the conversion price in effect immediately following the close of business on the Determination Date (as defined in Section 8(i)) by a fraction of which the numerator shall be the current market price per share (determined as provided in subparagraph (vii) of this Section 8(c)) of the Common Stock on the Determination Date less the fair market value (as determined by the Board of Directors including a majority of the Directors who are not officers or employees of the Corporation or any of its subsidiaries, whose determination shall be conclusive and described in a resolution of the Board of Directors), on the date of such effectiveness, of the portion of the Securities so distributed applicable to one share of Common Stock and the denominator shall be such current market price per share of the Common Stock, such reduction to become effective immediately prior to the opening of business on the day following the Determination Date. If the Board of Directors so determines as aforesaid the fair market value of any distribution for purposes of this subparagraph
            (iv) by reference to the actual or when issued trading market for any Securities comprising such distribution, it must in doing so consider the prices in such market over the same period used in computing the current market price per share of Common Stock pursuant to subparagraph (vii) of this Section 8(c). Notwithstanding the foregoing, if the holders of the Series B Convertible Preferred Stock elect to cause the Corporation to reserve the Securities to be distributed for distribution to the holders of the Series B Convertible Preferred Stock upon the conversion of the shares of Series B Convertible Preferred Stock so that any such holder converting shares of Series B Convertible Preferred Stock will receive upon such conversion, in addition to the shares of the Class D Common Stock to which such holder is entitled, the amount and kind of such Securities which such holder would have received if such holder had, immediately prior to the Determination Date for such distribution of Securities, converted its shares of Series B Convertible Preferred Stock into Class D Common Stock, the fair market value of the Securities shall, for purposes of this subparagraph (iv), be deemed to be zero.

                   For purposes of this subparagraph (iv), any dividend or
            distribution that includes shares of Common Stock, rights or warrants to subscribe for or purchase shares of Common Stock or other securities convertible into or exchangeable for shares of Common Stock shall be deemed instead to be (1) a dividend or distribution of the evidences of indebtedness, cash, assets or shares of stock other than such shares of Common Stock, such rights or warrants or such other convertible or exchangeable securities (making any conversion price reduction required by this subparagraph
            (iv)) immediately followed by (2) in the case of such shares of Common Stock or such rights or warrants, a dividend or distribution thereof (making any further conversion price reduction required by subparagraph (i) or (ii) of this Section 8(c), except (A) the Determination Date of such dividend or distribution shall be substituted as "the date fixed for the determination of stockholders entitled to receive such dividend or other distribution or to exchange such Rights" and "the date fixed for such determination" within the meaning of subparagraphs (i) and (ii) of this Section 8(c) and (B) any shares of Common Stock included in such dividend or distribution shall not be deemed "outstanding at the close of business on the date fixed for such determination" within the meaning of subparagraph (i) of this Section 8(c)) or (3) in the case of such other convertible or exchangeable securities, a dividend or distribution of such number of shares of Common Stock as would then be issuable upon the conversion or exchange thereof, whether or not the conversion or exchange of such securities is subject to any conditions (making any further conversion price reduction required by subparagraph (i) of this Section 8(c), except (A) the Determination Date of such dividend or distribution shall be substituted as "the date fixed for the determination of stockholders entitled to receive such dividend or other distribution or to exchange such Rights" and "the date fixed for such determination" and (B) the shares deemed to constitute such dividend or distribution shall not be deemed "outstanding at the close of business on the date fixed for such determination," each within the meaning of subparagraph (i) of this Section 8(c)).

                   (v) Subject to the last sentence of this subparagraph (v), in case the Corporation shall, by dividend or otherwise, at any time distribute to all holders of its Common Stock cash (excluding (1) any cash that is distributed as part of a distribution referred to in subparagraph (iv) of this Section 8(c) and constitutes an Extraordinary Equity Payment and (2) any cash representing an amount per share of Common Stock of any quarterly cash dividend on the Common Stock to the extent such cash does not constitute an Extraordinary Equity Payment), the conversion price shall be reduced so that the same shall equal the price determined by multiplying the conversion price in effect immediately prior to the effectiveness of the conversion price reduction contemplated by this subparagraph (v) by a fraction of which the numerator shall be the current market price per share (determined as provided in subparagraph (vii) of this Section 8(c)) of the Common Stock on the Determination Date less the amount of cash so distributed and not excluded as above provided applicable to one share of Common Stock and the denominator shall be such current market price per share of the Common Stock, such reduction to become effective immediately prior to the opening of business on the day following the Determination Date. Notwithstanding the foregoing, if the Corporation elects to reserve the cash to be distributed for distribution to the holders of the Series B Convertible Preferred Stock upon the conversion of the shares of Series B Convertible Preferred Stock so that any such holder converting shares of Series B Convertible Preferred Stock will receive upon such conversion, in addition to the shares of the Class D Common Stock to which such holder is entitled, the amount of cash which such holder would have received if such holder had, immediately prior to the Determination Date for such distribution of cash, converted its shares of Series B Convertible Preferred Stock into Class D Common Stock, then the conversion price shall not be so reduced.

                   (vi) In case a tender or exchange offer made by the
            Corporation or any subsidiary of the Corporation for all or any portion of the Corporation's Common Stock shall expire and such tender or exchange offer shall involve the payment by the Corporation or such subsidiary of consideration per share of Common Stock having a fair market value (as determined by the Board of Directors, including a majority of the Directors who are not officers or employees of the Corporation or any of its subsidiaries, whose determination shall be conclusive and described in a resolution of the Board of Directors) at the last time (the "Expiration Time") tenders or exchanges may be made pursuant to such tender or exchange offer (as it shall have been amended) that exceeds the current market price per share (determined as provided in subparagraph (vii) of this Section 8(c)) of the Common Stock on the Trading Day next succeeding the Expiration Time, the conversion price shall be reduced so that the same shall equal the price determined by multiplying the conversion price in effect immediately prior to the Expiration Time by a fraction of which the numerator shall be the number of shares of Common Stock outstanding (including any tendered or exchanged shares) on the Expiration Time multiplied by the current market price per share (determined as provided in subparagraph (vii) of this Section 8(c)) of the Common Stock on the Trading Day next succeeding the Expiration Time and the denominator shall be the sum of (x) the fair market value (determined as aforesaid) of the aggregate consideration payable to stockholders based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of the Expiration Time (the shares deemed so accepted, up to any such maximum, being referred to as the "Purchased Shares") and (y) the product of the number of shares of Common Stock outstanding (less any Purchased Shares) on the Expiration Time and the current market price per share (determined as provided in subparagraph (vii) of this Section 8(c)) of the Common Stock on the Trading Day next succeeding the Expiration Time, such reduction to become effective immediately prior to the opening of business on the day following the Expiration Time.

                   (vii) For the purpose of any computation under this
            subparagraph and subparagraphs (ii), (iv) and (v) of this
            Section 8(c), the current market price per share of Common Stock on any date shall be deemed to be the average of the daily Closing Prices (as defined in Section 8(i)) on the five consecutive Trading Days prior to and including the date in question; provided, however, that (1) if the "ex" date (as hereinafter defined) for any event (other than the issuance or distribution requiring such computation) that requires an adjustment to the conversion price pursuant to subparagraph (i), (ii), (iii), (iv), (v) or (vi) above occurs on or after the twentieth Trading Day prior to the day in question and prior to the "ex" date for the issuance or distribution requiring such computation, the Closing Price for each Trading Day prior to the "ex" date for such other event shall be adjusted by multiplying such Closing Price by the same fraction by which the conversion price is so required to be adjusted as a result of such other event,
            (2) if the "ex" date for any event (other than the issuance or distribution requiring such computation) that requires an adjustment to the conversion price pursuant to subparagraph (i), (ii), (iii),
            (iv), (v) or (vi) above occurs on or after the "ex" date for the issuance or distribution requiring such computation and on or prior to the day in question, the Closing Price for each Trading Day on and after the "ex" date for such other event shall be adjusted by multiplying such Closing Price by the reciprocal of the fraction by which the conversion price is so required to be adjusted as a result of such other event, and (3) if the "ex" date for the issuance or distribution requiring such computation is on or prior to the date in question, after taking into account any adjustment required pursuant to clause (2) of this proviso, the Closing Price for each Trading Day on or after such "ex" date shall be adjusted by adding thereto the amount of any cash and the fair market value on the day in question (as determined by the Board of Directors, including a majority of the Directors who are not officers or employees of the Corporation, in a manner consistent with any determination of such value for purposes of paragraph (iv) or (v) of this Section 8(c), whose determination shall be conclusive and described in a resolution of the Board of Directors) of the evidences of indebtedness, shares of stock or assets being distributed applicable to one share of Common Stock as of the close of business on the day before such "ex" date. For the purpose of any computation under subparagraph (vi) of this Section 8(c), the current market price per share of Common Stock on any date shall be deemed to be the average of the daily Closing Prices for such day and the next two succeeding Trading Days; provided that, if the "ex" date for any event (other than the tender or exchange offer requiring such computation) that requires an adjustment to the conversion price pursuant to subparagraph (i), (ii), (iii), (iv),
            (v) or (vi) above occurs on or after the Expiration Time for the tender or exchange offer requiring such computation and on or prior to the day in question, the Closing Price for each Trading Day on and after the "ex" date or such other event shall be adjusted by multiplying such Closing Price by the reciprocal of the fraction by which the conversion price is so required to be adjusted as a result of such other event. For purposes of this subparagraph (vii), the term "ex" date, (1) when used with respect to any issuance or distribution, means the first date on which the Common Stock trades regular way on the relevant exchange or in the relevant market from which the Closing Price was obtained without the right to receive such issuance or distribution, (2) when used with respect to any subdivision or combination of shares of Common Stock, means the first date on which the Common Stock trades regular way on such exchange or in such market after the time at which such subdivision or combination becomes effective, and (3) when used with respect to any tender or exchange offer, means the first date on which the Common Stock trades regular way on such exchange or in such market after the Expiration Time of such offer.

                   (viii) The Corporation may make such reductions in the
            conversion price, in addition to those required by subparagraphs
            (i), (ii), (iii), (iv), (v) and (vi) of this Section 8(c), as it considers to be advisable to avoid or diminish any income tax to holders of Class D Common Stock or rights to purchase Class D Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. The Corporation from time to time may reduce the conversion price by any amount for any period of time if the period is at least thirty days, the reduction is irrevocable during the period and the Board of Directors shall have made a determination that such reduction would be in the best interest of the Corporation, which determination shall be conclusive. Whenever the conversion price is reduced pursuant to the preceding sentence, the Corporation shall mail to holders of record of the Series B Convertible Preferred Stock a notice of the reduction at least fifteen days prior to the date the reduced conversion price takes effect, and such notice shall state the reduced conversion price and the period it will be in effect.

                   (ix) No adjustment in the conversion price shall be required unless such adjustment would require an increase or decrease of at least 1% in the conversion price; provided, however, that any adjustments which by reason of this subparagraph (ix) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

                   (x) Notwithstanding any other provision of this Section 8 and without implication that the contrary would otherwise be true, no issuance, dividend or distribution requiring adjustment of the conversion price pursuant to Section 8(c) hereof shall be deemed to have occurred in the event that, upon, following or in connection with the redemption or expiration of the Rights or the termination of the Rights Agreement or otherwise, the Corporation enters into a new agreement that is comparable in purpose and effect to the

            Rights Agreement (as determined by the Board of Directors, whose determination shall be conclusive) and distributes to the holders of Common Stock and Class D Common Stock Preferred Stock, Common Stock or other similar stock purchase rights under such agreement that are attached to the Common Stock.

                   (xi) Whenever the conversion price is adjusted as herein
            provided:

                        (1) the Corporation shall compute the adjusted
                conversion price and shall prepare a certificate signed by the Treasurer of the Corporation setting forth the adjusted conversion price and showing in reasonable detail the acts upon which such adjustment is based, and such certificate shall forthwith be filed with the transfer agent for the Series B Convertible Preferred Stock; and

                        (2) a notice stating the conversion price has been
                adjusted and setting forth the adjusted conversion price shall forthwith be required, and as soon as practicable after it is required, such notice shall be mailed by the Corporation to all record holders of shares of Series B Convertible Preferred Stock at their last addresses as they shall appear upon the stock transfer books of the Corporation.

                   (xii) The occurrence of any correlative event with respect to the Class A Common Stock or the Class C Common Stock shall result in adjustments to the conversion price congruent with those made with respect to the Common Stock.

                (d) No Fractional Shares. No fractional shares or scrip representing fractional shares of Class D Common Stock shall be issued upon conversion of Series B Convertible Preferred Stock. If more than one certificate representing shares of Series B Convertible Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series B Convertible Preferred Stock so surrendered. Instead of any fractional share of Class D Common Stock that would otherwise be issuable upon conversion of any shares of Series B Convertible Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to the same fraction of the market price per share of Common Stock (as determined by the Board of Directors or in any manner prescribed by the Board of Directors, which, so long as the Common Stock is listed on the New York Stock Exchange, shall be the reported last sale price regular way on the New York Stock Exchange) at the close of business on the day of conversion.

                (e) Reclassification, Consolidation, Merger or Sale of Assets. In the event that the Corporation shall be a party to any transaction (including without limitation any recapitalization or reclassification of the Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination of the Common Stock), any consolidation of the Corporation with, or merger of the Corporation into, any other person, any merger of any other person into the Corporation (other than a merger which does not result in a reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Corporation), any sale or transfer of all or substantially all of the assets of the Corporation or any compulsory share exchange pursuant to which the Common Stock is converted into the right to receive other securities, cash or other property, then lawful provision shall be made as part of the terms of such transaction whereby the holder of each share of Series B Convertible Preferred Stock then outstanding shall have the right thereafter to convert such share only into (i) in the case of any such transaction other than a Common Stock Fundamental Change (as defined in Section 8(i)) and subject to assets being legally available for such purpose under applicable law at the time of such conversion, the kind and amount of securities, cash and other property receivable upon such recapitalization, reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock of the Corporation into which such share of Series B Convertible Preferred Stock might have been converted immediately prior to such recapitalization, reclassification, consolidation, merger, sale, transfer or share exchange, after giving effect, in the case of any Non-Stock Fundamental Change (as defined in Section 8(i)), to any adjustment in the conversion price required by the provisions of Section 8(h), and (ii) in the case of a Common Stock Fundamental Change, into Common Stock of the kind received by holders of Common Stock as a result of such Common Stock Fundamental Change in an amount determined pursuant to the provisions of Section 8(h). The Corporation or the person formed by such consolidation or resulting from such merger or which acquires such assets or which acquires the Corporation's shares, as the case may be, shall make provisions in its certificate or articles of incorporation or other constituent document to establish such right. Such certificate or articles of incorporation or other constituent document shall provide for adjustments which, for events subsequent to the effective date of such certificate or articles of incorporation or other constituent document, shall be as nearly equivalent as may be practicable to the adjustments provided for in this
        Section 8. The above provisions shall similarly apply to successive recapitalizations, reclassifications, consolidations, mergers, sales, transfers or share exchanges.

                (f) Reservation of Shares; Transfer Taxes; Etc. The Corporation shall at all times reserve and keep available, out of its authorized and unissued stock, solely for the purpose of effecting the conversion of the Series B Convertible Preferred Stock, such number of shares of its Class D Common Stock or Common Stock free of preemptive rights as shall from time to time be sufficient to effect the conversion of all shares of Series B Convertible Preferred Stock from time to time outstanding. The Corporation shall from time to time, in accordance with the laws of the State of Maryland, increase the number of authorized shares of Class D Common Stock if at any time the number of shares of authorized and unissued Class D Common Stock shall not be sufficient to permit the conversion of all the then outstanding shares of Series B Convertible Preferred Stock. The Corporation shall at all times reserve and keep available, out of its authorized and unissued stock, solely for the purpose of effecting the exchange of shares of Class D Common Stock or conversion of Series B Convertible Preferred Stock, such number of shares of its Common Stock or Class D Common Stock, as the case may be, free of preemptive rights as shall from time to time be sufficient to effect the exchange of all shares of Class D Common Stock or conversion of Series B Convertible Preferred Stock from time to time.

                If any shares of Class D Common Stock required to be reserved for purposes of conversion of the Series B Convertible Preferred Stock hereunder require registration with or approval of any governmental authority under any Federal or State law before such shares may be issued upon conversion, the Corporation will in good faith and as expeditiously as possible endeavor to cause such shares to be duly registered or approved, as the case may be. If the Class D Common Stock is listed on the New York Stock Exchange or any other national securities exchange, the Corporation will, if permitted by the rules of such exchange, list and keep listed on such exchange, upon official notice of issuance, all shares of Class D Common Stock issuable upon conversion of the shares of Series B Convertible Preferred Stock.

                The Corporation shall pay any and all issue or other taxes that may be payable in respect of any issue or delivery of shares of Class D Common Stock on conversion of the Series B Convertible Preferred Stock. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of Class D Common Stock (or other securities or assets) in a name other than that in which the shares of Series B Convertible Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

                (g) Prior Notice of Certain Events. In case:

                   (i) the Corporation shall (1) authorize and declare any
            dividend (or any other distribution) on its Common Stock, other than
            (A) a dividend payable in shares of Common Stock or (B) a dividend payable in cash, other than any regularly scheduled quarterly cash dividend which does not constitute an Extraordinary Equity Payment, or (2) declare or authorize a redemption or repurchase of in excess of 10% of the then outstanding shares of Common Stock; or

                   (ii) the Corporation shall authorize the granting to all
            holders of Common Stock of rights or warrants to subscribe for or purchase any shares of stock of any class or of any other rights or warrants; or

                   (iii) of any reclassification of Common Stock (other than a subdivision or combination of the outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value), or of any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation shall be required, or of the sale or transfer of all or substantially all of the assets of the Corporation or of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or other property; or

                   (iv) of the voluntary or involuntary dissolution,
            liquidation or winding up of the Corporation;

                then the Corporation shall cause to be filed with the transfer agent for the Series B Convertible Preferred Stock, and shall cause to be mailed to the holders of record of the Series B Convertible Preferred Stock, at their last addresses as they shall appear upon the stock transfer books of the Corporation, at least fifteen days prior to the applicable record date hereinafter specified, a notice stating, as the case may be, (x) the record date (if any) for the purpose of such dividend, distribution, redemption, repurchase or granting of rights or warrants or, if no record date is to be set, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of shares of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up (but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the corporate action required to be specified in such notice).

                (h) Adjustments in Case of Fundamental Changes. Notwithstanding any other provision in this Section 8 to the contrary, if any Fundamental Change (as defined in Section 8(i)) occurs, then the conversion price in effect will be adjusted immediately after such Fundamental Change as described below. In addition, in the event of a Common Stock Fundamental Change (as defined in Section 8(i)), each share of Series B Convertible Preferred Stock shall be convertible solely into shares of common stock of the kind received by holders of Common Stock as the result of such shares of Common Stock Fundamental Change.

                For purposes of calculating any adjustment to be made pursuant to this Section 8(h) in the event of a Fundamental Change, immediately after such Fundamental Change:

                   (i) in the case of a Non-Stock Fundamental Change (as
            defined in Section 8(i)), the conversion price of the Series B Convertible Preferred Stock shall become the lower of (A) the conversion price immediately prior to such Non-Stock Fundamental Change, but after giving effect to any other prior adjustments effected pursuant to this Section 8, and

            (B) the result obtained by multiplying the greater of the Applicable Price (as defined in Section 8(i)) or the then applicable Reference Market Price (as defined in Section 8(i)) by a fraction the numerator of which shall be $50.00 and the denominator of which shall be $54.00 prior to September 15, 1999 and thereafter the then current Redemption Price per share of Series B Convertible Preferred Stock plus an amount equal to all dividends accrued and unpaid thereon, whether or not declared, to but excluding the date of such Non-Stock Fundamental Change; and

                   (ii) in the case of a Common Stock Fundamental Change, the conversion price shall be the conversion price in effect immediately prior to such Common Stock Fundamental Change, but after giving effect to any other prior adjustments effected pursuant to this
            Section 8, multiplied by a fraction, the numerator of which is the Purchaser Stock Price (as defined in Section 8(i)) and the denominator of which is the Applicable Price; provided, however, that in the event of a Common Stock Fundamental Change in which (A) 100% by value of the consideration received by a holder of Common Stock is common stock of the successor, acquiror or other third party (and cash, if any, is paid with respect to any fractional interests in such common stock resulting from such Common Stock Fundamental Change) and (B) all of the Common Stock shall have been exchanged for, converted into or acquired for common stock (and cash with respect to fractional interests) of the successor, acquiror or other third party, the conversion price of the shares of Series B Convertible Preferred Stock immediately following such Common Stock Fundamental Change shall be the conversion price in effect immediately prior to such Common Stock Fundamental Change multiplied by a fraction, the numerator of which is one (1) and the denominator of which is the number of shares of common stock of the successor, acquiror or other third party received by a holder of one share of Common Stock as a result of such Common Stock Fundamental Change.

                   (i) Definitions. The following definitions shall apply to
            terms used in this Section 8:

                        (1) "Applicable Price" shall mean (i) in the event of a
                   Non-Stock Fundamental Change in which the holders of shares of Common Stock receive only cash, the amount of cash received by the holder of one share of Common Stock and (ii) in the event of any other Non-Stock Fundamental Change or any Common Stock Fundamental Change, the average of the last reported sale price for the Common Stock during the ten Trading Days immediately prior to the record date for the determination of the holders of Common Stock entitled to receive cash, securities, property or other assets in connection with such Non-Stock Fundamental Change or Common Stock Fundamental Change, or, if there is no such record date, the date upon which the holders of the Common Stock shall have the right to receive such cash, securities, property or other assets.

                        (2) "Closing Price" on any day shall mean the closing
                   sale price regular way on such day or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices regular way, in each case on the New York Stock Exchange, or, if the Common Stock is not listed or admitted to trading on such Exchange, on the principal national securities exchange or quotation system on which the Common Stock is quoted or listed or admitted to trading, or, if not quoted or listed or admitted to trading on any national securities exchange or quotation system, the average of the closing bid and asked prices of the Common Stock on the over-the-counter market on the day in question as reported by the National Quotation Bureau Incorporated, or a similarly generally accepted reporting service, or if not so available in such manner, as furnished by any New York Stock Exchange member firm selected from time to time by the Board of Directors of the Corporation for that purpose.

                        (3) "Common Stock Fundamental Change" shall mean any
                   Fundamental Change in which more than 50% by value (as determined in good faith by the Board of Directors) of the consideration received by holders of Common Stock consists of common stock that for the consecutive ten Trading Days immediately prior to such Fundamental Change has been admitted for listing or admitted for listing subject to notice of issuance on a national securities exchange or quoted on the National Association of Securities Dealers, Inc. ("NASDAQ") National Market System; provided, however, that a Fundamental Change shall not be a Common Stock Fundamental Change unless either (i) the Corporation continues to exist after the occurrence of such Fundamental Change and the outstanding shares of Series B Convertible Preferred Stock continue to exist as outstanding shares of Series B Convertible Preferred Stock, or (ii) not later than the occurrence of such Fundamental Change, the outstanding shares of Series B Convertible Preferred Stock are converted into or exchanged for shares of convertible preferred stock of a corporation succeeding to the business of the Corporation, which convertible preferred stock has powers, preferences and relative, participating, optional or other rights, and qualifications, limitations and restrictions, substantially similar to those of the Series B Convertible Preferred Stock.

                        (4) "Determination Date" shall mean, with respect to any
                   dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or assets or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of stockholders entitled to receive such cash, securities or other property or assets (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

                        (5) "Fundamental Change" shall mean the occurrence of
                   any transaction or event in connection with a plan pursuant to which all or substantially all of the shares of Common Stock shall be exchanged for, converted into, acquired for or constitute solely the right to receive cash, securities, property or other assets (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise); provided, however, in the case of a plan involving more than one such transaction or event, for purposes of adjustment of the conversion price, such Fundamental Change shall be deemed to have occurred when substantially all of the shares of Common Stock of the Corporation shall be exchanged for, converted into or acquired for or constitute solely the right to receive cash, securities, property or other assets, but the adjustment shall be based upon the consideration which the holders of Common Stock received in such transaction or event as a result of which more than 50% of the shares of Common Stock of the Corporation shall have been exchanged for, converted into, or acquired for or constitute solely the right to receive cash, securities, property or other assets; provided, further, that such term does not include (i) any such transaction or event in which the Corporation and/or any of its subsidiaries are the issuers of all the cash, securities, property or other assets exchanged, acquired or otherwise issued in such transaction or event, or (ii) any such transaction or event in which the holders of Common Stock receive securities of an issuer other than the Corporation if, immediately following such transaction or event, such holders hold a majority of the securities having the power to vote normally in the election of directors of such other issuer outstanding immediately following such transaction or other event.

                        (6) "Non-Stock Fundamental Change" shall mean any
                   Fundamental Change other than a Common Stock Fundamental Change.

                        (7) "Purchaser Stock Price" shall mean, with respect to
                   any Common Stock Fundamental Change, the average of the last reported sales price for the common stock, on the principal national securities exchange or the NASDAQ National Market System on which such common stock is listed, received in such Common Stock Fundamental Change during the ten Trading Days immediately prior to the record date for the determination of the holders of Common Stock entitled to receive such common stock or, if there is no such record date, the date upon which the holders of the Common Stock shall have the right to receive such common stock; provided, however, if no such last reported sales price for the common stock during the last ten Trading Days prior to the record date exists, then the Purchaser Stock Price shall be set at a price determined in good faith by the Board of Directors.

                        (8) "Reference Market Price" shall initially mean $11.33
                   and in the event of any adjustment to the conversion price other than as a result of a Fundamental Change, the Reference Market Price shall also be adjusted so that the ratio of the Reference Market Price to the conversion price after giving effect to any such adjustment shall always be the same as the ratio of $11.33 to the initial conversion price set forth above.

                        (9) "Trading Day" shall mean a day on which the national
                   securities exchange or the NASDAQ National Market System used to determine the Closing Price is open for the transaction of business or the reporting of trades.

                   (j) Dividend or Interest Reinvestment Plans. Notwithstanding
            the foregoing provisions, the issuance of any shares of Common
            Stock pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts in shares of Common Stock under any such plan, and the issuance of any shares of Common Stock or options or rights to purchase such shares pursuant to any employee benefit plan or program of the Corporation or pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the Series B Convertible Preferred Stock was first designated (except as expressly provided in Section 8(c)(i) or 8(c)(ii) with respect to certain events under the Rights Agreement), and any issuance of Rights (as hereinafter defined), shall not be deemed to constitute an issuance of Common Stock or exercisable, exchangeable or convertible securities by the Corporation or any of its subsidiaries to which any of the adjustment provisions described above applies. There shall also be no adjustment of the conversion price in case of the issuance of any stock (or securities convertible into or exchangeable for stock) of the Corporation except as specifically described in this Section 8. If any action would require adjustment of the conversion price pursuant to more than one of the provisions described above, only one adjustment shall be made and such adjustment shall be the amount of adjustment which has the highest absolute value to the holders of Series B Convertible Preferred Stock.

                   (k) Preferred Share Purchase Rights. So long as Preferred
            Share Purchase Rights, of the kind authorized and declared on June 11, 1987 and distributed by the Corporation in June 1987 as the same have been and may hereafter be amended ("Rights"), are attached to the outstanding shares of Class D Common Stock of the Corporation, each share of Class D Common Stock issued upon conversion of the shares of Series B Convertible Preferred Stock prior to the earliest of any Distribution Date (as defined in the Rights Agreement), the date of redemption of the Rights or the date of expiration of the Rights shall be issued with Rights in an amount equal to the amount of

            Rights then attached to each such outstanding share of Class D Common Stock, provided that, at the option of any holder of shares of Class D Common Stock, any securities issued upon exercise of such Rights shall be voting only to the extent that the Class D Common Stock is voting.

                   (l) Certain Additional Rights. In case the Corporation
            shall, by dividend or otherwise, authorize, declare or make a distribution on its Common Stock referred to in Section 8(c)(iv) or
            Section 8(c)(v), the holder of each share of Series B Convertible Preferred Stock, upon the conversion thereof subsequent to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution and prior to the effectiveness of the conversion price adjustment in respect of such distribution pursuant to Section 8(c)(iv) or Section 8(c)(v), shall also be entitled to receive for each share of Class D Common Stock into which such share of Series B Convertible Preferred Stock is converted, the portion of the evidences of indebtedness, shares of stock, cash and assets so distributed applicable to one share of Class D Common Stock; provided, however, that, at the election of the Corporation (whose election shall be evidenced by a resolution of the Board of Directors) with respect to all holders so converting, the Corporation may, in lieu of distributing to such holder any portion of such distribution not consisting of cash or securities of the Corporation, pay such holder an amount in cash equal to the fair market value thereof (as determined by the Board of Directors, including a majority of the Directors who are not officers or employees of the Corporation or any of its subsidiaries, whose determination shall be conclusive and described in a resolution of the Board of Directors). If any conversion of a share of Series B Convertible Preferred Stock described in the immediately preceding sentence occurs prior to the payment date for a distribution to holders of Class D Common Stock which the holder of the share of Series B Convertible Preferred Stock so converted is entitled to receive in accordance with the immediately preceding sentence, the Corporation may elect (such election to be evidenced by a resolution of the Board of Directors) to distribute to such holder a due bill for the evidences of indebtedness, shares of stock, cash or assets to which such holder is so entitled; provided that such due bill (i) meets any applicable requirements of the principal national securities exchange or other market on which the Class D Common Stock is then traded and (ii) requires payment or delivery of such evidences of indebtedness, shares of stock, cash or assets no later than the date of payment or delivery thereof to holders of Class D Common Stock receiving such distribution.

                   (m) Other. Notwithstanding any other provision in this
            Section 8 to the contrary, if the Corporation shall, by dividend or otherwise, authorize, declare or make a distribution on its Common Stock referred to in Section 8(c)(iv) and such distribution shall include shares of stock of one or more corporations that immediately prior to such distribution was or would have been a subsidiary (a "Spin-Off"), the holder of each share of Series B Convertible Preferred Stock shall be entitled, if it so elects, in addition to any other adjustment provided in respect thereof in this
            Section 8, to receive share for share convertible preferred stock of each such corporation which has powers, preferences and relative, participating, optional and other rights, and qualifications, limitations and restrictions with respect to such corporation, as are substantially identical to those of the Series B Convertible Preferred Stock (the "Additional Preferred Stock" and collectively with the Series B Preferred Stock, the "Total Preferred Stock"). The then effective conversion price of the Additional Preferred Stock shall be such as shall preserve fully the conversion rights of the Series B Convertible Preferred Stock in such corporation. The shares of Series B Convertible Stock and the Additional Preferred Stock shall each thereafter remain outstanding; provided, however, that any payment, redemption or retirement in respect of either the Series B Convertible Preferred Stock or the Additional

            Preferred Stock shall operate to reduce the remaining payment, redemption or retirement rights in respect of both, so that the holder shall be entitled to receive in the aggregate the full benefits with respect to payments, redemption and retirement rights of holding one half of the number of shares of Total Preferred Stock held by such holder and the full benefits with respect to all other rights of holding the total number of shares of Total Preferred Stock held by such holder.

                   (n) Certain Special Events. Notwithstanding anything in this
            Section 8 to the contrary, neither the Corporation nor any of its subsidiaries shall declare, pay or make any dividend or distribution or commence a tender or exchange offer for any of the Corporation's securities that are subordinate to or pari passu with the Series B Convertible Preferred Stock as to liquidation preference or dividends or be a party to any transaction (including without limitation any recapitalization or reclassification of stock), any consolidation of the Corporation or any such subsidiary with, or merger of the Corporation or any such subsidiary into, or share exchange with, any other person, any merger of any other person into the Corporation or any such subsidiary or any sale or transfer of assets which, in any such case, would constitute a Special Event unless after giving effect thereto the Corporation would have the ability and the right (and the Board of Directors, including a majority of the Directors who are not officers or employees of the Corporation or any of its subsidiaries, shall have adopted a resolution confirming such ability and right) to purchase at the then applicable price specified in Section 7 all of the then issued and outstanding shares of Series B Convertible Preferred Stock, assuming all such stock is tendered to it for purchase pursuant to
            Section 7.

               9. Voting Rights.

                   (a) General. The holders of shares of Series B Convertible
            Preferred Stock will not have any voting rights except as set forth below. In connection with such rights to vote pursuant to Sections 9(b) and 9(c), each holder of Series B Convertible Preferred Stock will have one vote for each share held. Any shares of Series B Convertible Preferred Stock held by the Corporation or any entity controlled by the Corporation shall not have voting rights hereunder and shall not be counted in determining the presence of a quorum.

                   (b) Default Voting Rights. Whenever dividends on the Series B
            Convertible Preferred Stock or any other class or series of Parity Dividend Stock shall be in arrears in an aggregate amount equal to at least six quarterly dividends (whether or not consecutive), (i) the number of members of the Board of Directors shall be increased by two, effective as of the time of election of such directors as hereinafter provided and (ii) the holders of the Series B Convertible Preferred Stock (voting separately as a class with all other affected classes or series of the Parity Dividend Stock upon which like voting rights have been conferred and are exercisable) will have the exclusive right to vote for and elect such two additional directors of the Corporation at each meeting of stockholders of the Corporation at which directors are to be elected held during the period such dividends remain in arrears. The right of the holders of the Series B Convertible Preferred Stock to vote for such two additional directors shall terminate when all accrued and unpaid dividends on the Series B Convertible Preferred Stock have been authorized, declared, paid or set apart for payment. The term of office of all directors so elected shall terminate immediately upon the termination of the right of the holders of the Series B Convertible Preferred Stock and such Parity Dividend Stock to vote for such two additional directors, and the number of directors of the Board of Directors shall immediately thereafter be reduced by two.

                   The foregoing right of the holders of the Series B
            Convertible Preferred Stock with respect to the election of two directors may be exercised at each annual meeting of stockholders or at any special meeting of stockholders held for such purpose. If the right to elect directors shall have accrued to the holders of the Series B Convertible Preferred Stock more than ninety days preceding the date established for the next annual meeting of stockholders, the President of the Corporation shall, within twenty days after the delivery to the Corporation at its principal office of a written request for a special meeting signed by the holders of at least 10% of all outstanding shares of the Series B Convertible Preferred Stock, call a special meeting of the holders of the Series B Convertible Preferred Stock to be held within sixty days after the delivery of such request for the purpose of electing such additional directors.

                   The holders of the Series B Convertible Preferred Stock and any Parity Dividend Stock referred to above voting as a class shall have the right to remove with or without cause at any time and replace any directors such holders shall have elected pursuant to this Section 9 and the holders of each other class of stock of the Corporation shall not have the right to remove any such directors.

                   (c) Class Voting Rights. So long as any shares of the
            Series B Convertible Preferred Stock is outstanding, the
            Corporation shall not, directly or indirectly, without the affirmative vote or consent of the holders of at least 66 2/3% (unless a higher percentage shall then be required by applicable law or the Corporation's charter) of all outstanding shares of the Series B Convertible Preferred Stock voting separately as a class
            (i) amend, alter or repeal any provision of the charter or by the bylaws of the Corporation, if such amendment, alteration or repeal would alter the contract rights, as expressly set forth herein, of the Series B Convertible Preferred Stock so as to adversely affect the rights of the holders thereof or the holders of the Class D Common Stock or the Common Stock or (ii) create, authorize or issue, or reclassify shares of any authorized stock of the Corporation into, or increase the authorized amount of, any Senior Dividend Stock or Senior Liquidation Stock, or any security convertible into such Senior Dividend Stock or Senior Liquidation Stock. A class vote on the part of the Series B Convertible Preferred Stock shall, without limitation, specifically not be deemed to be required (except as otherwise required by law or resolution of the Board of Directors) in connection with (a) the authorization, issuance or increase in the authorized amount of any shares of any other class or series of stock which ranks junior to, or on a parity with, the Series B Convertible Preferred Stock in respect of the payment of dividends and distributions upon liquidation, dissolution or winding up of the Corporation or (b) the authorization, issuance or increase in the amount of any bonds, mortgages, debentures or other obligations of the Corporation.

                   (d) Voting Rights after Occurrence of a Specified Corporate
            Action. Following the occurrence of a Specified Corporate Action, the holders of shares of Series B Convertible Preferred Stock shall have the right to vote as a class with the holders of Common Stock and Class D Common Stock on all matters as to which the holders of Common Stock are entitled to vote, whether by law or otherwise. In connection with such rights to vote, each holder of Series B Convertible Preferred Stock shall have the number of votes for each share held equal to the number of shares of Common Stock then exchangeable for the shares of Class D Common Stock into which such share is then convertible.

                10. Outstanding Shares. For purposes of these Articles Supplementary, all shares of Series B Convertible Preferred Stock issued by the Corporation shall be deemed outstanding except (i) from the date fixed for redemption pursuant to Section 6 hereof, all shares of Series B Convertible Preferred Stock that have been so called for redemption under Section 6, to the extent provided thereunder; (ii) from the date of surrender of certificates representing shares of Series B Convertible Preferred Stock, all shares of Series B Convertible Preferred Stock converted into Class D Common Stock or repurchased pursuant to Section 7 hereof; and (iii) from the date of registration of transfer, all shares of Series B Convertible Preferred Stock held of record by the Corporation or any majority-owned subsidiary of the Corporation.

                11. Transfer Restrictions.

                   (a) Legends on Series B Convertible Preferred Stock and
            Common Stock. The certificates representing shares of Series B Convertible Preferred Stock shall, unless otherwise agreed by the Corporation and the holders of any such certificates, bear a legend substantially to the following effect:

                        "THE SHARES REPRESENTED BY THIS CERTIFICATE AND ANY
                SECURITIES ISSUABLE UPON CONVERSION OR EXCHANGE HEREOF MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, OR (ii) AN APPLICABLE EXEMPTION FROM REGISTRATION THEREUNDER. ANY SALE PURSUANT TO CLAUSE (ii) OF THE PRECEDING SENTENCE MUST BE ACCOMPANIED BY AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO ALEXANDER & ALEXANDER SERVICES INC. TO THE EFFECT THAT SUCH EXEMPTION FROM REGISTRATION IS AVAILABLE IN CONNECTION WITH SUCH SALE. IN ADDITION, THE VOTING, SALE, ASSIGNMENT, TRANSFER, PLEDGE OR HYPOTHECATION OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS FURTHER SUBJECT TO RESTRICTIONS WHICH ARE CONTAINED IN THE CHARTER OF ALEXANDER & ALEXANDER SERVICES INC., IN THE ARTICLES SUPPLEMENTARY GOVERNING THESE SHARES AND IN A STOCK PURCHASE AND SALE AGREEMENT DATED AS OF JUNE 6, 1994, A COPY OF EACH OF WHICH IS ON FILE WITH ALEXANDER & ALEXANDER SERVICES INC. AND WILL BE FURNISHED BY THE CORPORATION TO THE STOCKHOLDER ON REQUEST AND WITHOUT CHARGE."

                   (b) Transfer Agent Requirements. The transfer agent for the
            Series B Convertible Preferred Stock shall not be required to accept for registration of transfer any shares of Series B Convertible Preferred Stock bearing the legend contained in paragraph (a) above, except upon presentation of satisfactory evidence that the restrictions on transfer of shares of the Series B Convertible Preferred Stock referred to in the legend in paragraph (a) have been complied with, all in accordance with such reasonable regulations as the Corporation may from time to time agree with the transfer agent for shares of the Series B Convertible Preferred Stock.

                12. Status of Acquired Shares. Shares of Series B Convertible Preferred Stock redeemed or repurchased by the Corporation, received upon conversion pursuant to Section 8 or otherwise acquired by the Corporation will be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to class, and may thereafter be issued, but not as shares of Series B Convertible Preferred Stock.

                13. Special Covenants. The Corporation shall not on or after June 1, 1994 issue or sell any shares of any Senior Dividend Stock or Senior Liquidation Stock.

                14. Permissible Distributions. In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares or otherwise, is permitted under the Maryland General Corporation Law, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of Series B Convertible Preferred Stock whose preferential rights upon dissolution are superior to those receiving the distribution shall not be added to the Corporation's total liabilities.

                15. Preemptive Rights. Holders of shares of Series B Convertible Preferred Stock are not entitled to any preemptive or subscription rights in respect of any securities of the Corporation.

                16. Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

        SECOND: The Series B Convertible Preferred Stock has been classified by the Board of Directors under a power contained in the Charter.

        THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

        FOURTH: The undersigned acknowledges these Articles Supplementary to be the act of the Corporation and states as to all matters and facts required to be verified under oath that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and such statement is made under penalties for perjury.

        IN WITNESS WHEREOF, these Articles Supplementary are executed on behalf of the Corporation by its President and attested by its Secretary this
day of         , 1994.

                                          ALEXANDER & ALEXANDER SERVICES INC.

                                          BY:
                                              ---------------------------------

                                          Name:

                                          Title:

ATTEST:
       ---------------------------------
Name:

Title:

                                                                     APPENDIX IV



                          CS FIRST BOSTON CORPORATION
                              55 EAST 52ND STREET
                               PARK AVENUE PLAZA
                              NEW YORK, NY 10055

June 10, 1994
Board of Directors
  ALEXANDER & ALEXANDER SERVICES INC.
  1211 Avenue of the Americas
  New York, NY 10036
Gentlemen:

        This will confirm the oral opinion we rendered on June 7, 1994 with respect to the fairness to Alexander & Alexander Services Inc. ("A&A" or "you") from a financial point of view of the consideration to be received by A&A pursuant to the terms of a Stock Purchase and Sale Agreement, dated as of June 6, 1994 (the "Purchase Agreement"), providing for the sale of preferred stock of A&A to American International Group, Inc. ("AIG"). As more fully described in and subject to the terms and conditions of the Purchase Agreement, it is proposed that AIG acquire an aggregate of 4,000,000 shares of newly authorized 8% Series B Cumulative Convertible Preferred Stock, $1.00 par value per share, of A&A for $50.00 per share, representing an aggregate purchase price of $200 million. The proposed transaction is referred to herein as the "Financing".

        In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to A&A. We have also reviewed certain other information, including financial forecasts for 1994, provided to us by A&A, and met with A&A's management to discuss the business and prospects of A&A. We have considered in our analysis certain factors currently affecting A&A and the potential impact of such factors on A&A as described by management, including the amount and timing of A&A's need for additional equity capital. We have also considered certain financial and stock market data for A&A, and we have compared that data with similar data for other publicly traded companies in businesses similar to those of A&A. We have also considered the financial terms of certain other significant equity investments in other publicly traded companies. We have also considered such other information, financial studies, analyses, and investigations and financial, economic and market criteria which we deem relevant.

        In connection with our review, we have not independently verified any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecast furnished by management, we have assumed that it has been reasonably prepared on bases reflecting the best currently available estimates and judgments of A&A's management as to the future financial performance of A&A. With your consent, we have assumed that A&A will not be required to make any payments to AIG pursuant to Section 6.o of the Purchase Agreement. We have further assumed that A&A will be able to obtain the reinsurance or insurance arrangement required to satisfy the condition set forth in Section 3.a.8. of the Purchase Agreement on commercially reasonable terms or that another such commercially reasonable arrangement will be in place by the closing of the Financing and that fees of $1.5 million will be paid to AIG.

        In addition, we have not made an independent evaluation or appraisal of the assets or liabilities of A&A, nor have we been furnished with any such appraisals. In accordance with your instructions, we did not solicit third-party indications of interest in alternatives to the Financing, including alternative purchasers of A&A's securities or potential acquirors for all or any part of the business or assets of A&A. Our opinion is necessarily based solely on information available to us and financial conditions and other circumstances existing on the date hereof.

ALEXANDER & ALEXANDER SERVICES INC.
June 10, 1994
Page 2


        We are acting as financial advisor to A&A in connection with the Financing and will receive a fee for our services. We will also receive a fee for rendering this opinion. In the ordinary course of business we actively trade the debt and equity securities of both A&A and AIG for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be received by A&A pursuant to the Financing is fair to A&A from a financial point of view.

Very truly yours,


CS FIRST BOSTON CORPORATION


By: /s/ DAVID A. DENUNZIO
    -----------------------
Name:   David A. DeNunzio
Title:  Managing Director

                      ALEXANDER & ALEXANDER SERVICES INC.
              Proxy Solicited on Behalf of the Board of Directors
                       for Special Meeting July 15, 1994


          PROXY

          The undersigned hereby constitutes and appoints ROBERT E. BONI and VINCENT R. McLEAN, and each of them, each with full power to appoint his substitute to vote at the Special Meeting of Stockholders to be held at The Equitable Center Auditorium, 787 Seventh Avenue (between W. 51st and W. 52nd Streets), New York, New York at 11:00 A.M. on July 15, 1994 or any adjournment thereof (1) on the matters listed below and more fully described in the Proxy Statement accompanying this Form of Proxy and (2) in their discretion on such other matters as may properly come before the meeting.

          A Vote FOR is recommended by the Board of Directors:
          1. Proposal to approve the Stock Purchase and Sale Agreement, dated as of June 6, 1994, between the Company and American International Group, Inc. and the performance by the Company of all transactions and acts on the part of the Company contemplated thereby ("Proposal 1").
          2. Proposal to approve certain amendments (together, the "Charter Amendment") to the Company's charter to (i) increase the number of authorized shares of stock of the Company,
              (ii) establish the terms of the Class D Stock and (iii) effect other minor amendments ("Proposal 2").

          You are encouraged to specify your choice by marking the appropriate boxes, SEE REVERSE SIDE--but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. If the boxes are not marked as to a proposal, this proxy will be voted for the proposal. Your shares cannot be voted by proxy unless you sign and return this card. SEE REVERSE SIDE

       -----------------------------------------------------------------
       /X/  Please mark your votes as in this example.
           This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.
       If no direction is made, this proxy will be voted FOR Proposal 1 and FOR Proposal 2.

       -----------------------------------------------------------------
        The Board of Directors recommends a vote FOR Proposals 1 and 2.
       -----------------------------------------------------------------

                     FOR  AGAINST  ABSTAIN                 FOR  AGAINST  ABSTAIN

   1. Proposal 1     / /   / /     / /     2. Proposal 2   / /    / /     / /


- -----------------------------------------------------------------------------

           Please sign exactly as name appears at left. Joint owners
          should each sign. When signing as attorney, administrator, trustee or guardian, please give full title as such.


          ----------------------------------------------------------------

          ----------------------------------------------------------------
                 SIGNATURE(S)                                  DATE